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As filed with the Securities and Exchange Commission on September 13, 2013

Registration No. 333-190019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHS INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0251095 (I.R.S. Employer Identification Number)	5150 (Primary Standard Industrial Classification Code Number)

5500 Cenex Drive Inver Grove Heights, Minnesota 55077 (651) 355-6000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	Lisa Zell
Executive Vice President and General Counsel
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(651) 355-6831
Fax (651) 355-4554
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David P. Swanson Shawna L.F. Anderson Dorsey & Whitney LLP 50 South Sixth Street Minneapolis, Minnesota 55402 (612) 340-2600 Fax (612) 340-2868	Edward F. Petrosky Samir A. Gandhi Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300 Fax (212) 839-5599

                 Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class B Cumulative Redeemable Preferred Stock, Series 1	10,000,000	$25.00	$250,000,000	$34,100

(1)
Includes shares of Class B Cumulative Redeemable Preferred Stock, Series 1, which may be purchased by the underwriters to cover their over-allotment option to purchase additional shares of Class B Cumulative Redeemable Preferred Stock, Series 1.

(2)
Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Previously paid.

                 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated September 13, 2013

PROSPECTUS

8,695,000 Shares

CHS INC.

Class B Cumulative Redeemable Preferred Stock, Series 1
(Liquidation Preference Equivalent to $25.00 Per Share)

                 Dividends on Class B Cumulative Redeemable Preferred Stock, Series 1 (the "Class B Preferred Stock"), of CHS Inc. ("CHS") will be cumulative and will be payable quarterly in arrears, if, when and as declared by our Board of Directors, at the rate of        % per annum of the liquidation preference of $25.00 per share (equivalent to $            per share per annum). See "Description of Class B Preferred Stock—Dividends."

                 The Class B Preferred Stock will not be redeemable prior to                        , 2023. On                        and after                        2023, the Class B Preferred Stock may be redeemed for cash at the option of CHS, in whole or in part, at a per share redemption price equal to the per share liquidation preference of $25.00, plus accumulated and unpaid dividends, if any, thereon to and including the date of redemption. The Class B Preferred Stock will not have a stated maturity and, except in connection with certain change of control transactions, holders thereof will not have the right to require CHS to redeem their Class B Preferred Stock at any time. The Class B Preferred Stock, by its terms, will not be convertible into or exchangeable for any property or securities of CHS. See "Description of Class B Preferred Stock—Redemption—Redemption at our Option."

                 The Class B Preferred Stock is a new issue of securities and, prior to this offering, there has been no established trading market for the Class B Preferred Stock. The Class B Preferred Stock has been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, under the symbol "CHSCO". The Class B Preferred Stock has not been rated by any nationally recognized statistical rating agency.

                 Investing in the Class B Preferred Stock involves risks. You should carefully consider the risks under "Risk Factors" beginning on page 10 of this prospectus and in the documents we have filed with the Securities and Exchange Commission ("SEC") that are incorporated by reference in this prospectus before making a decision to purchase the Class B Preferred Stock.

	Per Share	Total(3)
Public offering price(1)	$	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to CHS Inc.	$	$

(1)
Plus accumulated dividends from, and including,                        , 2013 if settlement occurs after that date.

(2)
See "Underwriting" for disclosure regarding the underwriting discount and certain expenses payable to the underwriters.

(3)
Assumes no exercise of the underwriters' over-allotment option described below.

                 We have granted the underwriters the right to purchase up to 1,304,250 additional shares of the Class B Preferred Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any.

                 Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 It is expected that delivery of the Class B Preferred Stock will be made on or about                        , 2013 against payment therefor in immediately available funds.

BofA Merrill Lynch	Wells Fargo Securities

D.A. Davidson & Co.

The date of this prospectus is                        , 2013

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

              You should rely only on the information that is contained or incorporated by reference in this prospectus. We have not and the underwriters have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities sold on a later date.

              References in this prospectus, and the documents incorporated by reference in this prospectus, to "CHS," "we," "our" and "us" refer to CHS Inc., a Minnesota cooperative corporation, and its subsidiaries. We maintain a web site at http://www.chsinc.com. Information contained in our website does not constitute part of, and is not incorporated by reference into, this prospectus.

ii

PROSPECTUS SUMMARY

              The following summary highlights information we present in greater detail elsewhere in this prospectus and in the information incorporated by reference into this prospectus. This summary may not contain all of the information that is important to you and you should carefully consider all of the information contained or incorporated by reference in this prospectus. This prospectus contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference into this prospectus.

CHS Inc.

              CHS Inc. (referred to herein as "CHS," "we" or "us") is one of the nation's leading integrated agricultural companies. As a cooperative, we are owned by farmers and ranchers and their member cooperatives (referred to herein as "members") across the United States. We also have preferred stockholders that own shares of our 8% Cumulative Redeemable Preferred Stock, which is listed on the NASDAQ Global Select Market under the symbol CHSCP. On May 31, 2013, we had 12,272,003 shares of 8% Cumulative Redeemable Preferred Stock outstanding. We buy commodities from and provide products and services to patrons (including our members and other non-member customers), both domestic and international. We provide a wide variety of products and services, from initial agricultural inputs such as fuels, farm supplies, crop nutrients and crop protection products, to agricultural outputs that include grains and oilseeds, grain and oilseed processing and food products. A portion of our operations are conducted through equity investments and joint ventures whose operating results are not fully consolidated with our results; rather, a proportionate share of the income or loss from those entities is included as a component in our net income under the equity method of accounting. For the fiscal year ended August 31, 2012, our total revenues were $40.6 billion and net income attributable to CHS Inc. was $1.3 billion.

              We have aligned our segments based on an assessment of how our businesses operate and the products and services they sell.

              Our Energy segment derives its revenues through refining, wholesaling and retailing of petroleum products. Our Ag segment derives its revenues through the origination and marketing of grain, including service activities conducted at export terminals, through the wholesale sales of crop nutrients, from the sales of soybean meal and soybean refined oil and through the retail sales of petroleum and agronomy products, processed sunflowers, feed and farm supplies, and records equity income from investments in our grain export joint venture and other investments. We include other business operations in Corporate and Other because of the nature of their products and services, as well as the relative revenues of those businesses. These businesses primarily include our financing, insurance, hedging and other service activities related to crop production. In addition, our wheat milling and packaged food operations are included in Corporate and Other, as those businesses are conducted through non-consolidated joint ventures.

              Membership in CHS is restricted to certain producers of agricultural products and to associations of producers of agricultural products that are organized and operating so as to adhere to the provisions of the Agricultural Marketing Act and the Capper-Volstead Act, as amended. Our Board of Directors may establish other qualifications for membership from time to time as it may deem advisable.

              Our earnings from cooperative business are allocated to members (and to a limited extent, to non-members with which we have agreed to do business on a patronage basis) based on the volume of business they do with us. We allocate these earnings to our patrons in the form of patronage refunds (which are also called patronage dividends) in cash and patrons' equities (capital equity certificates), which may be redeemed over time solely at the discretion of our Board of Directors. Earnings derived from non-members, which are not allocated patronage, are taxed at federal and state statutory corporate rates and are retained by us as unallocated capital reserve. We also receive patronage refunds from the cooperatives in which we are a member, if those cooperatives have earnings to distribute and if we qualify for patronage refunds from them.

              Our origins date back to the early 1930s with the founding of the predecessor companies of Cenex, Inc. and Harvest States Cooperatives. CHS Inc. emerged as the result of the merger of those two entities in 1998, and is headquartered in Inver Grove Heights, Minnesota.

Energy

              We are the nation's largest cooperative energy company based on revenues and identifiable assets, with operations that include petroleum refining and pipelines; the supply, marketing (including ethanol and biodiesel) and distribution of refined fuels (gasoline, diesel fuel and other energy products); the blending, sale and distribution of lubricants; and the wholesale supply of propane. Our Energy segment processes crude oil into refined petroleum products at refineries in Laurel, Montana (wholly-owned) and McPherson, Kansas (an entity in which we currently have an approximate 79.2% ownership interest) and sells those products under the Cenex® brand to member cooperatives and others through a network of approximately 1,350 independent retail sites, of which 75% are convenience stores marketing Cenex® branded fuels. For fiscal 2012, our Energy revenues, after elimination of inter-segment revenues, were $12.3 billion and were primarily from gasoline and diesel fuel.

              In fiscal 2012, we began a project to replace a coker at one of our refineries with an expected total cost of $555.0 million and expected completion in fiscal 2015, of which $131.7 million has been expended as of May 31, 2013. In fiscal 2013, we began a $327.0 million expansion at National Cooperative Refinery Association's (NCRA) McPherson, Kansas refinery which is anticipated to be completed in fiscal 2016.

Ag

              Our Ag segment includes crop nutrients, country operations, grain marketing and processing and food ingredients. Our revenues in our Ag segment primarily include grain sales, which were $20.6 billion for fiscal 2012 after elimination of inter-segment revenues.

              Crop Nutrients.    We believe our North America wholesale crop nutrients business is one of the largest wholesale fertilizer businesses in the U.S. based on tons sold and accounts for approximately 11% of the U.S. market. Tons sold include sales to our country operations business. There is significant seasonality in the sale of agronomy products and services, with peak activity coinciding with the planting seasons. There is also significant volatility in the prices for the crop nutrient products we purchase and sell.

              We are currently taking steps toward construction of a more than $1 billion nitrogen fertilizer manufacturing plant to be located at Spiritwood, North Dakota, which would provide the region's farmers with enhanced supplies of crop nutrients essential to raising corn and other crops. We plan to spend up to $25 million on an engineering design study to determine the feasibility of the project. We expect the study to be completed in the fall of 2013.

              Country Operations.    Our country operations business purchases a variety of grains from our producer members and other third parties, and provides cooperative members and customers with access to a full range of products, programs and services for production agriculture. Country operations operates 402 locations through 69 business units, the majority of which have local producer boards dispersed throughout Colorado, Idaho, Illinois, Iowa, Kansas, Minnesota, Montana, Nebraska, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Michigan and Washington. Most of these locations purchase grain from farmers and sell agronomy, energy, feed and seed products to those same producers and others, although not all locations provide every product and service.

              Grain Marketing.    We are the nation's largest cooperative marketer of grain and oilseed based on grain storage capacity and grain sales, handling over 2.0 billion bushels annually. During fiscal 2012, we purchased approximately 54% of our total grain volumes from individual and cooperative association members and our country operations business, with the balance purchased from third parties. We arrange for the transportation of the grains either directly to customers or to our owned or leased grain terminals and elevators awaiting delivery to domestic and foreign purchasers. We primarily conduct our grain marketing operations directly, but do conduct some of our business through TEMCO, LLC (TEMCO), a 50% joint venture with Cargill, Incorporated (Cargill).

              Processing and Food Ingredients.    Our Processing and Food Ingredients business operates globally and converts soybeans into soybean meal, soyflour, crude soybean oil, refined soybean oil and associated by-products. We then further process soyflour for use in the food/snack industry.

Corporate And Other

              Corporate and Other primarily represents the non-consolidated wheat milling and packaged food joint ventures, as well as our business solutions operations, which consist of commodities hedging, insurance and financial services related to crop production.

              Horizon Milling, LLC and Horizon Milling G.P. are flour milling joint ventures with Cargill, of which we own 24%. On March 4, 2013, we entered into a definitive agreement with Cargill and ConAgra Foods, Inc. to form Ardent Mills, a joint venture combining the North American flour milling operations of the three parent companies, including the Horizon Milling, LLC and Horizon Milling G.P. assets, with CHS holding a 12% interest. Upon closing, Ardent Mills is expected to be financed with funds from third-party borrowings, which would not require credit support from the owners. The borrowings are anticipated to be no less than $600 million with proceeds distributed to each owner in proportion to the ownership interests, adjusted for any deviations in specified working capital target amounts. The transaction is expected to close in our fiscal 2014, subject to financing and certain other customary closing conditions. In connection with the closing, the parties will also enter into various ancillary and non-compete agreements, including, among other things, an agreement for CHS to supply Ardent Mills with certain wheat and durum products.

Principal Executive Offices

              Our principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077, and our telephone number at that address is (651) 355-6000.

Recent Events

              In June 2013, we terminated and replaced both of the existing revolving credit facilities with a new five-year revolving facility with a committed amount of $2.5 billion, with a syndication of domestic and international banks, including Bank of America, National Association, Wells Fargo Bank, N.A., as syndication agent, and Wells Fargo Securities, LLC, each of whom is an affiliate of one of the representatives of the underwriters. The financial covenants for the new revolving facility are substantially consistent with those applicable to the replaced facilities.

              We are currently in the process of negotiating a Pre-Export Credit Agreement with various lenders in a syndicated facility for our wholly-owned Brazilian subsidiary, CHS Agronegocio Industria e Comercio Ltda ("CHS Agronegocio"). We anticipate that the size of the facility will be $250 million with a three-year term. We currently expect to enter into the new facility in September 2013. If consummated, the purpose of the facility will be to provide financing for the working capital needs of

CHS Agronegocio arising from its purchases and sales of grains, fertilizers and other agricultural products. We expect to provide an unconditional guarantee of the obligations of CHS Agronegocio under the facility. There can be no assurance that we will enter into this facility on the terms described herein, or at all.

              In March 2013, we issued $100 million of notes with a fixed interest rate of 4.71%, which mature in fiscal 2033, in a private placement to institutional investors.

              In July 2013, we issued $80 million and $100 million of notes with fixed interest rates of 3.85% and 3.80%, respectively, which mature in fiscal 2025, in two private placements to institutional investors.

              On July 10, 2013, we announced that Timothy Skidmore accepted the position of Executive Vice President and Chief Financial Officer effective August 19, 2013. Mr. Skidmore's appointment was approved by our Board of Directors on July 10, 2013. Mr. Skidmore replaced the former Chief Financial Officer, David A. Kastelic, who agreed to remain with us to assist in the transition of responsibilities until September 3, 2013, when he effectively retired from CHS. In this role, Mr. Skidmore now serves as our principal financial officer for SEC reporting purposes.

              On July 10, 2013, our Board of Directors adopted resolutions to amend the terms of our 8% Cumulative Redeemable Preferred Stock such that, effective as of July 10, 2013, shares of our 8% Cumulative Redeemable Preferred Stock then outstanding may not be redeemed at our option until July 18, 2023.

The Offering

Issuer	CHS Inc., a Minnesota cooperative corporation.
Securities Offered

8,695,000 shares (or 9,999,250 shares if the underwriters' over-allotment option is exercised in full) of Class B Cumulative Redeemable Preferred Stock, Series 1, which we refer to in this prospectus as the Class B Preferred Stock.

Ranking

With respect to the payment of dividends and amounts payable upon liquidation, the Class B Preferred Stock will rank (i) senior to any patronage refund, patrons' equities, and any other class or series of our capital stock or equity capital designated by our Board of Directors as junior to the Class B Preferred Stock, (ii) junior to all shares of capital stock or equity capital of CHS which, by their terms, rank (with the approval of the holders of a majority of the outstanding shares of Class B Preferred Stock) senior to the Class B Preferred Stock and (iii) on a parity with the 8% Cumulative Redeemable Preferred Stock and all other shares of capital stock or equity capital of CHS other than shares of capital stock or equity capital of CHS which, by their terms, rank junior or (with the approval of the holders of a majority of the outstanding shares of Class B Preferred Stock) senior to the Class B Preferred Stock. See "Description of Class B Preferred Stock—Ranking."

Dividends

Dividends on the Class B Preferred Stock will be cumulative from and including                        , 2013 and, if, when and as declared by our Board of Directors, will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2013, at the rate of      % of the liquidation preference of $25.00 per share per annum (equivalent to $        per share per annum). Dividends on the Class B Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. See "Description of Class B Preferred Stock—Dividends."

Liquidation Preference

In the event of our liquidation, holders of shares of Class B Preferred Stock are entitled to receive $25.00 per share plus all dividends accumulated and unpaid on the shares to and including the date of liquidation, subject, however, to the rights of any of our debt and any capital stock or equity capital that rank senior to or on parity with the Class B Preferred Stock.

Redemption at Our Option

The Class B Preferred Stock will not be redeemable prior to                        , 2023. On and after                        , 2023, the Class B Preferred Stock will be redeemable for cash at our option, in whole or in part, at a per share price equal to the per share liquidation preference of $25.00 per share, plus all dividends accumulated and unpaid on that share to and including the date of redemption. Redemption of the Class B Preferred Stock will be a taxable event for federal income tax purposes. See "Description of Class B Preferred Stock—Redemption—Redemption At Our Option."

Redemption at the Holder's Option

In the event a change in control (as defined herein) is approved by our Board of Directors, holders of the Class B Preferred Stock will have the right, for a period of 90 days from the date of the change in control, to require us to redeem their shares of Class B Preferred Stock, for cash, at a per share price equal to the per share liquidation preference of $25.00 per share, plus all dividends accumulated and unpaid on that share to and including the date of redemption. "Change in control" is defined in "Description of Class B Preferred Stock—Redemption At the Holder's Option."

Voting Rights

Holders of the Class B Preferred Stock do not have voting rights, except as required by applicable law; provided, that the affirmative vote of a majority of the outstanding shares of Class B Preferred Stock will be required to approve (i) any amendment to our articles of incorporation or the resolutions establishing the terms of the Class B Preferred Stock if the amendment adversely affects the powers, rights or preferences of the holders of the Class B Preferred Stock; or (ii) the creation of any class or series of capital stock, equity capital or patrons' equities having rights senior to the Class B Preferred Stock as to the payment of dividends or distribution of assets upon our liquidation, dissolution or winding up.

No Exchange or Conversion Rights; No Sinking Fund

Shares of the Class B Preferred Stock are not exchangeable for or convertible into any other shares of our capital stock or any other securities or property. The Class B Preferred Stock is not subject to the operation of any purchase, retirement or sinking fund.

Listing

The Class B Preferred Stock is a new issue of securities and, prior to this offering, there has been no established trading market for the Class B Preferred Stock. The Class B Preferred Stock has been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, under the symbol "CHSCO".

Form

The Class B Preferred Stock will be issued in the form of a fully registered global certificate that is deposited with a custodian for, and registered in the name of, The Depository Trust Company ("DTC") or its nominee, Cede & Co. Interests in a global certificate may also be held through Clearstream Banking, société anonyme ("Clearstream"), and Euroclear Bank, S.A./N.V. ("Euroclear").

Use of Proceeds

We intend to use the net proceeds from the sale of the Class B Preferred Stock, after deducting the underwriting discount and offering expenses payable by us, estimated to be approximately $         million (or $         million if the underwriters' over-allotment option is exercised in full), for general corporate purposes, which may include partially funding the replacement of a coker at one of our refineries with an expected total cost of $555.0 million and expected completion in fiscal 2015, with $131.7 million expended as of May 31, 2013, or partially funding a $327.0 million expansion at NCRA's McPherson, Kansas refinery which is anticipated to be completed in fiscal 2016. See "Use of Proceeds."

Risk Factors	Ownership of our Class B Preferred Stock involves risks. See "Risk Factors" beginning on page 10 of this prospectus and in the documents we file with the SEC that are incorporated herein by reference.

Summary Consolidated Financial Data

              The summary financial information below has been derived from our consolidated financial statements for the periods indicated below. The selected consolidated financial information for the nine months ended and as of May 31, 2013 and 2012, and the years ended August 31, 2012, 2011 and 2010 and as of August 31, 2012 and 2011, should be read in conjunction with our consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2013 and our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as well as the related management's discussion and analysis thereof, incorporated by reference in this prospectus. The selected consolidated financial information for the years ended August 31, 2009 and 2008 and as of August 31, 2010, 2009 and 2008 should be read in conjunction with our audited consolidated financial statements and notes thereto, as well as the related management's discussion and analysis thereof, not included or incorporated by reference in this prospectus. In the opinion of our management, the interim financial data for the periods ended May 31, 2013 and 2012 was prepared on the same basis as the annual historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results for the nine-month period ended May 31, 2013 are not necessarily indicative of the results that may be expected for the full fiscal year.

	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)
Income Statement Data:
Revenues	$33,528,872	$29,600,926	$40,599,286	$36,915,834	$25,267,931	$25,729,916	$32,167,461
Cost of goods sold	32,055,796	28,113,086	38,588,143	35,512,988	24,397,410	24,849,901	30,993,899

Gross profit	1,473,076	1,487,840	2,011,143	1,402,846	870,521	880,015	1,173,562
Marketing, general and administrative	397,931	368,300	498,233	438,498	366,582	355,299	329,965

Operating earnings	1,075,145	1,119,540	1,512,910	964,348	503,939	524,716	843,597
Loss (gain) on investments	(199)	446	5,465	(126,729)	(29,433)	56,305	(29,193)
Interest, net	186,989	126,556	193,263	74,835	58,324	70,487	76,460
Equity income from investments	(72,406)	(68,885)	(102,389)	(131,414)	(108,787)	(105,754)	(150,413)

Income before income taxes	960,761	1,061,423	1,416,571	1,147,656	583,835	503,678	946,743
Income taxes	87,033	86,588	80,852	86,628	48,438	63,304	71,861

Net income	873,728	974,835	1,335,719	1,061,028	535,397	440,374	874,882
Net income attributable to noncontrolling interests	4,139	75,095	75,091	99,673	33,238	58,967	71,837

Net income attributable to CHS Inc.	$869,589	$899,740	$1,260,628	$961,355	$502,159	$381,407	$803,045

Balance Sheet Data (at end of period):
Working capital	$2,959,840	$2,854,602	$2,848,462	$2,776,492	$1,603,994	$1,626,352	$1,738,600
Net property, plant and equipment	3,044,582	2,706,674	2,786,324	2,420,214	2,253,071	2,099,325	1,948,305
Total assets	12,877,809	11,473,354	13,423,151	12,217,010	8,666,128	7,869,845	8,771,978
Long-term debt, including current maturities	1,484,057	1,481,376	1,440,353	1,501,997	986,241	1,071,953	1,194,855
Total equities	5,006,853	4,377,326	4,473,323	4,265,320	3,604,451	3,333,164	3,161,418
Ratio of earnings to fixed charges and preferred dividends(1)	8.5x		9.6x	8.8x	5.5x	4.6x	7.4x

(1)
For purposes of computing the ratio of earnings to fixed charges and preferred dividends, earnings consist of income from continuing operations before income taxes on consolidated operations, distributed income from equity investees and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, considered representative of that portion of rental expense estimated to be attributable to interest. Interest costs of $126.3 million, $67.5 million, and $113.2 million for the nine months ended May 31, 2013 and 2012, and the year ended August 31, 2012, respectively, associated with our commitment to purchase the NCRA noncontrolling interests, were excluded from interest expense for purposes of computing the ratio of earnings to fixed charges and preferred dividends.

Change in Accounting—Comprehensive Income

              The following table sets forth selected financial information that has been revised to reflect the adoption of a new accounting principle. In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ("ASU") No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU No. 2011-05"). ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of stockholders' equity. ASU No. 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We adopted ASU No. 2011-05, as amended by ASU No. 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05," during the first quarter of fiscal 2013. The following selected financial information revises our annual information for the periods presented to apply the new presentation required by this pronouncement.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	For the Years Ended August 31
	2012	2011	2010
	(Dollars in thousands)
Net income	$1,335,719	$1,061,028	$535,397
Other comprehensive (loss) income, net of tax:
Prior service credit (cost), net of tax expense (benefit) of $271, $(548), and $(154) in 2012, 2011 and 2010, respectively	476	(864)	(238)
Amortization of prior service cost, net of tax expense of $712, $914, and $957 in 2012, 2011 and 2010, respectively	1,253	1,440	1,478
Amortization of net transition obligation, net of tax expense of $394, $363, and $368 in 2012, 2011 and 2010, respectively	694	573	568
Net actuarial (loss) gain, net of tax (benefit) expense of $(29,080), $10,208 and $(36,433) in 2012, 2011 and 2010, respectively	(51,189)	16,079	(56,298)
Amortization of net actuarial gain, net of tax expense of $5,993, $6,839, and $4,415 in 2012, 2011 and 2010, respectively	10,550	10,773	6,823
Unrealized net gain (loss) on available for sale investments, net of tax expense (benefit) of $199, $445 and $(477) in 2012, 2011 and 2010, respectively	355	716	(750)
Cash flow hedges, net of tax expense (benefit) of $449, $(2,180) and $227 in 2012, 2011 and 2010, respectively	586	(3,424)	356
Energy derivative instruments qualified for hedge accounting, net of tax expense (benefit) of $1,540 and $(1,540) in 2011 and 2010, respectively		2,419	(2,419)
Foreign currency translation adjustment, net of tax (benefit) expense of $(3,699), $2,842 and $(791) in 2012, 2011 and 2010, respectively	(5,855)	4,464	(1,242)

Other comprehensive (loss) income, net of tax	(43,130)	32,176	(51,722)

Comprehensive income	1,292,589	1,093,204	483,675
Less: comprehensive income attributable to noncontrolling interests	75,091	101,458	30,513

Comprehensive income attributable to CHS Inc.	$1,217,498	$991,746	$453,162

RISK FACTORS

              Any investment in the Class B Preferred Stock involves a high degree of risk. You should carefully consider all of the information contained or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or otherwise adversely affect us. If any of those risks actually occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected and our ability to pay dividends on, or make other payments with respect to, the Class B Preferred Stock could be impaired, which we refer to collectively as a "material adverse effect on us," or comparable language, below. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Risks Related to our Operations

Our revenues, results of operations and cash flows could be materially and adversely affected by changes in commodity prices, as well as global and domestic economic downturns and risks.

              Our revenues, results of operations and cash flows are affected by market prices for commodities such as crude oil, natural gas, fertilizer, grain, oilseed, flour and crude and refined vegetable oils. Commodity prices generally are affected by a wide range of factors beyond our control, including weather, disease, insect damage, drought, the availability and adequacy of supply, government regulation and policies, and general political and economic conditions. For example, as a result of drought conditions that have occurred in parts of the U.S., we are experiencing, and may in the future experience, diminished margins due to lower grain export volumes compared to prior historical periods. We are also exposed to fluctuating commodity prices as the result of our inventories of commodities, typically grain, fertilizer and petroleum products, and purchase and sale contracts at fixed or partially fixed prices. At any time, our inventory levels and unfulfilled fixed or partially fixed price contract obligations may be substantial. We have processes in place to monitor exposures to these risks and engage in strategies to manage these risks. If these controls and strategies are not successful in mitigating our exposure to these fluctuations, we could be materially and adversely affected. In addition, we are exposed to the risk of nonperformance by counterparties to contracts. Risk of nonperformance by counterparties includes the inability to perform because of a counterparty's financial condition and liquidity and also the risk that the counterparty will refuse to perform a contract during a period of price fluctuations where contract prices are significantly different than the current market prices. Increases in market prices for commodities that we purchase without a corresponding increase in the prices of our products or our sales volume or a decrease in our other operating expenses could reduce our revenues and net income. In addition, the level of demand for our products is affected by global and regional demographics and macroeconomic conditions, including population growth rates and changes in standards of living. A significant downturn in global economic growth or recessionary conditions in major geographic regions, may lead to a reduced demand for agricultural commodities, which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. Additionally, weak global conditions and adverse conditions in global financial markets may adversely impact the financial condition and liquidity of some of our customers, suppliers and other counterparties, which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

              Our revenues originated outside of the U.S. were approximately 7% of consolidated net sales in fiscal 2012 and one of our core strategic initiatives includes global expansion. As a result, we are exposed to risks associated with having increased global operations outside the U.S., including economic or political instability in the international markets in which we do business, including South America, Asia, and Europe.

              In our energy operations, profitability depends largely on the margin between the cost of crude oil that we refine and the selling prices that we obtain for our refined products. This margin reached historic highs in fiscal 2012, continuing into 2013, but has recently begun to decline back to levels prior to 2012. Although the prices for crude oil reached historical highs during 2008, the prices for both crude oil and for gasoline, diesel fuel and other refined petroleum products fluctuate widely. Factors influencing these prices, many of which are beyond our control, include:

  •
  levels of worldwide and domestic supplies;

  •
  capacities of domestic and foreign refineries;

  •
  the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) to agree to and maintain oil price and production controls, and the price and level of foreign imports;

  •
  disruption in supply;

  •
  political instability or armed conflict in oil-producing regions;

  •
  the level of consumer demand;

  •
  the price and availability of alternative fuels;

  •
  the availability of pipeline capacity; and

  •
  domestic and foreign governmental regulations and taxes.

              The long-term effects of these and other conditions on the prices of crude oil and refined petroleum products are uncertain and ever-changing. Increases in crude oil prices without a corresponding increase in the prices of our refined petroleum products would reduce our net income. Accordingly, we expect our margins on, and the profitability of our energy business to fluctuate, possibly significantly, over time.

Our revenues, results of operations and cash flows could be materially and adversely affected if our members were to do business with others rather than with us.

              We do not have an exclusive relationship with our members and our members are not obligated to supply us with their products or purchase products from us. Our members often have a variety of distribution outlets and product sources available to them. If our members were to sell their products to other purchasers or purchase products from other sellers, our revenues would decline and our results of operations and cash flows could be materially and adversely affected.

We participate in highly competitive business markets and we may not be able to continue to compete successfully, which would have a material adverse effect on us.

              We operate in several highly competitive business segments and our competitors may succeed in developing new or enhanced products that are better than ours, and may be more successful in marketing and selling their products than we are with ours. Competitive factors include price, service level, proximity to markets, product quality and marketing. In our business segments, we compete with certain companies that are larger, better known and have greater marketing, financial, personnel and other resources. As a result, we may not be able to continue to compete successfully with our competitors, which would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Changes in federal income tax laws or in our tax status could increase our tax liability and reduce our net income significantly.

              Current federal income tax laws, regulations and interpretations regarding the taxation of cooperatives, which allow us to exclude income generated through business with or for a member (patronage income) from our taxable income, could be changed. If this occurred, or if in the future we were not eligible to be taxed as a cooperative, our tax liability would significantly increase and our net income would significantly decrease.

We incur significant costs in complying with applicable laws and regulations. Any failure to make the capital investments necessary to comply with these laws and regulations could expose us to unanticipated expenditures and liabilities.

              We are subject to numerous federal, state and local provisions regulating our business and operations and we incur and expect to incur significant capital and operating expenses to comply with these laws and regulations. We may be unable to pass on those expenses to customers without experiencing volume and margin losses.

              We establish reserves for the future cost of known compliance obligations, such as remediation of identified environmental issues. However, these reserves may prove inadequate to meet our actual liability. Moreover, amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of currently unknown compliance issues may require us to make material expenditures or subject us to liabilities that we currently do not anticipate. Furthermore, our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines and injunctions, and recalls of our products. For example, we regularly maintain hedges to manage the price risks associated with our commercial operations. These transactions typically take place on the Chicago Mercantile Exchange (CME). Our hedging transactions and activities are subject to the rules and regulations of the CME and the U.S. Commodity Futures Trading Commission (CFTC). Both the CME and the CFTC have broad powers to review required records, investigate and enforce compliance and to punish noncompliance by entities subject to its jurisdiction. The failure to comply with such rules and regulations could lead to restrictions on our trading activities or subject us to enforcement action by the CFTC or a disciplinary action by the CME, which could lead to substantial sanctions.

              In July 2013, CHS received a letter from the CFTC requesting CHS to preserve, and to produce to the CFTC on a voluntary basis, documents concerning CHS's trading positions, including futures hedging transactions on the CME, for the period from January 1, 2010 through June 30, 2013. CHS is complying with this request. The CFTC has advised CHS that an order of investigation is in process, although the CFTC has not advised CHS of any specific activities of concern or of any specific rules or regulations that are the subject of the CFTC's inquiry. CHS is cooperating with the CFTC's inquiry. CHS also received a letter from the CME in June 2013 advising that its market surveillance department was reviewing certain of CHS's futures positions in April and May of 2013 and requesting that CHS produce relevant documents for its review, which CHS has produced. Any investigation or proceeding by the CME or the CFTC, whether successful or unsuccessful, could result in substantial costs, the diversion of resources, including management time, and potential harm to our reputation, all of which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Changing environmental and energy laws and regulation, may result in increased operating costs and capital expenditures and may have a material and adverse effect on us.

              New environmental laws and regulations, including new regulations relating to alternative energy sources and the risk of global climate change, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures.

              It is possible that some form of regulation will be forthcoming at the federal level in the United States with respect to emissions of greenhouse gases (GHGs) (including carbon dioxide, methane and nitrous oxides). Also, new federal or state legislation or regulatory programs that restrict emissions of GHGs in areas where we conduct business could adversely affect our operations and demand for our energy products, which would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. New legislation or regulator programs could require substantial expenditures for the installation and operation of systems and equipment that we do not currently possess or substantial modifications to existing equipment. The actual effects of climate change on our businesses are, however, unknown and undeterminable at this time.

              Pursuant to the Energy Independence and Security Act of 2007, the EPA has promulgated the Renewable Fuel Standard (RFS), which requires refiners to blend renewable fuels, such as ethanol and biodiesel, with their petroleum fuels or purchase renewable energy credits, known as RINs, in lieu of blending. The EPA generally establishes new annual renewable fuel percentage standards for each compliance year in the preceding year. We generate RINs in our marketing operations under the RFS, however it is not enough to meet the needs of our refining capacity and RINs must be purchased on the open market. Recently the price of RINs has been extremely volatile with prices increasing. As a result, the purchase of RINs could have a negative impact on our future refined fuels margins, the impact of which we are not able to estimate at this time.

Governmental policies and regulation affecting the agricultural sector and related industries could have a material adverse effect on us.

              The compliance burden and impact on our operations and profitability as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations are currently unknown, as the Dodd-Frank Act delegates to various federal agencies the task of implementing its many provisions through regulation. These efforts to change the regulation of financial markets may subject users of derivatives, such as CHS, to extensive oversight and regulation by the Commodities Futures Trading Commission (CFTC). Such initiatives could impose significant additional costs on us, including operating and compliance costs, and could materially affect the availability, as well as the cost and terms, of certain transactions. New federal regulations, studies and reports addressing all of the major areas of the new law, including the regulation of swaps and derivatives, are in the process of being finalized and adopted and we will continue to monitor these developments. Any of these matters could have material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Environmental liabilities could have a material adverse effect on us.

              Many of our current and former facilities have been in operation for many years and, over that time, we and other operators of those facilities have generated, used, stored and disposed of substances or wastes that are or might be considered hazardous under applicable environmental laws, including liquid fertilizers, chemicals and fuels stored in underground and above-ground tanks. Any past or future actions in violation of applicable environmental laws could subject us to administrative penalties, fines, other costs, such as capital expenditures, and injunctions. In addition, an owner or operator of contaminated property, and a party who sends hazardous materials to such site for treatment, storage, disposal or recycling, can be liable for the cost of investigation and remediation under environmental laws. In some instances, such liability exists regardless of fault. Moreover, future or unknown past releases of hazardous substances could subject us to private lawsuits claiming damages, including for bodily injury or property damage, and to adverse publicity, which would have a material adverse effect on us. Liabilities, including legal costs, related to remediation of contaminated properties are not recognized until the related costs are considered probable and can be reasonably estimated.

Actual or perceived quality, safety or health risks associated with our products could subject us to significant liability and damage our business and reputation.

              If any of our food or feed products became adulterated or misbranded, we would need to recall those items and could experience product liability claims if consumers were injured as a result. A widespread product recall or a significant product liability judgment could cause our products to be unavailable for a period of time or a loss of consumer confidence in our products. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our business and reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. In addition, general public perceptions regarding the quality, safety or health risks associated with particular food or feed products, such as concerns regarding genetically modified crops, could reduce demand and prices for some of the products associated with our businesses. To the extent that consumer preferences evolve away from products that our members or we produce for health or other reasons, such as the growing demand for organic food products, and we are unable to develop products that satisfy new consumer preferences, there will be a decreased demand for our products, which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Our financial results are susceptible to seasonality.

              Many of our business activities are highly seasonal and operating results vary throughout the year. Our income is generally lowest during the second fiscal quarter and highest during the third fiscal quarter. For example, in our Ag segment, our crop nutrients and country operations businesses generally experience higher volumes and income during the spring planting season and in the fall, which corresponds to harvest. Our grain marketing operations are also subject to fluctuations in volume and income based on producer harvests, world grain prices and demand. Our Energy segment generally experiences higher volumes and income in certain operating areas, such as refined products, in the summer and early fall when gasoline and diesel fuel usage is highest and is subject to global supply and demand forces. Other energy products, such as propane, may experience higher volumes and income during the winter heating and crop drying seasons.

Our operations are subject to business interruptions and casualty losses; we do not insure against all potential losses and could be seriously harmed by unanticipated liabilities.

              Our operations are subject to business interruptions due to unanticipated events such as explosions, fires, pipeline interruptions, transportation delays, equipment failures, crude oil or refined product spills, inclement weather and labor disputes. For example:

  •
  our oil refineries and other facilities are potential targets for terrorist attacks that could halt or discontinue production;

  •
  our inability to negotiate acceptable contracts with unionized workers in our operations could result in strikes or work stoppages;

  •
  our corporate headquarters, the facilities we own, or the significant inventories that we carry could be damaged or destroyed by catastrophic events, extreme weather conditions or contamination;

  •
  someone may accidentally or intentionally introduce a computer virus to our information technology systems; and

  •
  an occurrence of a pandemic flu or other disease affecting a substantial part of our workforce or our customers could cause an interruption in our business operations.

              The effects of any of these events could be significant. We maintain insurance coverages against many, but not all potential losses or liabilities arising from these operating hazards, but uninsured losses or losses above our coverage limits are possible. Uninsured losses and liabilities arising from operating hazards could have a material adverse effect on us.

Our cooperative structure limits our ability to access equity capital.

              As a cooperative, we may not sell common stock in our company. In addition, existing laws and our articles of incorporation and bylaws contain limitations on dividends of 8% per annum on any preferred stock that we may issue. These limitations may restrict our ability to raise equity capital and may adversely affect our ability to compete with enterprises that do not face similar restrictions.

Consolidation among the producers of products we purchase and customers for products we sell could materially and adversely affect our revenues, results of operations and cash flows.

              Consolidation has occurred among the producers of products we purchase, including crude oil, fertilizer and grain, and it is likely to continue in the future. Consolidation could increase the price of these products and allow suppliers to negotiate pricing, supply availability and other contract terms that are less favorable to us. Consolidation also may increase the competition among consumers of these products to enter into supply relationships with a smaller number of producers, resulting in potentially higher prices for the products we purchase.

              Consolidation among purchasers of our products and in wholesale and retail distribution channels has resulted in a smaller customer base for our products and intensified the competition for these customers. For example, ongoing consolidation among distributors and brokers of food products and food retailers has altered the buying patterns of these businesses, as they have increasingly elected to work with product suppliers who can meet their needs nationwide rather than just regionally or locally. If these distributors, brokers and retailers elect not to purchase our products, our revenues, results of operations and cash flows could be materially and adversely affected.

              In the fertilizer market, consolidation at both the producer and customer level increases the threat of direct sales from the producer to the consumer.

If our customers choose alternatives to our refined petroleum products, our revenues, results of operations and cash flows could be materially and adversely affected.

              Numerous alternative energy sources currently under development could serve as alternatives to our gasoline, diesel fuel and other refined petroleum products. If any of these alternative products become more economically viable or preferable to our products for environmental or other reasons, demand for our energy products would decline. Demand for our gasoline, diesel fuel and other refined petroleum products also could be adversely affected by increased fuel efficiencies. Declining demand for our energy products could materially and adversely affect our revenues, results of operations and cash flows.

Our agronomy business is volatile and dependent upon certain factors outside of our control.

              Planted acreage, and consequently the volume of fertilizer and crop protection products applied, is partially dependent upon government programs, grain prices and the perception held by the producer of demand for production. Weather conditions during the spring planting season and early summer spraying season also affect agronomy product volumes and profitability. As a result, factors outside of our control could materially and adversely affect our revenues, results of operations and cash flows.

Technological improvements in agriculture could decrease the demand for our agronomy and energy products.

              Technological advances in agriculture could decrease the demand for crop nutrients, energy and other crop input products and services that we provide. Genetically engineered seeds that resist disease and insects, or that meet certain nutritional requirements, could affect the demand for our crop nutrients and crop protection products. Demand for fuel that we sell could decline as technology allows for more efficient usage of equipment. Declining demand for our products could materially and adversely affect our revenues, results of operations and cash flows.

We operate some of our business through joint ventures in which our rights to control business decisions are limited.

              Several parts of our business, including in particular, portions of our grain marketing, wheat milling and foods operations, are operated through joint ventures with third parties. By operating a business through a joint venture, we have less control over business decisions than we have in our wholly-owned or majority-owned businesses. In particular, we generally cannot act on major business initiatives in our joint ventures without the consent of the other party or parties in those ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that co-venturers might become bankrupt or fail to fund their share of required capital contributions, in which case we and any other remaining co-venturers would generally be liable for the joint venture's liabilities. Co-venturers may have economic, tax or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Our co-venturers may take actions that are not within our control. Joint venture investments may also lead to impasses. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our day-to-day business. In addition, we may in certain circumstances be liable for the actions of our co-venturers. Each of these matters could have a material adverse effect on us.

Risks Related to the Class B Preferred Stock

An active trading market for the Class B Preferred Stock may not develop or be maintained, which may adversely affect the timing and price for any resales.

              An active trading market for the Class B Preferred Stock may not develop or be maintained and there can be no assurance that any trading market for the Class B Preferred Stock will be liquid. If you decide to sell your Class B Preferred Stock, there may be either no or only a limited number of potential buyers. This, in turn, may affect the price you receive for your Class B Preferred Stock or your ability to sell your Class B Preferred Stock at all.

If you are able to resell your Class B Preferred Stock, many factors may affect the price you receive, which may be lower than your original purchase price or lower than you believe to be appropriate.

              As with other publicly traded securities, many factors could affect the market price of your Class B Preferred Stock. In addition to those factors relating to CHS and the Class B Preferred Stock described elsewhere in this "Risk Factors" section and elsewhere in this prospectus, the market price of our Class B Preferred Stock could be affected by conditions in, and perceptions of, agricultural and energy markets and companies and also by broader, general market, political and economic conditions.

              Furthermore, U.S. stock markets have experienced price and volume volatility that has affected many companies' stock prices, often for reasons unrelated to the operating performance of those companies. Fluctuations such as these also may affect the market price of your Class B Preferred Stock. As a result of these factors, you may only be able to sell your Class B Preferred Stock at a price below your original purchase price or below the price you believe to be appropriate.

Issuances of substantial amounts of Class B Preferred Stock or other preferred stock could adversely affect the market price of your Class B Preferred Stock.

              From time to time in the future, we may sell additional shares of Class B Preferred Stock and other preferred stock to public or private investors. Future sales of Class B Preferred Stock or other preferred stock or the availability of Class B Preferred Stock or other preferred stock for sale may adversely affect the market price for your Class B Preferred Stock or our ability to raise additional equity capital.

Changes in market conditions, including market interest rates, may decrease the market price for the Class B Preferred Stock.

              The terms of the Class B Preferred Stock are fixed and will not change following issuance, even if market conditions with respect to these terms fluctuate. This may mean that you could obtain a higher return from an investment in other securities. It also means that an increase in market interest rates is likely to decrease the market price for the Class B Preferred Stock.

You will have limited voting rights.

              As a holder of the Class B Preferred Stock, you will be entitled to vote only on actions that would amend, alter or repeal our articles of incorporation or the resolutions establishing the Class B Preferred Stock if the amendment, alteration or repeal would adversely affect the powers, rights or preferences of the holders of Class B Preferred Stock or that would create a class or series of senior equity securities. You will not have the right to vote on actions customarily subject to shareholder vote or approval, including the election of directors, the approval of significant transactions and other amendments to our articles of incorporation that would not adversely affect the powers, rights and preferences of the Class B Preferred Stock and would not create a class or series of senior equity securities.

Our equity is subject to a first lien in favor of CHS.

              Under our articles of incorporation, all equity we issue (including the Class B Preferred Stock) is subject to a first lien in favor of us for any indebtedness we extend to the holders of such equity, if any. We have not taken any steps to date to perfect this lien against shares of the Class B Preferred Stock. If we perfect this interest in the future, your shares of the Class B Preferred Stock could be encumbered by our interest therein to the extent of any indebtedness owed to CHS.

Payment of dividends on the Class B Preferred Stock is not guaranteed.

              Although dividends on the Class B Preferred Stock are cumulative, our Board of Directors must approve the actual payment of those dividends. Our Board of Directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accumulated dividends. Our Board of Directors could do so for any reason, including the following:

  •
  poor historical or projected cash flows;

  •
  the need to make payments on our indebtedness;

  •
  concluding that the payment of dividends would cause us to breach the terms of any indebtedness or other instrument or agreement, such as financial ratio covenants; or

  •
  determining that the payment of dividends would violate applicable law regarding unlawful distributions to shareholders.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

              The payment due upon a liquidation is fixed at the redemption preference of $25.00 per share plus accumulated and unpaid dividends to and including the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for your Class B Preferred Stock is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

Your liquidation rights will be subordinate to those of holders of our indebtedness and of any senior equity securities we may issue in the future and there is no limitation on our ability to issue additional preferred equity securities that rank equally with the Class B Preferred Stock upon liquidation.

              There are no restrictions in the terms of the Class B Preferred Stock on our ability to incur indebtedness. As of May 31, 2013, we had approximately $1.48 billion of outstanding long-term debt. We can also, with the consent of holders of a majority of the outstanding shares of Class B Preferred Stock, issue preferred equity securities that are senior as to dividend and liquidation payments to the Class B Preferred Stock. If we were to liquidate our business, we would be required to repay all of our outstanding indebtedness and to satisfy the liquidation preferences of any senior equity securities that we may issue in the future before we could make any distributions to holders of our Class B Preferred Stock. We could have insufficient cash available to do so, in which case you would not receive any payment on the amounts due you. Moreover, there are no restrictions on our ability to issue preferred equity securities that rank equally with the Class B Preferred Stock as to dividend and liquidation payments and any amounts remaining after the payments to holders of senior equity securities would be split equally among all holders of those securities, which might result in your receiving less than the full amount to which you would otherwise be entitled.

The Class B Preferred Stock is redeemable at our option.

              We may, at our option, redeem some or all of the Class B Preferred Stock on and after                        , 2023, to the extent we have funds legally available for such purpose. If we redeem your Class B Preferred Stock, you will be entitled to receive a redemption price equal to $25.00 per share plus accumulated and unpaid dividends to and including the date of redemption. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Class B Preferred Stock had the shares of the Class B Preferred Stock not been redeemed.

To service and refinance our indebtedness, pay dividends on, or the redemption price of, our preferred equity securities (including the Class B Preferred Stock) and fund our capital and liquidity needs, we will require a significant amount of cash, and we cannot assure you that we will generate sufficient cash, or have access to sufficient funding, for such purposes, and such failure would have a material adverse effect on us.

              To service and refinance our indebtedness, pay dividends on, or the redemption price of, our preferred equity securities (including the Class B Preferred Stock) and fund our capital and liquidity needs, we will require a significant amount of cash. Our ability to raise capital is, to a certain extent, subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, we cannot assure you that our business will generate sufficient cash flows from operations, that future borrowings will be available to us or that we can obtain alternative financing proceeds on favorable terms, or at all, in an amount sufficient to enable us to service and refinance, at or before maturity, our indebtedness, pay dividends on, or the redemption price of, our preferred equity securities (including the Class B Preferred Stock) and fund our capital and liquidity needs, which would have a material adverse effect on us.

The Class B Preferred Stock may not be a suitable investment for all investors.

              Each potential investor must make its own determination of the suitability of any investment in the Class B Preferred Stock, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it in connection with such investment, either alone or with the help of a financial advisor. In particular, each potential investor should:

  •
  have sufficient knowledge and experience to make a meaningful evaluation of us, the terms of the Class B Preferred Stock and their offering, the merits and risks of investing in the Class B Preferred Stock and the information contained or incorporated by reference in this prospectus;

  •
  have access to, knowledge of, and appropriate analytical tools to evaluate, in the context of its particular situation, an investment in the Class B Preferred Stock and the impact the Class B Preferred Stock will have on its overall investment portfolio;

  •
  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Class B Preferred Stock for an indefinite period of time since the Class B Preferred Stock has no stated maturity and holders may not require us to redeem their Class B Preferred Stock absent a change of control, and there can be no assurance that we will exercise our optional right to redeem the Class B Preferred Stock and, even if we do exercise such right, it may not be financially attractive to the holders of the Class B Preferred Stock since the redemption price for the Class B Preferred Stock will be fixed at 100% of the liquidation preference thereof plus accumulated and unpaid dividends, if any, thereon, and it is likely that we would choose to exercise such optional redemption right only when prevailing interest rates have declined, which would adversely affect a holder's ability to reinvest the redemption proceeds in a comparable security at the same or higher yield;

  •
  understand thoroughly the terms of the Class B Preferred Stock and be familiar with the behavior of financial markets and of any financial variable which might have an impact on the return on the Class B Preferred Stock; and

  •
  be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words and phrases such as "will likely result," "are expected to," "will continue," "outlook," "will benefit," "is anticipated," "estimate," "project," "management believes" and similar expressions identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to those listed below:

  •
  Our revenues, results of operations and cash flows could be adversely affected by changes in commodity prices.

  •
  Our revenues, results of operations and cash flows could be adversely affected if our members were to do business with others rather than with us.

  •
  We participate in highly competitive business markets in which we may not be able to continue to compete successfully.

  •
  Changes in federal income tax laws or in our tax status could increase our tax liability and reduce our net income.

  •
  We incur significant costs in complying with applicable laws and regulations. Any failure to make the capital investments necessary to comply with these laws and regulations could expose us to unanticipated expenditures and liabilities.

  •
  Changing environmental and energy laws and regulation, may result in increased operating costs and capital expenditures and may have a material adverse effect on us.

  •
  Government policies and regulation affecting the agricultural sector and related industries could have a material adverse effect on us.

  •
  Environmental liabilities could have a material adverse effect on us.

  •
  Actual or perceived quality, safety or health risks associated with our products could subject us to liability and damage our business and reputation.

  •
  Our financial results are susceptible to seasonality.

  •
  Our operations are subject to business interruptions and casualty losses; we do not insure against all potential losses and could be seriously harmed by unanticipated liabilities.

  •
  Our cooperative structure limits our ability to access equity capital.

  •
  Consolidation among the producers of products we purchase and customers for products we sell could materially and adversely affect our revenues, results of operations and cash flows.

  •
  If our customers choose alternatives to our refined petroleum products, our revenues, results of operations and cash flows could be materially and adversely affected.

  •
  Operating results from our agronomy business could be volatile and are dependent upon certain factors outside of our control.

  •
  Technological improvements in agriculture could decrease the demand for our agronomy and energy products.

  •
  We operate some of our business through joint ventures in which our rights to control business decisions are limited.

              These risks and uncertainties are further described under "Risk Factors" and elsewhere in this prospectus.

              We do not guarantee future results, levels of activity, performance or achievements and we wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date on which they were made.

 USE OF PROCEEDS

              We estimate that the net proceeds from our sale of the Class B Preferred Stock will be approximately $      , or approximately $            if the underwriters exercise their over-allotment option in full, after deducting the underwriting discount and offering expenses payable by us.

              We intend to use the net proceeds of this offering for general corporate purposes. Such purposes may include partially funding the replacement of a coker at one of our refineries with an expected total cost of $555.0 million and expected completion in fiscal 2015, with $131.7 million expended as of May 31, 2013, or partially funding a $327.0 million expansion at NCRA's McPherson, Kansas refinery which is anticipated to be completed in fiscal 2016. We have not yet determined with certainty the manner in which we will allocate these net proceeds. Any additional funds necessary to complete these projects would come from a combination of cash on hand, operating cash flows or future capital raising transactions (which may consist of debt or equity or both). Additionally, the allocation of proceeds among the two projects, if any, will be dependent upon timing needs and other considerations, including future growth from acquisitions, cash generated from future operations and actual expenses to operate our business. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

              Pending the uses described above, we intend to invest the net proceeds in United States government securities and other short-term, investment-grade, interest-bearing instruments.

 BUSINESS

              We are one of the nation's leading integrated agricultural companies. As a cooperative, we are owned by farmers and ranchers and their member cooperatives (referred to herein as "members") across the United States. We also have preferred stockholders that own shares of our 8% Cumulative Redeemable Preferred Stock, which is listed on the NASDAQ Global Select Market under the symbol CHSCP. On May 31, 2013, we had 12,272,003 shares of 8% Cumulative Redeemable Preferred Stock outstanding. We buy commodities from and provide products and services to patrons (including our members and other non-member customers), both domestic and international. We provide a wide variety of products and services, from initial agricultural inputs such as fuels, farm supplies, crop nutrients and crop protection products, to agricultural outputs that include grains and oilseeds, grain and oilseed processing and food products. A portion of our operations are conducted through equity investments and joint ventures whose operating results are not fully consolidated with our results; rather, a proportionate share of the income or loss from those entities is included as a component in our net income under the equity method of accounting. For the fiscal year ended August 31, 2012, our total revenues were $40.6 billion and net income attributable to CHS Inc. was $1.3 billion.

              We have aligned our segments based on an assessment of how our businesses operate and the products and services they sell.

              Our Energy segment derives its revenues through refining, wholesaling and retailing of petroleum products. Our Ag segment derives its revenues through the origination and marketing of grain, including service activities conducted at export terminals, through the wholesale sales of crop nutrients, from the sales of soybean meal and soybean refined oil and through the retail sales of petroleum and agronomy products, processed sunflowers, feed and farm supplies, and records equity income from investments in our grain export joint venture and other investments. We include other business operations in Corporate and Other because of the nature of their products and services, as well as the relative revenues of those businesses. These businesses primarily include our financing, insurance, hedging and other service activities related to crop production. In addition, our wheat milling and packaged food operations are included in Corporate and Other, as those businesses are conducted through non-consolidated joint ventures.

              Many of our business activities are highly seasonal and operating results vary throughout the year. Our income is generally lowest during the second fiscal quarter and highest during the third fiscal quarter. For example, in our Ag segment, our crop nutrients and country operations businesses generally experience higher volumes and income during the spring planting season and in the fall, which corresponds to harvest. Our grain marketing operations are also subject to fluctuations in volume and earnings based on producer harvests, world grain prices and demand. Our Energy segment generally experiences higher volumes and profitability in certain operating areas, such as refined products, in the summer and early fall when gasoline and diesel fuel usage is highest and is subject to global supply and demand forces. Other energy products, such as propane, may experience higher volumes and profitability during the winter heating and crop drying seasons.

              Membership in CHS is restricted to certain producers of agricultural products and to associations of producers of agricultural products that are organized and operating so as to adhere to the provisions of the Agricultural Marketing Act and the Capper-Volstead Act, as amended. Our Board of Directors may establish other qualifications for membership from time to time as it may deem advisable.

              Our earnings from cooperative business are allocated to members (and to a limited extent, to non-members with which we have agreed to do business on a patronage basis) based on the volume of business they do with us. We allocate these earnings to our patrons in the form of patronage refunds (which are also called patronage dividends) in cash and patrons' equities (capital equity certificates), which may be redeemed over time solely at the discretion of our Board of Directors. Earnings derived from non-members, which are not allocated patronage, are taxed at federal and state statutory corporate rates and are retained by us as unallocated capital reserve. We also receive patronage refunds from the cooperatives in which we are a member, if those cooperatives have earnings to distribute and if we qualify for patronage refunds from them.

              Our origins date back to the early 1930s with the founding of the predecessor companies of Cenex, Inc. and Harvest States Cooperatives. CHS Inc. emerged as the result of the merger of those two entities in 1998, and is headquartered in Inver Grove Heights, Minnesota.

              The following table presents a summary of our primary subsidiary holdings and equity investments for each of our business segments at May 31, 2013:

Business Segment	Entity Name	Business Activity	CHS Ownership%	Income Recognition
Energy	National Cooperative Refinery Association	Petroleum refining	79.2%	Consolidated
	Front Range Pipeline, LLC	Crude oil transportation	100%	Consolidated
	Cenex Pipeline, LLC	Finished product transportation	100%	Consolidated
Ag	CHS do Brasil Ltda.	Grain procurement and merchandising in Brazil	100%	Consolidated
	TEMCO, LLC	Grain exporter	50%	Equity Method
	CHS Canada, Inc.	Grain procurement and merchandising in Canada	100%	Consolidated
	CHS Country Operations Canada, Inc.	Agronomy retailer	100%	Consolidated
	CHS Europe S.A.	Grain merchandising in Europe	100%	Consolidated
	CHS Ukraine, LLC	Grain procurement and merchandising in Ukraine	100%	Consolidated
	ACG Trade S.A.	Grain procurement and merchandising in Russia	100%	Consolidated
	CHSINC Iberica S.L.	Grain merchandising in Spain	100%	Consolidated
	CHS de Argentina S.A.	Grain merchandising in Argentina	100%	Consolidated
	CHS Agritrade Bulgaria LTD	Grain procurement and merchandising in Bulgaria	100%	Consolidated
	CHS Agritrade Hungary LTD	Grain procurement and merchandising in Hungary	100%	Consolidated
	CHS Agritrade Romania S.R.L.	Grain procurement and merchandising in Romania	100%	Consolidated
	CHS Serbia D.O.O. Novi Sad	Grain procurement and merchandising in Serbia	100%	Consolidated
	Agromarket, LLC	Grain procurement and merchandising in Russia	100%	Consolidated
	S.C. Silotrans S.R.L.	Romanian grain terminal port facility	96%	Consolidated
	CZL LTD	Grain procurement and merchandising in Japan	51%	Consolidated
	CHS Singapore Trading Company PTE. LTD.	Grain procurement and merchandising in Asia Pacific region	100%	Consolidated
	CHS (Shanghai) Trading Co., Ltd.	Grain merchandising in China	100%	Consolidated
	CHS Israel Protein Foods LTD	Israeli soybean processing and textured soy production facilities	100%	Consolidated
	S.P.E. CHS Plant Extracts LTD	Israeli textured soy production facility	100%	Consolidated
	Solbar Ningbo Food, Ltd.	Chinese textured soy production facility	100%	Consolidated

Business Segment	Entity Name	Business Activity	CHS Ownership%	Income Recognition
Corporate and Other	Ventura Foods, LLC	Food manufacturing and distributing	50%	Equity Method
	Horizon Milling, LLC	Wheat milling in U.S.	24%	Equity Method
	Horizon Milling General Partnership	Wheat milling in Canada	24%	Equity Method
	CHS Hedging Inc.	Risk management products broker	100%	Consolidated
	Ag States Agency, LLC	Insurance agency	100%	Consolidated
	CHS Capital, LLC	Finance company	100%	Consolidated

              Our segment and international sales information in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012 and in Note 8 of the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2013, incorporated by reference in this prospectus, as well as the Selected Consolidated Financial Data section of this prospectus, are incorporated by reference into the following segment descriptions.

              The segment financial information presented below may not represent the results that would have been obtained had the relevant segment been operated as an independent business due to efficiencies in scale, corporate cost allocations and intersegment activity.

ENERGY

Overview

              We are the nation's largest cooperative energy company based on revenues and identifiable assets, with operations that include petroleum refining and pipelines; the supply, marketing (including ethanol and biodiesel) and distribution of refined fuels (gasoline, diesel fuel and other energy products); the blending, sale and distribution of lubricants; and the wholesale supply of propane. Our Energy segment processes crude oil into refined petroleum products at refineries in Laurel, Montana (wholly-owned) and McPherson, Kansas (an entity in which we currently have an approximate 79.2% ownership interest) and sells those products under the Cenex® brand to member cooperatives and others through a network of approximately 1,350 independent retail sites, of which 75% are convenience stores marketing Cenex® branded fuels. For fiscal 2012, our Energy revenues, after elimination of inter-segment revenues, were $12.3 billion and were primarily from gasoline and diesel fuel.

Operations

              Laurel Refinery.    Our Laurel, Montana refinery processes medium and high sulfur crude oil into refined petroleum products that primarily include gasoline, diesel fuel, petroleum coke and asphalt. Our Laurel refinery sources approximately 85% of its crude oil supply from Canada, with the balance obtained from domestic sources, and we have access to Canadian and northwest Montana crude through our wholly-owned Front Range Pipeline, LLC and other common carrier pipelines. Our Laurel refinery also has access to Wyoming crude via common carrier pipelines from the south.

              Our Laurel facility processes approximately 55,000 barrels of crude oil per day to produce refined products that consist of approximately 43% gasoline, 37% diesel fuel and other distillates, 6% petroleum coke, and 12% asphalt and other products. Refined fuels produced at Laurel are available via the Yellowstone Pipeline to western Montana terminals and to Spokane and Moses Lake, Washington, south via common carrier pipelines to Wyoming terminals and Denver, Colorado, and east via our wholly-owned Cenex Pipeline, LLC to Glendive, Montana, and Minot and Fargo, North Dakota.

              McPherson Refinery.    The McPherson, Kansas refinery is owned and operated by NCRA, of which we owned approximately 74.5% as of August 31, 2012. In fiscal 2012, we entered into agreements with the noncontrolling equity holders of NCRA to acquire their shares through annual installments. Our ownership increased to approximately 79.2% in September 2012 upon the first closing. Upon the final payment on September 1, 2015, we will own 100% of the equity in NCRA. The McPherson refinery processes approximately 79% low and medium sulfur crude oil and 21% heavy sulfur crude oil into gasoline, diesel fuel and other distillates, propane and other products. NCRA sources its crude oil through its own pipelines as well as common carrier pipelines. The low and medium sulfur crude oil is sourced from Kansas, North Dakota, Oklahoma and Texas, and the heavy sulfur crude oil is sourced from Canada.

              The McPherson refinery processes approximately 85,000 barrels of crude oil per day to produce refined products that consist of approximately 50% gasoline, 44% diesel fuel and other distillates, and 6% propane and other products. Approximately 32% of the refined fuels are loaded into trucks at the McPherson refinery or shipped via NCRA's proprietary products pipeline to its terminal in Council Bluffs, Iowa. The remaining refined fuel products are shipped to other markets via common carrier pipelines.

              Renewable Fuels Marketing.    Our renewable fuels marketing business markets and distributes ethanol and biodiesel products throughout the United States and overseas by contracting with ethanol and biodiesel production plants to market and distribute their finished products.

              Other Energy Operations.    We own and operate a propane terminal, four asphalt terminals, seven refined product terminals and three lubricants blending and packaging facilities. We also own and lease a fleet of liquid and pressure trailers and tractors, which are used to transport refined fuels, propane, anhydrous ammonia and other products.

Products and Services

              Our Energy segment produces and sells (primarily wholesale) gasoline, diesel fuel, propane, asphalt, lubricants and other related products and provides transportation services. We obtain the petroleum products that we sell from our Laurel and McPherson refineries, and from third parties. For fiscal 2012, we obtained approximately 58% of the refined products we sold from our Laurel and McPherson refineries, and approximately 42% from third parties.

Sales and Marketing; Customers

              We make approximately 77% of our refined fuel sales to members, with the balance sold to non-members. Sales are made wholesale to member cooperatives and through a network of independent retailers that operate convenience stores under the Cenex tradename. We sold approximately 1.2 billion gallons of gasoline and approximately 1.8 billion gallons of diesel fuel in fiscal 2012, excluding NCRA's sales to minority owners and others totaling approximately 349 million gallons. We also blend, package and wholesale auto and farm machinery lubricants to both members and non-members. We are one of the nation's largest propane wholesalers based on revenues. Most of the propane sold in rural areas is for heating and agricultural usage. Annual sales volumes of propane vary greatly depending on weather patterns and crop conditions.

Industry; Competition

              The petroleum business is highly cyclical. Demand for crude oil and energy products is driven by the condition of local and worldwide economies, local and regional weather patterns and taxation relative to other energy sources, which can significantly affect the price of refined fuel products. Most of our energy product market is located in rural areas, so sales activity tends to follow the planting and harvesting cycles. More fuel-efficient equipment, reduced crop tillage, depressed prices for crops, weather conditions and government programs which encourage idle acres, may all reduce demand for our energy products.

              Regulation.    Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on our Energy segment. Our Energy segment's operations are subject to laws and related regulations and rules designed to protect the environment that are administered by the Environmental Protection Agency (EPA), the Department of Transportation (DOT) and similar government agencies. These laws, regulations and rules govern the discharge of materials to the environment, air and water; reporting storage of hazardous wastes and other hazardous materials; the transportation, handling and disposition of wastes and other materials; the labeling of pesticides and similar substances; and investigation and remediation of releases of hazardous materials. Failure to comply with these laws, regulations and rules could subject us (and, in the case of the McPherson refinery, NCRA) to administrative penalties, fines, other costs, such as capital expenditures, injunctive relief, civil remedies and possible recalls of products. In addition, environmental laws impose liability on owners and operators of contaminated property, and a party who sends hazardous materials to such site for treatment, storage, disposal or recycling, for investigation and remediation. In some instances, such liability exists regardless of fault.

              Like many other refineries, our Energy segment's refineries recently focused their capital spending on reducing pollution emissions and, at the same time, increasing production to help pay for those expenditures. In particular, our refineries have completed work to comply with the EPA low sulfur fuel regulations that were required by 2006, which lowered the sulfur content of gasoline and diesel fuel. The EPA also passed a regulation that required the reduction of the benzene level in gasoline to be less than 0.62% volume by January 1, 2011. As a result of this regulation, our refineries have incurred capital expenditures to reduce the current gasoline benzene levels to meet the new regulated levels. Our combined capital expenditures for benzene removal for our Laurel, Montana refinery and the NCRA refinery in McPherson, Kansas were approximately $95.0 million for the projects. Approximately $19.0 million and $43.0 million of expenditures were incurred during our fiscal years ended August 31, 2011 and 2010, respectively. Both refineries were producing gasoline within the regulated benzene levels as of January 2011.

              Competition.    The petroleum refining and wholesale fuels business is very competitive. Among our competitors are some of the world's largest integrated petroleum companies, which have their own crude oil supplies, distribution and marketing systems. We also compete with smaller domestic refiners and marketers in the midwestern and northwestern United States, with foreign refiners who import products into the United States and with producers and marketers in other industries supplying other forms of energy and fuels to consumers. Given the commodity nature of the end products, profitability in the refining and marketing industry depends largely on margins, as well as operating efficiency, product mix and costs of product distribution and transportation. The retail gasoline market is highly competitive, with much larger competitors that have greater brand recognition and distribution outlets throughout the country and the world. Our owned and non-owned retail outlets are located primarily in the northwestern, midwestern and southern United States.

              We market refined fuels, motor gasoline and distillate products in five principal geographic areas. The first area includes the midwest and northern plains. Competition at the wholesale level in this area includes major oil companies, including Phillips, Valero and BP Amoco; independent refiners, including Flint Hills Resources and CVR Energy; and wholesale brokers/suppliers, including Western Petroleum Company. This area has a robust spot market and is influenced by the large refinery center along the gulf coast. The majority of the product moved in this market is shipped on the Magellan and NuStar pipeline systems.

              To the east of the midwest and northern plains is another unique marketing area. This area centers near Chicago, Illinois and includes eastern Wisconsin, Illinois and Indiana. CHS principally competes with the major oil companies Marathon, BP Amoco, ExxonMobil and Citgo; independent refineries, including Flint Hills Resources; and wholesale brokers/suppliers, including U.S. Oil.

              Another market area is located south of Chicago, Illinois. Most of this area includes Arkansas, Missouri and the northern part of Texas. Competition in this area includes the major oil companies Phillips, Valero and ExxonMobil and independent refiners, including Delek US Holdings. This area is principally supplied from the Gulf coast refinery center and is also driven by a strong spot market that reacts quickly to changes in the international and national supply balance.

              Another geographic area includes Montana, western North Dakota, Wyoming, Utah, Idaho, Colorado and western South Dakota. Competition at the wholesale level in this area includes the major oil companies ExxonMobil and Phillips and independent refiners, including HollyFrontier Corporation and Sinclair Oil Corporation. This area is also noted for being fairly well balanced in demand and supply, but has in recent times been impacted by the large growth of demand from the Bakken crude activity in this region.

              The last area includes much of Washington and Oregon. We compete with the major oil companies Phillips, Tesoro, BP Amoco and Chevron in this area. This area is also known for volatile prices and an active spot market.

Refinery Capital Projects

              In fiscal 2012, we began a project to replace a coker at one of our refineries with an expected total cost of $555.0 million and expected completion in fiscal 2015, of which $131.7 million has been expended as of May 31, 2013. In fiscal 2013, we began a $327.0 million expansion at NCRA's McPherson, Kansas refinery, which is anticipated to be completed in fiscal 2016.

Summary Operating Results

              Summary operating results and identifiable assets for our Energy segment for the nine months ended May 31, 2013 and 2012 and the fiscal years ended August 31, 2012, 2011 and 2010 are shown below:

	Energy
	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)
Revenues	$9,345,304	$9,433,098	$12,816,542	$11,467,381	$8,799,890
Cost of goods sold	8,392,704	8,516,284	11,514,463	10,694,687	8,437,504

Gross profit	952,600	916,814	1,302,079	772,694	362,386
Marketing, general and administrative	121,364	112,610	155,786	142,708	123,834

Operating earnings	831,236	804,204	1,146,293	629,986	238,552
Loss (gain) on investments			4,008	1,027	(269)
Interest, net	124,229	75,755	122,302	5,829	9,939
Equity income from investments	(580)	(5,658)	(7,537)	(6,802)	(5,554)

Income before income taxes	$707,587	$734,107	$1,027,520	$629,932	$234,436

Intersegment revenues	$(352,624)	$(340,308)	$(467,583)	$(383,389)	$(295,536)

Total identifiable assets at period end	$4,121,695	$3,944,347	$3,684,571	$3,883,205	$3,004,471

AG

              Our Ag segment includes crop nutrients, country operations, grain marketing and processing and food ingredients. Our revenues in our Ag segment primarily include grain sales, which were $20.6 billion for fiscal 2012 after elimination of inter-segment revenues.

Crop Nutrients

    Overview

              We believe our North America wholesale crop nutrients business is one of the largest wholesale fertilizer businesses in the U.S. based on tons sold and accounts for approximately 11% of the U.S. market. Tons sold include sales to our country operations business. There is significant seasonality in the sale of agronomy products and services, with peak activity coinciding with the planting seasons. There is also significant volatility in the prices for the crop nutrient products we purchase and sell.

    Operations

              Products are delivered directly to the customer from the manufacturer or through our 16 inland or river warehouse terminals and other non-owned storage facilities located throughout the country. In addition, to supplement what is purchased domestically, our Galveston, Texas deep water port and terminal receives fertilizer by vessel from originations such as the Middle East and Caribbean basin where significant volumes of urea are produced. The fertilizer is then shipped by rail to destinations within crop producing regions of the country.

              Primary suppliers for our wholesale crop nutrients business include CF Industries, Potash Corporation of Saskatchewan, Mosaic Company, Koch Industries and Petrochemical Industries Company (PIC) in Kuwait.

    Products and Services

              Our wholesale crop nutrients business purchases and sells nitrogen (ammonia, UAN and Urea), phosphate and potash based products.

    Sales and Marketing; Customers

              Our wholesale crop nutrients business sells to local retailers from New York to the west coast and from the Canadian border to Texas. Our largest customer is our own country operations business, which is also included in our Ag segment. Many of the customers of our crop nutrients business are also customers of our Energy segment or suppliers to our grain marketing business.

    Industry; Competition

              Regulation.    Our wholesale crop nutrients operations are subject to laws and related regulations and rules designed to protect the environment that are administered by the EPA, the DOT and similar government agencies. These laws, regulations and rules govern the discharge of materials to the environment, air and water; reporting storage of hazardous wastes and other hazardous materials; the transportation, handling and disposition of wastes and other materials; the labeling of pesticides and similar substances; and investigation and remediation of releases of hazardous materials. Failure to comply with these laws, regulations and rules could subject us to administrative penalties, fines, other costs, such as capital expenditures, injunctive relief, civil remedies and possible recalls of products. In addition, environmental laws impose liability on owners and operators of contaminated property, and a party who sends hazardous materials to such site for treatment, storage, disposal or recycling, for investigation and remediation. In some instances, such liability exists regardless of fault.

              Competition.    The wholesale distribution of crop nutrients products is highly competitive and dependent upon relationships with local cooperatives and private retailers, proximity to the customer and competitive pricing. We compete with other large agronomy distributors, as well as other regional or local distributors, retailers and manufacturers. Major competitors in crop nutrients distribution include Agrium, CF Industries, Gavilon and Koch Industries, and a variety of traders and brokers.

    Fertilizer Plant

              We are currently taking steps toward construction of a more than $1 billion nitrogen fertilizer manufacturing plant to be located at Spiritwood, North Dakota, which would provide the region's farmers with enhanced supplies of crop nutrients essential to raising corn and other crops. We plan to spend up to $25 million on an engineering design study to determine feasibility of the project. We expect the study to be completed in the fall of 2013.

Country Operations

    Overview

              Our country operations business purchases a variety of grains from our producer members and other third parties, and provides cooperative members and customers with access to a full range of products, programs and services for production agriculture. Country operations operates 402 locations through 69 business units, the majority of which have local producer boards dispersed throughout Colorado, Idaho, Illinois, Iowa, Kansas, Minnesota, Montana, Nebraska, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Michigan and Washington. Most of these locations purchase grain from farmers and sell agronomy, energy, feed and seed products to those same producers and others, although not all locations provide every product and service.

    Products and Services

              Grain Purchasing.    We are one of the largest country elevator operators in North America based on revenues. Through a majority of our locations, our country operations business units purchase grain from member and non-member producers and other elevators and grain dealers. Most of the grain purchased is sold through our grain marketing operations, used for livestock feed production or sold to other processing companies. For the year ended August 31, 2012, country operations purchased approximately 570 million bushels of grain, primarily wheat, corn and soybeans. Of these bushels, 543 million were purchased from members and 330 million were sold through our grain marketing operations.

              Other Products.    Our country operations business units manufacture and sell other products, both directly and through ownership interests in other entities. These include seed, crop nutrients, crop protection products, energy products, animal feed, animal health products and processed sunflower products.

    Industry; Competition

              Regulation.    Our country operations business is subject to laws and related regulations and rules designed to protect the environment that are administered by the EPA, the DOT and similar government agencies. These laws, regulations and rules govern the discharge of materials to the environment, air and water; reporting storage of hazardous wastes and other hazardous materials; the transportation, handling and disposition of wastes and other materials; the labeling of pesticides and similar substances; and investigation and remediation of releases of hazardous materials. In addition, environmental laws impose liability on owners and operators of contaminated property, and a party who sends hazardous materials to such site for treatment, storage, disposal or recycling, for investigation and remediation. In some instances, such liability exists regardless of fault. Our country operations business is also subject to laws and related regulations and rules administered by the United States Department of Agriculture (USDA), the United States Food and Drug Administration (FDA), and other federal, state, local and foreign governmental agencies that govern the processing, packaging, storage, distribution, advertising, labeling, quality and safety of feed and grain products. Failure to comply with these laws, regulations and rules could subject us to administrative penalties, injunctive relief, civil remedies and possible recalls of products.

              Competition.    We compete primarily on the basis of price, services and patronage. Competitors for the purchase of grain include Archer Daniels Midland (ADM), Cargill, local cooperatives, private grain companies and processors at the majority of our locations in our trade territory, as previously defined in the "Overview." In addition, Columbia Grain and Gavilon are also our competitors.

              Competitors for our farm supply businesses include Cargill, Agrium, Simplot, Helena, Wilbur Ellis, local cooperatives and smaller private companies at the majority of locations throughout our trade territory. In addition, Land O'Lakes Purina Feed, Hubbard Milling, ADM and Cargill are our major competitors for the sale of feed products.

Grain Marketing

    Overview

              We are the nation's largest cooperative marketer of grain and oilseed based on grain storage capacity and grain sales, handling over 2.0 billion bushels annually. During fiscal 2012, we purchased approximately 54% of our total grain volumes from individual and cooperative association members and our country operations business, with the balance purchased from third parties. We arrange for the transportation of the grains either directly to customers or to our owned or leased grain terminals and elevators awaiting delivery to domestic and foreign purchasers. We primarily conduct our grain marketing operations directly, but do conduct some of our business through TEMCO, LLC (TEMCO), a 50% joint venture with Cargill.

    Operations

              Our grain marketing operations purchases grain directly and indirectly from agricultural producers primarily in the midwestern and western United States. The purchased grain is typically contracted for sale for future delivery at a specified location, and we are responsible for handling the grain and arranging for its transportation to that location. The sale of grain is recorded after title to the commodity has transferred and final weights, grades and settlement price have been agreed upon. Amounts billed to the customer as part of a sales transaction include the costs for shipping and handling. Our ability to arrange efficient transportation, including loading capabilities onto unit trains, ocean-going vessels and barges, is a significant part of the services we offer to our customers. Rail, vessel, barge and truck transportation is carried out by third parties, often under long-term freight agreements with us. Grain intended for export is usually shipped by rail or barge to an export terminal, where it is loaded onto ocean-going vessels. Grain intended for domestic use is usually shipped by rail or truck to various locations throughout the country.

              We own and operate export terminals, river terminals and elevators involved in the handling and transport of grain. Our river terminals are used to load grain onto barges for shipment to both domestic and export customers via the Mississippi River system. These river terminals are located at Savage and Winona, Minnesota and Davenport, Iowa, as well as terminals in which we have put-through agreements located at St. Louis, Missouri and Beardstown and Havana, Illinois. Our export terminal at Superior, Wisconsin provides access to the Great Lakes and St. Lawrence Seaway, and our export terminal at Myrtle Grove, Louisiana serves the Gulf of Mexico market. In the Pacific Northwest, we conduct our grain marketing operations through TEMCO which operates export terminals in Tacoma, Washington; Kalama, Washington; and Portland, Oregon and primarily exports wheat, corn and soybeans. These facilities serve the Pacific market, as well as domestic grain customers in the western United States. We also own two 110-car shuttle-receiving elevator facilities in Friona, Texas and Collins, Mississippi that serve large-scale feeder cattle, dairy and poultry producers in those regions.

              In 2003, we opened an office in Sao Paulo, Brazil for the procurement of soybeans for our grain marketing operations' international customers. This business has expanded its operations into the procurement and marketing of multiple commodities, including fertilizers. During fiscal 2007, we invested in a Brazil-based joint venture, Multigrain AG (Multigrain). During the year ended August 31, 2011, we sold our 45% ownership interest in Multigrain to one of our joint venture partners, Mitsui & Co., Ltd. (Mitsui), for $225.0 million and recognized a pre-tax gain of $119.7 million from the sale. During fiscal 2012, we used $26.7 million of the proceeds from our sale of Multigrain for investment opportunities in South America and we intend to continue to invest in that region.

              We have opened additional international offices between fiscal 2007 and 2012 throughout the world. These include offices and operations in Europe, South America, the Black Sea and Mediterranean Basin regions and the Asia-Pacific region.

              For sourcing and marketing grains and oilseeds through the Black Sea and Mediterranean Basin regions to customers worldwide we have offices in Geneva, Switzerland; Barcelona, Spain; Kiev, Ukraine; Novorossiysk, Russia; Budapest, Hungary; Novi Sad, Serbia; Bucharest, Romania; Sofia, Bulgaria; and a marketing office in Amman, Jordan. With the Agri Point acquisition in fiscal 2011, we have a deep water port in Constanta, Romania, a barge loading facility on the Danube River in Giurgiu, Romania, and an inland grain terminal at Oroshaza, Hungary. In addition, we own three grain transshipment points in Russia and we have an investment in a port facility in Odessa, Ukraine. In the Pacific Rim area, we have offices in Singapore; Seoul, South Korea; Hong Kong; and Shanghai, China that serve customers receiving grains and oilseeds from our origination points in North America, South America and the Black Sea Regions. In South America we have grain merchandising offices to source grains in Sao Paulo, Brazil and Buenos Aires, Argentina. Finally, we sell and market crop nutrients from our Geneva, Switzerland; Sao Paulo, Brazil; and Buenos Aires, Argentina offices.

              Our grain marketing operations may have significant working capital needs, at any time, depending on commodity prices and other factors. The amount of borrowings for this purpose, and the interest rate charged on those borrowings, directly affects the profitability of our grain marketing operations.

    Products and Services

              Our grain marketing operations purchased approximately 2.0 billion bushels of grain during the year ended August 31, 2012, which primarily included corn, soybeans, wheat and distillers dried grains with solubles (DDGS). Of the total grains purchased by our grain marketing operations, 729 million bushels were from our individual and cooperative association members, 330 million bushels were from our country operations business and the remainder was from third parties.

    Sales and Marketing; Customers

              Purchasers of our grain and oilseed include domestic and foreign millers, maltsters, feeders, crushers and other processors. To a much lesser extent, purchasers include intermediaries and distributors. Our grain marketing operations are not dependent on any one customer, and its supply relationships call for delivery of grain at prevailing market prices.

    Industry; Competition

              Regulation.    Our grain marketing operations are subject to laws and related regulations and rules designed to protect the environment that are administered by the EPA, the DOT and similar government agencies. These laws, regulations and rules govern the discharge of materials to the environment, air and water; reporting storage of hazardous wastes and other hazardous materials; the transportation, handling and disposition of wastes and other materials; the labeling of pesticides and similar substances; and investigation and remediation of releases of hazardous materials. In addition, environmental laws impose liability on owners and operators of contaminated property, and a party who sends hazardous materials to such site for treatment, storage, disposal or recycling, for investigation and remediation. In some instances, such liability exists regardless of fault. Our grain marketing operations are also subject to laws and related regulations and rules administered by the USDA, the FDA, and other federal, state, local and foreign governmental agencies that govern the processing, packaging, storage, distribution, advertising, labeling, quality and safety of food and grain products. Failure to comply with these laws, regulations and rules could subject us to administrative penalties, fines, other costs, such as capital expenditures, injunctive relief, civil remedies and possible recalls of products.

              Competition.    Our grain marketing operations compete for both the purchase and the sale of grain. Competition is intense and margins are low. Some competitors are integrated food producers, which may also be customers. A few major competitors have substantially greater financial resources than us.

              In the purchase of grain from producers, location of a delivery facility is a prime consideration, but producers are increasingly willing to transport grain longer distances for sale. Price is affected by the capabilities of the facility; for example, if it is cheaper to deliver to a customer by unit train than by truck, a facility with unit train capabilities provides a price advantage. We believe that our relationships with individual members serviced by our local country operations locations and with our cooperative members give us a broad origination capability.

              Our grain marketing operations compete for grain sales based on price, services and ability to provide the desired quantity and quality of grains. Location of facilities is a major factor in the ability to compete. Our grain marketing operations compete with numerous grain merchandisers, including major grain merchandising companies such as ADM, Cargill, Bunge, Glencore, Noble, Marubeni and Louis Dreyfus, each of which handles significant grain volumes.

              The results of our grain marketing operations may be adversely affected by relative levels of supply and demand, both domestic and international, commodity price levels (including grain prices reported on national markets) and transportation costs and conditions. Supply is affected by weather conditions, disease, insect damage, acreage planted and government regulations and policies. Demand may be affected by foreign governments and their programs, relationships of foreign countries with the United States, the affluence of foreign countries, acts of war, currency exchange fluctuations and substitution of commodities. Demand may also be affected by changes in eating habits, population growth, the level of per capita consumption of some products and the level of renewable fuels production.

Processing and Food Ingredients

    Overview

              Our Processing and Food Ingredients business operates globally and converts soybeans into soybean meal, soyflour, crude soybean oil, refined soybean oil and associated by-products. We then further process soyflour for use in the food/snack industry.

    Operations

              Our processing operations are conducted at facilities in Mankato, Minnesota; Fairmont, Minnesota; Creston, Iowa; and Ashdod, Israel that can crush approximately 107 million bushels of soybeans on an annual basis, producing approximately 2.5 million short tons of soybean meal/soyflour and 1.2 billion pounds of crude soybean oil. We also have operations in Ashdod, Israel; Hutchinson, Kansas; Ningbo, China; and South Sioux City, Nebraska where we further process soyflour for use in the food/snack industry.

    Products and Services

              Our processing operations produce three primary products: refined oils, soybean meal and soyflour. Refined oils are used in processed foods, such as margarine, shortening, salad dressings and baked goods, as well as methyl ester/biodiesel production, and to a lesser extent, for certain industrial uses such as plastics, inks and paints. Soybean meal has high protein content and is used for feeding livestock. Soyflour is used in the baking industry, as a milk replacement in animal feed and in industrial applications. Soyflour is processed further to produce textured concentrates and isolates used in the food/snack industry. We produce approximately 162 thousand tons of soyflour annually and approximately 45% is further processed at our protein manufacturing facilities.

              Our domestic soy processing facilities are located in areas with a strong production base of soybeans and end-user market for the meal and soyflour. We purchase our soybeans from members, global offices and third parties with a tight integrated connection with our Grain Marketing division. Our crushing operations currently produce approximately 95% of the crude soybean oil that we refine, and purchase the balance from outside suppliers.

              Soybeans are a commodity and their price can fluctuate significantly depending on production levels, demand for the products and other supply factors.

    Sales and Marketing; Customers

              Our customers for refined oil are principally large food product companies. Our largest customer for refined oil products is Ventura Foods, LLC (Ventura Foods), in which we hold a 50% ownership interest and with which we have a long-term supply agreement to supply edible soybean oils as long as we maintain a minimum 25.5% ownership interest and our price is competitive with other suppliers of the product. We primarily sell soymeal to feed lots and feed mills and soyflour to customers in the baking industry.

    Industry; Competition

              The refined soybean products industry is highly competitive. Major industry competitors include ADM, Cargill, Ag Processing Inc. and Bunge. These and other competitors have acquired other processors, expanded existing plants or constructed new plants, both domestically and internationally. Price, transportation costs, services and product quality drive competition. We estimate that we have a market share of approximately 4% to 5% of the domestic refined soybean oil and also the domestic soybean crushing capacity. We are a relatively small participant in the protein food business, competing with ADM, Solae and Cargill.

              Regulation.    Our processing and food ingredients operations are subject to laws and related regulations and rules designed to protect the environment that are administered by the EPA, the Department of Transportation and similar government agencies. These laws, regulations and rules govern the discharge of materials to the environment, air and water; reporting storage of hazardous wastes and other hazardous materials; the transportation, handling and disposition of wastes and other materials; the labeling of pesticides and similar substances; and investigation and remediation of releases of hazardous materials. In addition, environmental laws impose liability on owners and operators of contaminated property, and a party who sends hazardous materials to such site for treatment, storage, disposal or recycling, for investigation and remediation. In some instances, such liability exists regardless of fault. Our processing and food ingredients operations are also subject to laws and related regulations and rules administered by the United States Department of Agriculture, the United States Food and Drug Administration, and other federal, state, local and foreign governmental agencies that govern the processing, packaging, storage, distribution, advertising, labeling, quality and safety of food and grain products. Failure to comply with these laws, regulations and rules could subject us, or our foods partners, to administrative penalties, fines, other costs, such as capital expenditures, injunctive relief, civil remedies and possible recalls of products. See "Legal Proceedings."

    Summary Operating Results

              Summary operating results and identifiable assets for our Ag segment for the nine months ended May 31, 2013 and 2012 and the years ended August 31, 2012, 2011 and 2010 are shown below:

	Ag
	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)
Revenues	$24,483,835	$20,457,343	$28,181,445	$25,767,033	$16,715,055
Cost of goods sold	24,017,733	19,939,254	27,544,040	25,204,301	16,258,679

Gross profit	466,102	518,089	637,405	562,732	456,376
Marketing, general and administrative	223,041	203,739	273,757	229,369	187,640

Operating earnings	243,061	314,350	363,648	333,363	268,736
Loss (gain) on investments	(45)	446	1,049	(118,344)	(421)
Interest, net	53,472	41,136	57,915	57,438	33,039
Equity income from investments	(13,104)	(16,719)	(22,737)	(40,482)	(31,248)

Income before income taxes	$202,738	$289,487	$327,421	$434,751	$267,366

Total identifiable assets at period end	$6,913,509	$5,865,709	$6,816,809	$5,276,537	$3,847,518

CORPORATE AND OTHER

Business Solutions

              Financial Services.    We have provided open account financing to approximately 100 of our members that are cooperatives (cooperative association members) in the past year. These arrangements involve the discretionary extension of credit in the form of a clearing account for settlement of grain purchases and as a cash management tool.

              CHS Capital, LLC.    CHS Capital, LLC (CHS Capital), a finance company formed in fiscal 2005, makes seasonal and term loans to member cooperatives and individual producers.

              CHS Hedging Inc.    Our controlled subsidiary, CHS Hedging Inc., is a registered Futures Commission Merchant and a clearing member of both the Minneapolis Grain Exchange and the Kansas City Board of Trade. In October 2012, CHS Hedging's name was changed from Country Hedging, Inc. CHS Hedging provides full-service commodity risk management brokerage and consulting services to its customers, primarily in the areas of agriculture and energy.

              Ag States Group.    Our wholly-owned subsidiary, Ag States Agency, LLC, is a full-service independent insurance agency. It sells all lines of insurance, including property and casualty, group benefits and surety bonds. Its approximately 1,800 customers are primarily agribusinesses, including cooperatives and independent elevators, energy, agronomy, feed and seed plants, implement dealers and food processors. Impact Risk Funding, Inc. PCC, (IRF) a wholly-owned subsidiary of Ag States Agency, LLC, was incorporated as a protected cell captive insurer in the District of Columbia in July 2010. IRF was created as an insurance entity to provide alternative risk financing options for customers.

Wheat Milling

              In January 2002, we formed a joint venture with Cargill named Horizon Milling, LLC (Horizon Milling), in which we hold an ownership interest of 24%, with Cargill owning the remaining 76%. Horizon Milling is the largest U.S. wheat miller based on output volume. We own five mills that we lease to Horizon Milling. During fiscal 2012, 2011 and 2010, we invested $3.0 million, $3.1 million and $2.1 million, respectively, in Horizon Milling. Sales and purchases of wheat and durum by us to Horizon Milling during fiscal 2012 were $426.3 million and $22.5 million, respectively. Horizon Milling's advance payments on grain to us were $11.4 million on August 31, 2012, and are included in customer advance payments on our Consolidated Balance Sheet. The customer advance payments balance has not changed materially since August 31, 2012. We account for Horizon Milling using the equity method of accounting and on August 31, 2012, our investment was $78.4 million. On August 31, 2012, our net book value of assets leased to Horizon Milling was $49.6 million.

              During fiscal 2007, we formed Horizon Milling G.P. (24% CHS ownership with Cargill owning the remaining 76%), a joint venture that acquired a Canadian grain-based foodservice and industrial business, which includes two flour milling operations and two dry baking mixing facilities in Canada. During fiscal 2010, we invested $0.4 million in Horizon Milling G.P. We account for the investment using the equity method of accounting, and on August 31, 2012, our investment was $16.7 million. On March 4, 2013, we entered into a definitive agreement with Cargill and ConAgra Foods, Inc. to form Ardent Mills, a joint venture combining the North American flour milling operations of the three parent companies, including the Horizon Milling, LLC and Horizon Milling G.P. assets, with CHS holding a 12% interest. Upon closing, Ardent Mills is expected to be financed with funds from third-party borrowings, which would not require credit support from the owners. The borrowings are anticipated to be no less than $600 million with proceeds distributed to each owner in proportion to the ownership interests, adjusted for any deviations in specified working capital target amounts. The transaction is expected to close in our fiscal 2014, subject to financing and certain other customary closing conditions. In connection with the closing, the parties will also enter into various ancillary and non-compete agreements, including, among other things, an agreement for CHS to supply Ardent Mills with certain wheat and durum products.

Foods

              Our primary focus in the foods area is Ventura Foods, which produces and distributes vegetable oil-based products such as margarine, salad dressing and other food products. Ventura Foods was created in 1996, and is owned 50% by us and 50% by Wilsey Foods, Inc., a majority owned subsidiary of Mitsui. We account for our Ventura Foods investment under the equity method of accounting, and on August 31, 2012, our investment was $292.4 million.

              Ventura Foods manufactures, packages, distributes and markets bulk margarine, salad dressings, mayonnaise, salad oils, syrups, soup bases and sauces, many of which utilize soybean oil as a primary ingredient. Approximately 40% of Ventura Foods' volume, based on sales, comes from products for which Ventura Foods owns the brand, and the remainder comes from products that it produces for third parties. A variety of Ventura Foods' product formulations and processes are proprietary to it or its customers. Ventura Foods is the largest manufacturer of margarine for the foodservice sector in the U.S. and is a major producer of many other products.

              Ventura Foods currently has 11 manufacturing and distribution locations across the United States. Ventura Foods sources its raw materials, which consist primarily of soybean oil, canola oil, palm/coconut oil, peanut oil and other ingredients and supplies, from various national and overseas suppliers, including our oilseed processing operations. It sells the products it manufactures to third parties as a contract manufacturer, as well as directly to retailers, food distribution companies and large institutional food service companies. Ventura Foods sales are approximately 60% in foodservice and the remainder is split between retail and industrial customers who use edible oil products as ingredients in foods they manufacture for resale. During Ventura Foods' 2012 fiscal year, Sysco accounted for 23% of its net sales.

              Ventura Foods competes with a variety of large companies in the food manufacturing industry. Major competitors include ADM, Cargill, Bunge, Unilever, ConAgra, Stratas Foods LLC, Smuckers, Kraft and CF Sauer, Ken's, Marzetti and Nestle.

Agriliance, LLC

              Agriliance LLC (Agriliance) is owned and governed by CHS (50%) and Land O'Lakes, Inc. (50%). We account for our Agriliance investment, using the equity method of accounting, within Corporate and Other. Prior to September 1, 2007, Agriliance was a wholesale and retail crop nutrients and crop protection products company. In September 2007, Agriliance distributed the assets of the crop nutrients business to us, and the assets of the crop protection business to Land O'Lakes. Agriliance has ceased its business activities and primarily holds long-term liabilities. During the years ended August 31, 2011 and 2010, we received $28.0 million and $105.0 million, respectively, of cash distributions from Agriliance as returns of capital for proceeds from the sale of many of the Agriliance retail facilities, and the collection of receivables. We have not received any cash distributions from Agriliance since the year ended August 31, 2011. We recorded pre-tax gains of $9.0 million and $28.4 million during fiscal 2011 and 2010, respectively, related to these cash distributions.

PRICE RISK AND HEDGING

              When we enter into a commodity purchase or sales commitment, we incur risks related to price change and performance (including delivery, quality, quantity and shipment period). We are exposed to risk of loss in the market value of positions held, consisting of inventory and purchase contracts at a fixed or partially fixed price, in the event market prices decrease. We are also exposed to risk of loss on our fixed or partially fixed price sales contracts in the event market prices increase.

              Our hedging activities reduce the effects of price volatility, thereby protecting against adverse short-term price movements, but also limit the benefits of short-term price movements. To reduce the price change risks associated with holding fixed price commitments, we generally take opposite and offsetting positions by entering into commodity futures contracts or options, to the extent practical, in order to arrive at a net commodity position within the formal position limits we have established and deemed prudent for each commodity. These contracts are purchased and sold on regulated commodity futures exchanges for grain, and regulated mercantile exchanges for refined products and crude oil. We also use over-the-counter (OTC) instruments to hedge our exposure on flat price fluctuations. The price risk we encounter for crude oil and most of the grain and oilseed volume we handle can be hedged. Price risk associated with fertilizer and certain grains cannot be hedged because there are no futures for these commodities and, as a result, risk is managed through the use of forward sales contracts and other pricing arrangements and, to some extent, cross-commodity futures hedging. These contracts are economic hedges of price risk, but are not designated or accounted for as hedging instruments for accounting purposes, with the exception of some contracts in our Energy segment which were previously accounted for as cash flow hedges. The contracts are recorded on our Consolidated Balance Sheets at fair values based on quotes listed on regulated commodity exchanges or are based on the market prices of the underlying products listed on the exchanges, with the exception of fertilizer and propane contracts, which are accounted for as normal purchase and normal sales transactions. Unrealized gains and losses on these contracts are recognized in cost of goods sold in our Consolidated Statements of Operations using market-based prices.

              When a futures contract is entered into, an initial margin deposit must be sent to the applicable exchange or broker. The amount of the deposit is set by the exchange and varies by commodity. If the market price of a short futures contract increases, then an additional maintenance margin deposit would be required. Similarly, if the price of a long futures contract decreases, a maintenance margin deposit would be required and sent to the applicable exchange. Subsequent price changes could require additional maintenance margins or could result in the return of maintenance margins.

              Our policy is to primarily maintain hedged positions in grain and oilseed. Our profitability from operations is primarily derived from margins on products sold and grain merchandised, not from hedging transactions. At any one time, inventory and purchase contracts for delivery to us may be substantial. We have risk management policies and procedures that include net position limits. These limits are defined for each commodity and include both trader and management limits. This policy and computerized procedures in our grain marketing operations require a review by operations management when any trader is outside of position limits and also a review by our senior management if operating areas are outside of position limits. A similar process is used in our energy and wholesale crop nutrients operations. The position limits are reviewed, at least annually, with our management and Board of Directors. We monitor current market conditions and may expand or reduce our net position limits or procedures in response to changes in those conditions. In addition, all purchase and sales contracts are subject to credit approvals and appropriate terms and conditions.

              Hedging arrangements do not protect against nonperformance by counterparties to contracts. We primarily use exchange traded instruments, which minimize our counterparty exposure. We evaluate that exposure by reviewing contracts and adjusting the values to reflect potential nonperformance. Risk of nonperformance by counterparties includes the inability to perform because of a counterparty's financial condition and liquidity and also the risk that the counterparty will refuse to perform on a contract during periods of price fluctuations where contract prices are significantly different than the current market prices. We manage our risks by entering into fixed price purchase and sales contracts with preapproved producers and by establishing appropriate limits for individual suppliers. Fixed price contracts are entered into with customers of acceptable creditworthiness, as internally evaluated. Historically, we have not experienced significant events of nonperformance on open contracts. Accordingly, we only adjust the estimated fair values of specifically identified contracts for nonperformance. Although we have established policies and procedures, we make no assurances that historical nonperformance experience will carry forward to future periods.

EMPLOYEES

              On May 31, 2013, we had 10,728 full, part-time, temporary and seasonal employees, which included 685 employees of NCRA. Of that total, 2,807 were employed in our Energy segment, 5,484 in our country operations business (including approximately 1,203 seasonal and temporary employees), 180 in our crop nutrients operations, 918 in our grain marketing operations, 807 in our processing and food ingredients operations and 532 in Corporate and Other. In addition to those employed directly by us, many employees work for joint ventures in which we have a 50% or less ownership interest, and are not included in these totals. A portion of both of our segments and Corporate and Other are employed in this manner.

              Employees in certain areas are represented by collective bargaining agreements. Refinery and pipeline workers in Laurel, Montana are represented by agreements with two separate unions: the United Steel Worker (USW) Union Local 11-443 represents 195 refinery employees for which agreements are in place through January 31, 2015 and the Oil Basin Pipeliners Union (OBP) represents 20 pipeline employees for which they have an evergreen labor agreement that renews every September 1 unless 60 days' notice is given. The contracts covering the NCRA McPherson, Kansas refinery include 308 employees represented by the United Steel Workers of America (USWA) that are in place through June 2015. There are currently 78 CHS employees in transportation and lubricant plant operations covered by collective bargaining agreements with the Teamsters, including a labor contract with Montana drivers which represents 22 employees, one with Wisconsin drivers representing 27 employees and one with lubricant plant production workers representing 29 employees, that expire, respectively, at June 30, 2014, August 14, 2016 and October 31, 2013.

              Certain production workers in our processing and food ingredients operations are subject to collective bargaining agreements with the Bakery, Confectionary, Tobacco Worker and Grain Millers (BTWGM) representing 119 employees, which expires on June 30, 2017 and the Pipefitters' Union representing 2 employees, which expires on April 30, 2014. The BTWGM also represents 39 employees at our Superior, Wisconsin grain export terminal with a contract expiring on June 30, 2016. Various union contracts cover employees in other grain and crop nutrient terminal operations: the USWA represents 77 employees at our Myrtle Grove, Louisiana grain export terminal with a contract expiring on May 31, 2016; and the Teamsters represent 8 employees at our Winona, Minnesota river terminal with a contract expiring on February 28, 2015. Finally, certain employees in our country operations business are represented by collective bargaining agreements with the BTWGM which represents 26 employees in two locations, Hermiston, Oregon and Great Falls, Montana, with contracts expiring on December 31, 2014 and June 30, 2014, respectively.

 LEGAL PROCEEDINGS

              We are involved as a defendant in various lawsuits, claims and disputes, which are in the normal course of our business. The resolution of any such matters may affect consolidated results of operations, cash flows or financial condition for any fiscal period; however, our management believes any resulting liabilities, individually or in the aggregate, will not have a material adverse effect on our consolidated results of operations, cash flows or financial condition for, or at the end of, as applicable, any fiscal year.

    Malta

              On November 21, 2009, a late-night fire destroyed a shop, a warehouse containing some feed, seed, and agronomy products, and part of the office at the Malta, Montana branch of Milk River Cooperative, a CHS-owned facility. Our local staff worked with local emergency officials to respond in a timely manner in keeping with accepted protocols and in what all parties believed was in the best interests of community health and safety and to eliminate any environmental impact. There were no injuries and the fire was extinguished in a short period of time. We promptly notified both the Montana Department of Environmental Quality and the Montana Department of Emergency Services. All remediation work was overseen by West Central Environmental Consultants and completed under the supervision of the Montana Department of Environmental Quality. Follow-up review by the EPA regulators determined that, while we had notified the required state agencies, notification was not made to the National Response Center as mandated for events in which there is a chemical release. This situation resulted from an inadvertent, unintentional human error related to a technical reporting requirement.

              In October 2012, we entered into a plea agreement with the EPA and the U.S. Department of Justice related to the November 2009 fire at Malta, Montana. The plea was entered in the U.S. District Court for the District of Montana. Under the terms of the plea agreement, we agreed to enter a guilty plea to one count of failure to report a release of a reportable quantity of a hazardous substance, a violation of the federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA). In addition, we agreed to pay a $500,000 fine and, as part of the plea agreement, agreed to contribute an additional $50,000 to the Malta Fire Department for equipment that would assist the fire department in fighting future fires in its community.

    Laurel

              On August 30, 2012, we received from the EPA a request for information pursuant to Section 114 of the Clean Air Act. The information requested relates to operational information and design data for flares at our Laurel, Montana refinery for the period from January 1, 2006 to present. The information request could potentially result in an enforcement action by the EPA with respect to flare efficiency or other issues. We provided the requested information in December 2012 and are awaiting the EPA's response. As it is too early to determine the potential liability or extent of potential costs associated with any such action, we have not recorded a liability associated with this request. While the facts and circumstances of enforcement actions under the Clean Air Act relating to flares at refineries differ on a case-by-case basis, some refineries have incurred significant penalties and other costs in connection with such enforcement actions.

    Product Recall

              In May 2013, we initiated a voluntary recall of certain soy protein products produced at our Ashdod, Israel facility following one customer's report to us of a positive test result for salmonella in product purchased from us. We notified applicable food safety regulators, including the Israel Ministry of Health and the U.S. Food and Drug Administration, of both the positive test result and our determination to conduct a voluntary recall. We have received no reports of salmonella-related illness in relation to the recalled products. We estimate our range of loss associated with this recall to be between $15.5 million and $65.0 million. In the third quarter of fiscal 2013, we recorded a reserve of $15.5 million, which is the minimum amount in the range, as no amount within the range is a better estimate than any other. We maintain product liability and general liability insurance (which includes product liability coverage), which we believe is sufficient to offset most related product liability expenses. However, as of May 31, 2013, no insurance recoveries have been recorded related to this incident.

PROPERTIES

              We own or lease office space and energy, agronomy, grain handling and processing facilities throughout the United States and in Europe, Asia and South America. Below is a summary of these locations.

Energy

              Facilities in our Energy segment include the following, all of which are owned except where indicated as leased:

Refinery	Laurel, Montana
Propane terminals	Glenwood, Minnesota; Black Creek, Wisconsin (leased to another entity)
Transportation terminals/repair facilities	13 locations in Iowa, Kansas, Minnesota, Montana, North Dakota, South Dakota, Texas, Washington and Wisconsin, 2 of which are leased
Petroleum and asphalt terminals/storage facilities	11 locations in Montana, North Dakota and Wisconsin
Pump stations	11 locations in Montana and North Dakota
Pipelines:
Cenex Pipeline, LLC	Laurel, Montana to Fargo, North Dakota
Front Range Pipeline, LLC	Canadian border to Laurel, Montana and on to Billings, Montana
Convenience stores/gas stations
68 locations in Idaho, Minnesota, Montana, North Dakota, South Dakota, Washington and Wyoming, 20 of which are leased. We own an additional 4 locations which we do not operate, but are on capital leases to others
Lubricant plants/warehouses	3 locations in Minnesota, Ohio and Texas, 1 of which is leased

              We currently have a 79.2% interest in NCRA, which owns and operates the following facilities:

Refinery	McPherson, Kansas
Petroleum terminals/storage	2 locations in Iowa and Kansas
Pipeline	McPherson, Kansas to Council Bluffs, Iowa
Jayhawk Pipeline, LLC	Throughout Kansas, with branches in Nebraska, Oklahoma and Texas
Jayhawk stations	26 locations in Kansas, Nebraska and Oklahoma
Osage Pipeline (50% owned by NCRA)	Oklahoma to Kansas
Kaw Pipeline (67% owned by NCRA)	Throughout Kansas

Ag

              Within our Ag segment, we own or lease the following facilities:

    Crop Nutrients

              We use ports and terminals in our North American crop nutrients operations at the following locations:

    Briggs, Indiana (terminal, owned)
    Crescent City, Illinois (terminal, owned)
    Fostoria, Ohio (terminal, owned)
    Galveston, Texas (deep water port, land leased from port authority)
    Grand Forks, North Dakota (terminal, owned)
    Green Bay, Wisconsin (terminal, owned)
    Indianapolis, Indiana (terminal, leased)
    Little Rock, Arkansas (river terminal, land leased from port authority)
    Memphis, Tennessee (river terminal, owned)
    Muscatine, Iowa (river terminal, owned)
    Post Falls, Idaho (terminal, owned)
    St. Paul, Minnesota (river terminal, owned)
    Texarkana, Texas (terminal, owned)
    Watertown, South Dakota (terminal, owned)
    Winona, Minnesota (2 river terminals, owned)

    Country Operations

              In our country operations business, we own agri-operations in 390 communities (of which some of the facilities are on leased land), 3 sunflower plants and 9 feed manufacturing facilities of which we operate 8 and lease one to a joint venture of which we are a partner. These operations are located in Colorado, Idaho, Illinois, Iowa, Kansas, Minnesota, Montana, Nebraska, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Michigan and Washington.

    Grain Marketing

              We use grain terminals in our grain marketing operations at the following locations:

    Collins, Mississippi (owned)
    Constanta, Romania (owned)
    Davenport, Iowa (2 owned)
    Friona, Texas (owned)
    Myrtle Grove, Louisiana (owned)
    Oroshaza, Hungary (owned)
    Russia (3 owned)
    Savage, Minnesota (owned)
    Spokane, Washington (owned)
    Superior, Wisconsin (owned)
    Winona, Minnesota (owned)

              In addition to office space at our corporate headquarters, we have grain marketing offices at the following leased locations, unless otherwise noted:

    Amman, Jordan
    Barcelona, Spain
    Bucharest, Romania
    Budapest, Hungary
    Buenos Aires, Argentina (2 locations)
    Davenport, Iowa (owned)
    Geneva, Switzerland
    Hong Kong
    Kansas City, Missouri
    Kiev and Odessa, Ukraine
    Novorossiysk, Russia (also 7 other Russia locations)
    Lincoln, Nebraska
    Novi Sad, Serbia
    Sao Paulo, Brazil (also 8 other Brazil locations)
    Seoul, South Korea
    Singapore
    Sofia, Bulgaria
    Shanghai, China
    Winona, Minnesota (owned)

Processing

              We own soybean processing facilities and/or textured soy protein production facilities at the following locations:

    Ashdod, Israel
    Ashkelon, Israel
    Creston, Iowa
    Fairmont, Minnesota
    Hutchinson, Kansas
    Mankato, Minnesota
    Ningbo, China
    South Sioux City, Nebraska

Corporate and Other

    Business Solutions

              In addition to office space at our corporate headquarters, we have offices at the following leased locations:

    Houston, Texas (Ag States Group)
    Indianapolis, Indiana (Ag States Group and CHS Hedging Inc.)
    Kansas City, Missouri (CHS Hedging Inc.)
    Kewanee, Illinois (Ag States Group)

    Wheat Milling

              We own five milling facilities at the following locations, all of which are leased to Horizon Milling:

    Fairmount, North Dakota
    Houston, Texas
    Kenosha, Wisconsin
    Mount Pocono, Pennsylvania
    Rush City, Minnesota

    Corporate Headquarters

              We are headquartered in Inver Grove Heights, Minnesota. We own a 33-acre campus consisting of one main building with approximately 320,000 square feet of office space and two smaller buildings with approximately 13,400 and 9,000 square feet of space. We also have an office in Washington, D.C., which we lease.

              Our internet address is www.chsinc.com. Information contained on our website is not part of, or incorporated by reference into, this prospectus.

 MEMBERSHIP IN CHS AND AUTHORIZED CAPITAL

Introduction

              We are an agricultural membership cooperative organized under Minnesota cooperative law to do business with member and non-member patrons. Our patrons, not us, are subject to income taxes on income from patronage sources, which is distributed to them. We are subject to income taxes on undistributed patronage income and non-patronage-sourced income. See "—Tax Treatment" below.

Distribution of Net Income; Patronage Dividends

              We are required by our organizational documents annually to distribute net earnings derived from patronage business with members to members on the basis of patronage, except that our Board of Directors may elect to retain and add to our unallocated capital reserve an amount not to exceed 10% of the distributable net income from patronage business. We may also distribute net income derived from patronage business with a non-member if we have agreed to conduct business with the non-member on a patronage basis. Net income from non-patronage business may be distributed to members or added to the unallocated capital reserve, in whatever proportions our Board of Directors deems appropriate.

              These distributions, referred to as "patronage dividends," may be made in cash, patrons' equities, revolving fund certificates, our securities, securities of others or any combination designated by our Board of Directors. Beginning in fiscal 2006 through fiscal 2010, our Board of Directors approved the distributed patronage dividends to be in the form of 35% cash and 65% patrons' equities (see "—Patrons' Equities" below). For fiscal 2011 and 2012, our Board of Directors approved the distributed patronage dividends to be in the form of 35% cash and 65% patrons' equity for individuals and 40% cash and 60% patrons' equity for non-individuals. In addition, our Board of Directors authorized, in accordance with our bylaws, that 10% of the earnings from patronage business for fiscal 2011 and 2012, be added to our capital reserves. Our Board of Directors may change the mix in the form of the patronage dividends in the future. In making distributions, our Board of Directors may use any method of allocation that, in its judgment, is reasonable and equitable.

              Patronage dividends distributed during the years ended August 31, 2012, 2011 and 2010, were $676.3 million ($260.7 million in cash), $402.4 million ($141.5 million in cash) and $438.0 million ($153.9 million in cash), respectively.

              Patronage dividends distributed during the nine months ended May 31, 2013 and 2012 were $976.0 million ($381.0 million in cash) and $676.1 million ($260.6 million in cash), respectively.

              By action of our Board of Directors, patronage losses incurred in fiscal 2009 from our wholesale crop nutrients business, totaling $60.2 million, were offset against the fiscal 2008 wholesale crop nutrients operating earnings and the gain on the sale of our CF Industries stock through the cancellation of capital equity certificates in fiscal 2010.

8% Cumulative Redeemable Preferred Stock

              On May 31, 2013, we had 12,272,003 shares of 8% Cumulative Redeemable Preferred Stock outstanding. The 8% Cumulative Redeemable Preferred Stock is traded on the NASDAQ Global Select Market under the symbol "CHSCP."

              Holders of our 8% Cumulative Redeemable Preferred Stock are entitled to receive cash dividends at the rate of $2.00 per share per year when, as and if declared by our Board of Directors. Dividends are cumulative and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, except that if a payment date is a Saturday, Sunday or legal holiday, the dividend is paid without interest on the next day that is not a Saturday, Sunday or legal holiday. In the event of our liquidation, holders of our 8% Cumulative Redeemable Preferred Stock are entitled to receive $25.00 per share plus all dividends accumulated and unpaid on the shares to and including the date of liquidation, subject, however, to the rights of any of our securities that rank senior or on parity with the 8% Cumulative Redeemable Preferred Stock. As to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of CHS, whether voluntary or involuntary, the 8% Cumulative Redeemable Preferred Stock ranks prior to: (i) any patronage refund; (ii) any other class or series of our capital stock designated by our Board of Directors as junior to the preferred stock; and (iii) our common stock, if any. Shares of any class or series of our capital stock that are not junior to the 8% Cumulative Redeemable Preferred Stock, including the Class B Preferred Stock, rank equally with the 8% Cumulative Redeemable Preferred Stock as to the payment of dividends and the distribution of assets.

              We may, at our option, at any time on or after July 18, 2023, redeem the 8% Cumulative Redeemable Preferred Stock, in whole or from time to time in part, for cash at a redemption price of $25.00 per share plus all dividends accumulated and unpaid on that share to and including the date of redemption. We have no current plan or intention to redeem the 8% Cumulative Redeemable Preferred Stock. In the event of a change in control initiated by our Board of Directors, holders of the 8% Cumulative Redeemable Preferred Stock will have the right, for a period of 90 days from the date of the change in control, to require us to repurchase their shares of 8% Cumulative Redeemable Preferred Stock at a price of $25.00 per share plus all dividends accumulated and unpaid on that share to and including the date of redemption. The 8% Cumulative Redeemable Preferred Stock is not exchangeable for or convertible into any other shares of our capital stock or any other securities or property and is not subject to the operation of any purchase, retirement or sinking fund. Holders of the 8% Cumulative Redeemable Preferred Stock do not have voting rights, except as required by applicable law; provided, that the affirmative vote of two-thirds of the outstanding 8% Cumulative Redeemable Preferred Stock will be required to approve (i) any amendment to our articles of incorporation or the resolutions establishing the terms of the 8% Cumulative Redeemable Preferred Stock if the amendment adversely affects the rights or preferences of the 8% Cumulative Redeemable Preferred Stock; or (ii) the creation of any class or series of equity securities having rights senior to the 8% Cumulative Redeemable Preferred Stock as to the payment of dividends or distribution of assets upon the liquidation, dissolution or winding up of CHS. Holders of the 8% Cumulative Redeemable Preferred Stock have no preemptive right to acquire shares of any class or series of our capital stock.

Patrons' Equities

              Patrons' equities are in the form of book entries and represent a right to receive cash or other property when we redeem them. Patrons' equities form part of our capital, do not bear interest, and are not subject to redemption upon request of a member. Patrons' equities are redeemable only at the discretion of our Board of Directors and in accordance with the terms of the redemption policy adopted by our Board of Directors, which may be modified at any time without member consent. Redemptions of capital equity certificates approved by our Board of Directors are divided into two pools, one for non-individuals (primarily member cooperatives) who may participate in an annual program for equities held by them and another for individuals who are eligible for equity redemptions at age 70 or upon death. In accordance with authorization from our Board of Directors, we expect total redemptions related to the year ended August 31, 2012, that will be distributed in fiscal 2013, to be approximately $196.0 million.

              Cash redemptions of patrons and other equities during the years ended August 31, 2012, 2011 and 2010 were $145.7 million, $61.2 million and $23.1 million, respectively. An additional $36.7 million of equities were redeemed by issuance of shares of our 8% Cumulative Redeemable Preferred Stock during the year ended August 31, 2010. No equities were redeemed by issuance of shares of our 8% Cumulative Redeemable Preferred Stock during the years ended August 31, 2012 and 2011.

              Cash redemptions of patrons and other equities during the nine months ended May 31, 2013 and 2012 were $185.0 million and $138.4 million, respectively.

Governance

              We are managed by a Board of Directors of not less than 17 persons elected by the members at our annual meeting. Terms of directors are staggered so that no more than seven directors are elected in any year. Our Board of Directors is currently comprised of 16 directors due to the departure of Michael Toelle on April 3, 2013. The remaining directors will appoint a director to fill this vacancy at our next annual meeting to be held in December 2013. Our articles of incorporation and bylaws may be amended only upon approval of a majority of the votes cast at an annual or special meeting of our members, except for the higher vote described under "—Certain Antitakeover Measures" below.

Membership

              Membership in CHS is restricted to certain producers of agricultural products and to associations of producers of agricultural products that are organized and operating so as to adhere to the provisions of the Agricultural Marketing Act and the Capper-Volstead Act, as amended. Our Board of Directors may establish other qualifications for membership, as it may from time to time deem advisable.

              As a membership cooperative, we do not have common stock. We may issue equity or debt instruments, on a patronage basis or otherwise, to our members. We have two types of members. Individual members are individuals actually engaged in the production of agricultural products. Cooperative associations are associations of agricultural producers and may be either cooperatives or other associations organized and operated under the provisions of the Agricultural Marketing Act and the Capper-Volstead Act, as amended.

Voting Rights

              Voting rights arise by virtue of membership in CHS, not because of ownership of any equity or debt instruments. Members that are cooperative associations are entitled to vote based upon a formula that takes into account the equity held by the cooperative in CHS and the average amount of business done with us over the previous three years.

              Members who are individuals are entitled to one vote each. Individual members may exercise their voting power directly or through patrons' associations affiliated with a grain elevator, feed mill, seed plant or any other of our facilities (with certain historical exceptions) recognized by our Board of Directors. The number of votes of patrons' associations is determined under the same formula as cooperative association members.

              Most matters submitted to a vote of the members require the approval of a majority of the votes cast at a meeting of the members, although certain actions require a greater vote. See "—Certain Antitakeover Measures" below.

Debt and Equity Instruments

              We may issue debt and equity instruments to our current members and patrons, on a patronage basis or otherwise, and to persons who are neither members nor patrons. All equity we issue (including the Class B Preferred Stock) is subject to a first lien in favor of us for all indebtedness of the holder to us. On May 31, 2013, our outstanding capital includes patrons' equities (consisting of Capital Equity Certificates and Non-patronage Equity Certificates), 8% Cumulative Redeemable Preferred Stock and certain capital reserves.

              Dividends, which may be cumulative, may be paid on equity capital of CHS that is established in accordance with our articles of incorporation, provided that dividends on such equity capital may not exceed eight percent (8%) per annum. Unless otherwise expressly authorized by our Board of Directors, preferred stock established and issued pursuant to CHS's articles of incorporation may only be sold or transferred with the approval of our Board of Directors. Our Board of Directors has expressly authorized the listing and trading of the Class B Preferred Stock on the NASDAQ Global Select Market and transfer of shares of Class B Preferred Stock in connection therewith.

Distribution of Assets upon Dissolution; Merger and Consolidation

              In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, all of our debts and liabilities would be paid first according to their respective priorities. After such payment, the holders of each share of our Class B Preferred Stock, 8% Cumulative Redeemable Preferred Stock and any other equity securities would then be entitled to receive payment, out of available assets, in accordance with their respective liquidation preferences. After such distribution to the holders of equity capital, any excess would be paid to patrons on the basis of their past patronage with us. Our bylaws provide for the allocation among our members and nonmember patrons of the consideration received in any merger or consolidation to which we are a party.

Certain Antitakeover Measures

              Our governing documents may be amended upon the approval of a majority of the votes cast at an annual or special meeting. However, if our Board of Directors, in its sole discretion, declares that a proposed amendment to our governing documents involves or is related to a "hostile takeover," the amendment must be adopted by 80% of the total voting power of our members.

              The approval of not less than two-thirds of the votes cast at a meeting is required to approve a "change of control" transaction which would include a merger, consolidation, liquidation, dissolution or sale of all or substantially all of our assets. If our Board of Directors determines that a proposed change of control transaction involves a hostile takeover, the 80% approval requirement applies. The term "hostile takeover" is not further defined in the Minnesota cooperative law or our governing documents.

Tax Treatment

              Subchapter T of the Internal Revenue Code of 1986, as amended (the "Code"), sets forth rules for the tax treatment of cooperatives and applies to both cooperatives exempt from taxation under Section 521 of the Code and to nonexempt corporations operating on a cooperative basis. We are a nonexempt cooperative.

              As a cooperative, we are not taxed on qualified patronage (minimum cash requirement of 20%) allocated to our members either in the form of equities or cash. Consequently, those amounts are taxed only at the patron level. However, the amounts of any allocated but undistributed patronage earnings (called non-qualified written notices of allocation) are taxable to us when allocated. Upon redemption of any non-qualified written notices of allocation, the amount is deductible to us and taxable to the member.

              Income derived by us from non-patronage sources is not entitled to the "single tax" benefit of Subchapter T and is taxed to us at corporate income tax rates.

              Prior to September 2013, NCRA was not consolidated for tax purposes. On September 1, 2013, NCRA began to be consolidated for tax purposes when our ownership increased to greater than 80%.

SELECTED CONSOLIDATED FINANCIAL DATA

              The selected financial information below has been derived from our consolidated financial statements for the periods indicated below. The selected consolidated financial information for the nine months ended and as of May 31, 2013 and 2012, the years ended August 31, 2012, 2011 and 2010 and as of August 31, 2012 and 2011, should be read in conjunction with our consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2013 and our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as well as management's discussion and analysis thereof, incorporated by reference in this prospectus. The selected consolidated financial information for the years ended August 31, 2009 and 2008 and as of August 31, 2010, 2009 and 2008 should be read in conjunction with our audited consolidated financial statements and notes thereto, as well as the related management's discussion and analysis thereof, not included or incorporated by reference in this prospectus. In the opinion of our management, the interim financial data for May 31, 2013 and 2012 was prepared on the same basis as the annual historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results for the nine-month period ended May 31, 2013 are not necessarily indicative of the results that may be expected for the full fiscal year.

	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)
Income Statement Data:
Revenues	$33,528,872	$29,600,926	$40,599,286	$36,915,834	$25,267,931	$25,729,916	$32,167,461
Cost of goods sold	32,055,796	28,113,086	38,588,143	35,512,988	24,397,410	24,849,901	30,993,899

Gross profit	1,473,076	1,487,840	2,011,143	1,402,846	870,521	880,015	1,173,562
Marketing, general and administrative	397,931	368,300	498,233	438,498	366,582	355,299	329,965

Operating earnings	1,075,145	1,119,540	1,512,910	964,348	503,939	524,716	843,597
Loss (gain) on investments	(199)	446	5,465	(126,729)	(29,433)	56,305	(29,193)
Interest, net	186,989	126,556	193,263	74,835	58,324	70,487	76,460
Equity income from investments	(72,406)	(68,885)	(102,389)	(131,414)	(108,787)	(105,754)	(150,413)

Income before income taxes	960,761	1,061,423	1,416,571	1,147,656	583,835	503,678	946,743
Income taxes	87,033	86,588	80,852	86,628	48,438	63,304	71,861

Net income	873,728	974,835	1,335,719	1,061,028	535,397	440,374	874,882
Net income attributable to noncontrolling interests	4,139	75,095	75,091	99,673	33,238	58,967	71,837

Net income attributable to CHS Inc.	$869,589	$899,740	$1,260,628	$961,355	$502,159	$381,407	$803,045

Balance Sheet Data (at end of period):
Working capital	$2,959,840	$2,854,602	$2,848,462	$2,776,492	$1,603,994	$1,626,352	$1,738,600
Net property, plant and equipment	3,044,582	2,706,674	2,786,324	2,420,214	2,253,071	2,099,325	1,948,305
Total assets	12,877,809	11,473,354	13,423,151	12,217,010	8,666,128	7,869,845	8,771,978
Long-term debt, including current maturities	1,484,057	1,303,060	1,440,353	1,501,997	986,241	1,071,953	1,194,855
Total equities	5,006,853	4,377,326	4,473,323	4,265,320	3,604,451	3,333,164	3,161,418

Change in Accounting—Comprehensive Income

              The following table sets forth selected financial information which has been revised to reflect the adoption of a new accounting principle. In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU No. 2011-05"). ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of stockholders' equity. ASU No. 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We adopted ASU No. 2011-05, as amended by ASU No. 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05," during the first quarter of fiscal 2013. The following selected financial information revises our annual information for the periods presented to apply the new presentation required by this pronouncement.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	For the Years Ended August 31
	2012	2011	2010
	(Dollars in thousands)
Net income	$1,335,719	$1,061,028	$535,397
Other comprehensive (loss) income, net of tax:
Prior service credit (cost), net of tax expense (benefit) of $271, $(548), and $(154) in 2012, 2011 and 2010, respectively	476	(864)	(238)
Amortization of prior service cost, net of tax expense of $712, $914, and $957 in 2012, 2011 and 2010, respectively	1,253	1,440	1,478
Amortization of net transition obligation, net of tax expense of $394, $363, and $368 in 2012, 2011 and 2010, respectively	694	573	568
Net actuarial (loss) gain, net of tax (benefit) expense of $(29,080), $10,208 and $(36,433) in 2012, 2011 and 2010, respectively	(51,189)	16,079	(56,298)
Amortization of net actuarial gain, net of tax expense of $5,993, $6,839, and $4,415 in 2012, 2011 and 2010, respectively	10,550	10,773	6,823
Unrealized net gain (loss) on available for sale investments, net of tax expense (benefit) of $199, $445 and $(477) in 2012, 2011 and 2010, respectively	355	716	(750)
Cash flow hedges, net of tax expense (benefit) of $449, $(2,180) and $227 in 2012, 2011 and 2010, respectively	586	(3,424)	356
Energy derivative instruments qualified for hedge accounting, net of tax expense (benefit) of $1,540 and $(1,540) in 2011 and 2010, respectively		2,419	(2,419)
Foreign currency translation adjustment, net of tax (benefit) expense of $(3,699), $2,842 and $(791) in 2012, 2011 and 2010, respectively	(5,855)	4,464	(1,242)

Other comprehensive (loss) income, net of tax	(43,130)	32,176	(51,722)

Comprehensive income	1,292,589	1,093,204	483,675
Less: comprehensive income attributable to noncontrolling interests	75,091	101,458	30,513

Comprehensive income attributable to CHS Inc.	$1,217,498	$991,746	$453,162

              The selected financial information below has been derived from our two business segments, and Corporate and Other, for the nine months ended May 31, 2013 and 2012 and the years ended August 31, 2012, 2011 and 2010. The intercompany revenues between our Energy and Ag segments were $352.6 million and $340.3 million for the nine months ended May 31, 2013 and 2012, respectively. The intercompany revenues between our Energy and Ag segments were $467.6 million, $383.4 million and $295.5 million for the fiscal years ended August 31, 2012, 2011 and 2010, respectively.

Selected Financial Data By Business Segment

	Energy
	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)
Revenues	$9,345,304	$9,433,098	$12,816,542	$11,467,381	$8,799,890
Cost of goods sold	8,392,704	8,516,284	11,514,463	10,694,687	8,437,504

Gross profit	952,600	916,814	1,302,079	772,694	362,386
Marketing, general and administrative	121,364	112,610	155,786	142,708	123,834

Operating earnings	831,236	804,204	1,146,293	629,986	238,552
Loss (gain) on investments			4,008	1,027	(269)
Interest, net	124,229	75,755	122,302	5,829	9,939
Equity income from investments	(580)	(5,658)	(7,537)	(6,802)	(5,554)

Income before income taxes	$707,587	$734,107	$1,027,520	$629,932	$234,436

Intersegment revenues	$(352,624)	$(340,308)	$(467,583)	$(383,389)	$(295,536)

Total identifiable assets at period end	$4,121,695	$3,944,347	$3,684,571	$3,883,205	$3,004,471

	Ag
	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)
Revenues	$24,483,835	$20,457,343	$28,181,445	$25,767,033	$16,715,055
Cost of goods sold	24,017,733	19,939,254	27,544,040	25,204,301	16,258,679

Gross profit	466,102	518,089	637,405	562,732	456,376
Marketing, general and administrative	223,041	203,739	273,757	229,369	187,640

Operating earnings	243,061	314,350	363,648	333,363	268,736
Loss (gain) on investments	(45)	446	1,049	(118,344)	(421)
Interest, net	53,472	41,136	57,915	57,438	33,039
Equity income from investments	(13,104)	(16,719)	(22,737)	(40,482)	(31,248)

Income before income taxes	$202,738	$289,487	$327,421	$434,751	$267,366

Total identifiable assets at period end	$6,913,509	$5,865,709	$6,816,809	$5,276,537	$3,847,518

	Corporate and Other
	Nine Months Ended May 31,		Years Ended August 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)
Revenues	$52,357	$50,793	$68,882	$64,809	$48,522
Cost of goods sold	(2,017)	(2,144)	(2,777)	(2,611)	(3,237)

Gross profit	54,374	52,937	71,659	67,420	51,759
Marketing, general and administrative	53,526	51,951	68,690	66,421	55,108

Operating earnings (losses)	848	986	2,969	999	(3,349)
Loss (gain) on investments	(154)		408	(9,412)	(28,743)
Interest, net	9,288	9,665	13,046	11,568	15,346
Equity income from investments	(58,722)	(46,508)	(72,115)	(84,130)	(71,985)

Income before income taxes	$50,436	$37,829	$61,630	$82,973	$82,033

Total identifiable assets at period end	$1,842,605	$1,663,298	$2,921,771	$3,057,268	$1,814,139

              Supplementary financial information required by Item 302 of Regulation S-K for the three months ended November 30, 2012, the three months ended February 28, 2013 and the three months ended May 31, 2013 and for each quarter during the years ended August 31, 2012 and 2011 is presented below.

	November 30, 2012	February 28, 2013	May 31, 2013
	(Unaudited) (Dollars in thousands)
Revenues	$11,709,938	$9,882,378	$11,936,556
Gross profit	545,518	470,647	456,911
Income before income taxes	381,898	299,387	279,476
Net income	345,881	275,518	252,329
Net income attributable to CHS Inc.	343,707	275,086	250,796

	November 30, 2011	February 29, 2012	May 31, 2012	August 31, 2012
	(Unaudited) (Dollars in thousands)
Revenues	$9,734,159	$8,843,812	$11,022,955	$10,998,360
Gross profit	640,007	231,577	616,256	523,303
Income before income taxes	530,847	89,858	440,718	355,148
Net income	488,882	79,235	406,718	360,884
Net income attributable to CHS Inc.	416,208	78,470	405,062	360,888

	November 30, 2010	February 28, 2011	May 31, 2011	August 31, 2011
	(Unaudited) (Dollars in thousands)
Revenues	$8,135,104	$7,706,119	$10,471,672	$10,602,939
Gross profit	309,076	292,923	439,488	361,359
Income before income taxes	231,226	214,160	465,766	236,504
Net income	206,335	211,819	405,917	236,957
Net income attributable to CHS Inc.	201,725	194,598	358,484	206,548

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

              The "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections included in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2013 and our Annual Report on Form 10-K for the fiscal year ended August 31, 2012 are incorporated by reference in this prospectus.

 MANAGEMENT

              The information specified in Items 10, 12 and 13 of Part III of our Annual Report on Form 10-K for the year ended August 31, 2012 is incorporated herein by reference. Except as set forth below or in "Executive Compensation," this information has not materially changed since our Annual Report on Form 10-K for the year ended August 31, 2012, was filed on November 7, 2012.

Annual Meeting

              We held our Annual Meeting on December 6, 2012 and the following new director was elected to our Board of Directors for a three-year term, succeeding Michael Mulcahey:

Name and Address	Age	Director Region	Since
David Johnsrud 17263 300 Avenue Starbuck, MN 56381	59	1	2012

              David Johnsrud (2012):    Serves as a member of the Government Relations Committee. Serves as director and chairman for AgCountry Farm Credit Services. Serves on the Minnesota Farm Credit Legislative Committee, with three years as chairman. Served on the Farmers Union Oil and Prairie Lake Coop boards of directors, with 15 years as board secretary. Johnsrud served on the Mid-Minnesota Association Board, with terms as secretary and chairman, as well as on the State Directors' Association, with terms as treasurer. Served on the CHS Annual Meeting Credentials Committee in 2000 and 2001 and on the Resolutions Committee in 2002 and 2003. In 2010 he completed the Farm Credit Services Premier Governance Series and became a Certified Director and is a 2010 graduate of Minnesota Agricultural Rural Leadership Class V. Mr. Johnsrud's principal occupation has been farming for the last five years or longer. As of September 12, 2013, Mr. Johnsrud does not hold shares of our 8% Cumulative Redeemable Preferred Stock. Mr. Johnsrud does not satisfy the definition of director independence set forth in the rules of The NASDAQ Stock Market LLC, and, therefore, is not eligible to be a member of our audit committee. Additionally, Mr. Johnsrud and members of his immediate family have engaged in related party transactions with us, totaling $2.2 million related to the sales of commodities to us and the purchases of products and services from us, as well as patronage refunds and equity redemptions received from us.

              The following directors were re-elected to our Board of Directors for a three-year term: Donald Anthony, David Bielenberg, Steve Fritel and David Kayser. The following directors' terms of office continued after the meeting: Robert Bass, Clinton J. Blew, Dennis Carlson, Curt Eischens, Jon Erickson, Jerry Hasnedl, Randy Knecht, Greg Kruger, Edward Malesich, Steve Riegel, Daniel Shurr and Michael Toelle.

              Following the Annual Members Meeting, our Board of Directors held the annual re-organizational meeting at which Board officers were elected. David Bielenberg was elected Chairman of the Board, Dennis Carlson was elected First Vice Chairman of the Board, Daniel Schurr was elected Secretary-Treasurer of the Board, Steve Fritel was elected Second Vice Chairman of the Board and Curt Eischens was elected Assistant Secretary-Treasurer of the Board, each for a one-year term.

Director Resignation

              On April 3, 2013, Michael Toelle, a Director for Region 1 (Minnesota), resigned from our Board of Directors due to his nomination for election to the board of directors of Nationwide Mutual Insurance Company (Nationwide). Mr. Toelle had been a member of our Board of Directors since 1992 and presided as Chairman from 2002 through 2011. In accordance with our bylaws, the remaining directors will fill his vacancy until the next Annual Meeting of the members to be held on December 5, 2013.

Resignation of Executive Officers

              On January 17, 2013, Patrick Kluempke notified us of his intent to retire from his position of Executive Vice President, Corporate Services effective March 30, 2013. Mr. Kluempke received his then-current salary ($510,329), prorated through March 30, 2013, as well as his Annual and Long Term Incentive Awards ($828,774) also prorated through March 30, 2013. In connection with his retirement, Mr. Kluempke agreed to enter into a separation agreement with us, under which he agreed to, among other things, a release of claims and to comply with non-competition and non-solicitation covenants (the "Restrictive Covenants") in exchange for $600,147, which represents the value of the Annual and Long-Term Incentive Awards to which he would have been entitled with respect to the remainder of fiscal 2013 had he remained with us through August 31, 2013. Shirley Cunningham joined CHS in the newly created position of Executive Vice President of Enterprise Strategy, effective April 22, 2013, which position will assume a portion of the duties formerly performed by Mr. Kluempke in his role as Executive Vice President, Corporate Services.

              On January 17, 2013, we entered into a consulting agreement with Mr. Kluempke that became effective April 1, 2013. Under the terms of the consulting agreement, Mr. Kluempke agreed to perform consulting and advisory services for us through December 31, 2014, including advising management with respect to potential domestic and global business development opportunities and other key matters as requested by us. He also agreed to remain bound by the Restrictive Covenants during the term of the consulting agreement and for one year thereafter. Pursuant to the consulting agreement, Mr. Kluempke will receive a consulting fee of $45,000 per month. As a consultant, Mr. Kluempke will not be entitled to receive any other compensation or benefits.

              On January 28, 2013, David Kastelic notified us that he intended to retire from his position of Executive Vice President and Chief Financial Officer effective September 3, 2013, concluding a 20-year career with us. On July 10, 2013, we announced that Timothy Skidmore accepted the position of Executive Vice President and Chief Financial Officer effective August 19, 2013. Mr. Skidmore's appointment was approved by our Board of Directors on July 10, 2013. Mr. Skidmore replaced the former Chief Financial Officer, David A. Kastelic, who agreed to remain with us to assist in the transition of responsibilities until September 3, 2013, when he effectively retired from CHS. In this role, Mr. Skidmore now serves as our principal financial officer for SEC reporting purposes.

              Mr. Skidmore, who is 52 years old, joined the Campbell Soup Company ("Campbell Soup") as Assistant Treasurer in 2001 and since that time has held numerous leadership positions with Campbell Soup in finance. From March 2012 until he joined us as our Executive Vice President and Chief Financial Officer, Mr. Skidmore held the position of the Vice President, Financial Planning & Analysis for Campbell Soup, where he led financial planning and reporting for that company. Prior to that position, he was the Chief Financial Officer from January 2011 until March 2012 for Campbell North America, the largest operating division of Campbell Soup. From December 2008 through December 2010, Mr. Skidmore was the Chief Financial Officer for the Campbell USA business unit, where he managed the financial performance for all retail soup, sauce and beverages brands in the United States. Prior to joining Campbell Soup, Mr. Skidmore spent 15 years at DuPont Co., where he held a variety of financial leadership positions, including leading DuPont's finance function across Asia Pacific. Mr. Skidmore began his career at Conoco Philips.

Code of Ethics

              On April 3, 2013, our Board of Directors adopted new CHS Compliance Policies (the "New Policies") applicable to all directors, officers and employees of CHS. The New Policies, together with our Global Code of Conduct (the "Code of Conduct"), constitute our code of ethics for purposes of Item 406(b) of Regulation S-K.

              The New Policies replace policies (the "Prior Policies") that had been in place at the time the Code of Conduct was adopted, effective on January 2, 2012. The New Policies generally address the same topics as the Prior Policies but have been re-written to update the language and format and globalize our policy statements. There are no material substantive changes reflected in the New Policies compared to the Prior Policies as they apply to our principal executive officer, principal financial officer, principal accounting officer or controller.

              We will provide a copy of the Code of Conduct and the New Policies to any person, without charge, upon request in the same manner described in our most recently filed Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation

    Overview

              Changes to our Named Executive Officers during fiscal 2013 included the appointment of Timothy Skidmore as our Executive Vice President and Chief Financial Officer to replace Dave Kastelic who retired on September 3, 2013, and the addition of John McEnroe, our Executive Vice President and Chief Operating Officer of Country Operations as one of our Named Executive Officers.

              CHS views employees as valued assets, and strives to provide total reward programs that are equitable and competitive within the market segments in which we compete, and within the framework of the CHS vision, mission and values. In this section, we will outline the compensation and benefit programs as well as the materials and factors used to assist us in making compensation decisions.

    Compensation Philosophy and Objectives

              The Corporate Responsibility Committee of our Board of Directors oversees the administration of, and the fundamental changes to, the executive compensation and benefits programs. The primary principles and objectives in compensating executive officers include:

  •
  Maintaining a strong external market focus in order to attract and retain top talent by:

  •
  Aligning pay structures and total direct compensation at the market median through our benchmarking process

  •
  Obtaining applicable and available survey data of similar sized companies

  •
  Maintaining reasonable internal pay equity among executives in order to allow for broad-based development opportunities in support of our talent management objectives

  •
  Driving strong business performance through annual and long-term incentive programs by:

  •
  Rewarding executives for company, business unit and individual performance

  •
  Aligning executive rewards with competitive returns to our owner members

  •
  Ensuring compensation components are mutually supportive and not contradictory

  •
  Aligning annual and long-term results with performance goals

  •
  Ensuring compliance with government mandates and regulations

              Changes to our compensation plans for fiscal 2014 include changing our profit sharing and incentive plan performance measures to return on adjusted equity (ROAE). This change will be effective for fiscal 2014 for our Profit Sharing Plan, Annual Variable Pay Plan, and effective for the fiscal 2012-2014 Long Term Incentive Plan. In addition, the Long Term Incentive Plan is being modified to provide incentives for superior long term performance that are more consistent with external benchmarks and are aligned with competitive returns to our owner members.

    Components of Executive Compensation and Benefits

              Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to optimize member-owner returns by achieving specified goals. The compensation program links executive compensation directly to our annual and long-term financial performance. A significant portion of each executive's compensation is dependent upon meeting financial goals and a smaller portion is linked to other individual performance objectives.

              Each year, the Corporate Responsibility Committee of the Board of Directors reviews our executive compensation policies with respect to the correlation between executive compensation and the creation of member-owner value, as well as the competitiveness of the executive compensation programs. The Corporate Responsibility Committee, with input from a third party consultant if necessary, determines what, if any, changes are appropriate to our executive compensation programs including the incentive plan goals for the Named Executive Officers. The third party consultant is chosen and hired directly by the Corporate Responsibility Committee to provide guidance regarding market competitive levels of base pay, annual variable pay and long-term incentive pay as well as market competitive allocations between base pay, annual variable pay and long-term incentive pay for the Chief Executive Officer (CEO). The data is shared with our Board of Directors which makes final decisions regarding the Chief Executive Officer's base bay, annual incentive pay and long-term incentive pay, as well as the allocation of compensation between base pay, annual incentive pay and long-term incentive pay. There are no formal policies for allocation between long-term and cash compensation other than the intention of being competitive with the external market median level of compensation for comparable positions and being consistent with our compensation philosophy and objectives. The Corporate Responsibility Committee recommends to the Board of Directors salary actions relative to our CEO and approves annual and long-term incentive awards based on goal attainment. In turn, the Board of Directors communicates this pay information to the CEO. The CEO is not involved with the selection of the third party consultant and does not participate in, or observe, Corporate Responsibility Committee meetings that concern CEO compensation matters. Based on review of compensation market data provided by our human resources department (survey sources and pricing methodology are explained under "—Components of Compensation"), with input from a third party consultant if necessary, the CEO decides base compensation levels for the other Named Executive Officers, recommends for Board of Directors approval the annual and long-term incentive levels for the other Named Executive Officers and communicates base and incentive compensation levels to the other Named Executive Officers. The day-to-day design and administration of compensation and benefit plans are managed by our human resources, finance and legal departments.

              We intend to preserve the deductibility, under the Code, of compensation paid to our executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.

              In this Compensation Discussion and Analysis, the related compensation tables and the accompanying narratives, all references to a given year refer to the company's fiscal year ending on August 31 of that year.

    Components of Compensation

              The executive compensation and benefits program consists of seven components. Each component is designed to be competitive within the executive compensation market. In determining competitive compensation levels, we analyze information from independent compensation surveys, which include information regarding comparable industries, markets, revenues and companies that compete with us for executive talent. The surveys used for this analysis in fiscal 2013 included a combination of any of the following sources: Hay Group Executive Remuneration Report, AonHewitt Total Compensation Measurement, Mercer US Executive Compensation Survey, Towers Watson Executive Compensation Databank and Towers Watson Survey of Top Management Compensation. The data extracted from these surveys includes median market rates for base salary, annual incentive, total cash compensation and total direct compensation. Companies included in the surveys vary by industry, revenue and number of employees, and represent both public and private ownership, as well as non-profit, government and mutual organizations. The number of companies participating in these surveys ranged from 360 to 2,543, with an average of 916. The emphasis of our executive compensation package is weighted more on variable pay through annual variable pay and long-term incentive awards. This is consistent with our compensation philosophy of emphasizing a strong link between pay, employee performance and business goals to foster a clear line-of-sight and strong commitment to CHS' short-term and long-term success, and also aligns our programs with general market practices. The goal is to provide our executives with an overall compensation package that is competitive to median compensation in comparable industries, companies and markets. We target the market median for base pay, annual variable pay and long-term incentive pay. In actuality, under current programs the CEO and Named Executive Officers are paid in line with market median base pay and annual variable pay for comparable positions and are paid less than the market median for long-term compensation in relation to comparable positions. The following table presents a more detailed breakout of each compensation element:

Pay Element	Definition of Pay Element	Purpose of Pay Element
Base Pay	Competitive base level of compensation provided relative to skills, experience, knowledge and contributions	• Provides the fundamental element of compensation based on competitive market practice and internal equity considerations
Annual Variable Pay	Broad-based employee short-term performance based variable pay incentive for achieving predetermined annual financial and individual performance objectives	• Provides a direct link between pay and annual business objectives • Pay for performance to motivate and encourage the achievement of critical business initiatives
Profit Sharing	Broad-based employee short-term performance based variable pay program for achieving predetermined return on equity performance levels	• Provides a direct link between employee pay and CHS's profitability • Encourages proper expense control and containment
Long-Term Incentive Plans	Long-term performance based variable pay incentive for senior management to achieve predetermined triennial return on equity performance goals	• Provides a direct link between senior management pay and long-term strategic business objectives • Aligns management and member-owner interests • Encourages retention of key management
Retirement Benefits	Retirement benefits under the qualified retirement plans are identical to the broad-based retirement plans generally available to all full-time employees

The supplemental plans include non-qualified retirement benefits that restore qualified benefits contained in our broad-based plans for employees whose retirement benefits are limited by salary caps under the Code. In addition, the plans allow participants to voluntarily defer receipt of a portion of their income

•

These benefits are a part of our broad-based employee total rewards program designed to attract and retain quality employees

•

These benefits are provided to attract and retain senior managers with total rewards programs that are competitive with comparable companies

Health & Welfare Benefits	Medical, dental, vision, life insurance and disability benefits generally available to all full-time employees with supplemental executive long-term disability	• These benefits are a part of our broad-based employee total rewards program designed to attract and retain quality employees
Additional Benefits	Additional benefits provided to certain officers, including our Named Executive Officers	• These benefits are provided as part of an overall total rewards package that strives to be competitive with comparable companies and retain individuals who are critical to CHS

    Base Pay:

              Base salaries of the Named Executive Officers represent a fixed form of compensation paid on a semi-monthly basis. The base salaries are generally set at the median level of market data collected through our benchmarking process against other equivalent positions of comparable revenue-size companies. The individual's actual salary relative to the market median is based on a number of factors, which include, but are not limited to: scope of responsibilities, individual experience and individual performance.

              Base salaries for the Named Executive Officers are reviewed on an annual basis or at the time of significant changes in scope and level of responsibilities. Changes in base salaries are determined based on review of competitive market data, as well as individual performance and contribution. Changes are not governed by pre-established weighting factors or merit metrics. The CEO is responsible for this process for the other Named Executive Officers. The Corporate Responsibility Committee is responsible for this process for the CEO. Mr. Casale received a base pay increase of 3.0% in fiscal 2013. The other Named Executive Officers also received the following base salary increases in fiscal 2013: David Kastelic 3.0%; Mark Palmquist 3.0%; Jay Debertin 3.0%; John McEnroe 20% and Patrick Kluempke 3.0%.

    Annual Variable Pay:

              Each Named Executive Officer other than Mr. Skidmore was eligible to participate in our Annual Variable Pay Plan for our fiscal year ended August 31, 2013. Due to his August 2013 start date, Mr. Skidmore will first become eligible to participate in the plan for fiscal 2014. Target award levels were set with reference to competitive market compensation levels and were intended to motivate our executives by providing variable pay awards for the achievement of predetermined goals. Our incentive program was based on financial performance and specific management business objectives with payout dependent on CHS triggering threshold financial performance. The financial performance components included return on equity (ROE) goals for both CHS and the executive's business unit. The CHS threshold, target and maximum ROE goals for fiscal 2013 were 8%, 10% and 14%, respectively. The threshold, target and maximum ROE goals for each business unit vary by unit. The management business objectives include individual performance against specific goals such as business profitability, strategic initiatives or talent development.

              CHS financial performance goals and award opportunities under our fiscal 2013 Annual Variable Pay Plan were as follows:

Performance Level	CHS Company Performance Goal	Business Unit Performance Goal	Management Business Objectives	Percent of Target Award
Maximum	14% Return on Equity	Threshold, Target and Maximum	Individual	200%
Target	10% Return on Equity	Return on Equity goals vary by	performance goals	100%
Threshold	8% Return on Equity	business unit but are consistent with		20%
Below Threshold		and support company ROE goals		0%

              Starting with fiscal 2012, the annual variable pay awards for the Named Executive Officers were calculated depending on performance results, by applying the percent of target award earned to their fiscal year end base salary rather than salary range midpoint. This change was made in an effort to simplify plan design and administer plans consistently. During this transition, the salary range midpoint was used if it was higher than base salary.

              The types and relative importance of specific financial and other business goals varies among executives depending upon their positions and the particular business unit for which they are responsible. Financial goals are given greater weight than other individual performance goals in determining individual awards.

              The CHS Board of Directors approves the Annual Variable Pay Plan total Company ROE goals and determines the CEO's individual goals. The weighting of the CEO's goals is 70% CHS total company ROE and 30% principle accountabilities and individual goals. The CEO approves business unit ROE goals and determines non-financial goals for the other Named Executive Officers. The weighting of goals for the other Named Executive Officers is also 70% ROE and 30% principle accountabilities and individual goals. The ROE goals for the other Named Executive Officers are either total CHS, or combined CHS and business unit, depending on whether the executive is responsible for an operating group or not. The variable pay plan is designed such that if threshold non-financial and financial performance goals are achieved, the annual variable pay award would equal 20 percent of market competitive awards; if target non-financial and financial performance goals are achieved, the award would equal 100% of market competitive awards and if maximum non-financial and financial performance goals are achieved, the award would equal 200% of market competitive awards.

              In conjunction with the annual performance appraisal process of the CEO, the Board of Directors reviews the non-financial goals, and in turn, determines and approves this portion of the annual variable pay award based upon completion or partial completion of the previously specified goals and principal accountabilities for the CEO. Likewise, the CEO uses the same process for determining individual goal attainment for the other Named Executive Officers. Named Executive Officers are covered by the same broad-based Annual Variable Pay Plan as other employees, and based on the plan provisions, when they retire they receive awards prorated to the number of months in the plan.

              Fiscal 2013 CHS ROE has not been determined nor have annual variable pay payments for the Named Executive Officers been determined. These amounts will be determined in the first quarter of fiscal 2014.

Carl Casale	*
David Kastelic	*
Mark Palmquist	*
Jay Debertin	*
Patrick Kluempke	*

*
This information is not available and will be available first quarter of fiscal 2014.

    Profit Sharing:

              Each Named Executive Officer is eligible to participate in our Profit Sharing Plan applicable to other employees. The purpose of the Profit Sharing Plan is to provide a direct link between employee pay and CHS profitability. Annual profit sharing contributions are calculated as a percent of base pay and annual variable pay (total earnings) and are made to the CHS 401(k) plan account and Deferred Compensation Plan account of each Named Executive Officer. The levels of profit sharing awards vary in relation to the level of CHS ROE achieved and are displayed in the following table:

Return On Equity	Equates to Net Income for Fiscal 2013	Profit Sharing Award
14.0%	$623.7 Million	5%
12.0%	$534.6 Million	4%
10.0%	$445.5 Million	3%
9.0%	$401.0 Million	2%
8.0%	$356.4 Million	1%

              Fiscal 2013 results are not available and will be determined in the first quarter of fiscal 2014.

              As discussed above, effective fiscal 2014 our profit sharing performance measure will change from ROE to ROAE. Effective for fiscal 2014, the ROAE goals are:

Return On Adjusted Equity	Equates to Net Income for Fiscal 2014	Profit Sharing Award
14.0%	Not Available	5%
12.0%	Not Available	4%
10.0%	Not Available	3%
9.0%	Not Available	2%
8.0%	Not Available	1%

    Long-Term Incentive Plans:

              Each Named Executive Officer is eligible to participate in our Long-Term Incentive Plan ("LTIP"), provided that due to his August 2013 start date Mr. Skidmore will first become eligible for an LTIP award pursuant to the fiscal 2012-2014 plan, without proration based on his start date. The purpose of the LTIP is to align results with long-term performance goals, encourage our Named Executive Officers to maximize long-term shareholder value, and retain key executives.

              The LTIP consists of three-year performance periods to ensure consideration is made for long-term CHS sustainability with a new performance period beginning every year. The LTIP has historically been based on CHS ROE over three-year periods. The CHS Board of Directors approves the LTIP ROE goals.

              Award opportunities for the fiscal 2011-2013 LTIP are expressed as a percentage of a participant's average salary for the three-year performance period unless the salary is below mid-point in which case the mid-point would be used. Threshold and maximum award opportunities are set between 20 percent and 200 percent of target payout. CHS must meet a three-year period threshold level of ROE for LTIP to trigger a payout. The threshold, target and maximum ROE goals for fiscal 2011-2013 performance period were 8%, 10% and 14%, respectively. Beginning with the fiscal 2012-2014 plan period the LTIP will be based on ROAE with a threshold of 8%, target of 10%, maximum of 14% and an additional award for superior 20% ROAE performance which would deliver a payout of 400% of target for the named executive officers.

              Awards from the LTIP are contributed to the CHS Deferred Compensation Plan after the end of each performance period. These awards are earned over a three-year period and vest over an additional 28-month period following the performance period end date. The extended earning and vesting provisions of the LTIP are designed to help CHS retain key executives. Participants who terminate from CHS prior to retirement forfeit all unearned and unvested LTIP award balances. Participants who meet retirement criteria, die or become disabled receive prorated awards following the LTIP plan rules. Like the Annual Variable Pay Plan, award levels for the LTIP are set with regard to competitive considerations.

              LTIP awards for the fiscal 2011-2013 LTIP have not been determined. These amounts will be determined and awarded in the first quarter of fiscal 2014.

Carl Casale	*
David Kastelic	*
Mark Palmquist	*
Jay Debertin	*
John McEnroe	*
Patrick Kluempke	*

*
This information is not available and will be available first quarter of fiscal 2014.

    Retirement Benefits:

              We provide the following retirement and deferral programs to executive officers:

  •
  CHS Inc. Pension Plan

  •
  CHS Inc. 401(k) Plan

  •
  CHS Inc. Supplemental Executive Retirement Plan

  •
  CHS Inc. Deferred Compensation Plan

CHS Inc. Pension Plan

              The CHS Inc. Pension Plan (the "Pension Plan") is a tax qualified defined benefit pension plan. All Named Executive Officers participate in the Pension Plan. A Named Executive Officer is fully vested in the plan after three years (depending on hire date) of vesting service. The Pension Plan provides for a lump sum payment of the participant's account balance (or a monthly annuity if elected) for the Named Executive Officer's lifetime beginning at normal retirement age. Compensation includes total salary and annual variable pay. Compensation and benefits are limited based on limits imposed by the Code. The normal form of benefit for a single Named Executive Officer is a life annuity, and for a married Named Executive Officer the normal form is a 50% joint and survivor annuity. Other annuity forms are also available on an actuarial equivalent basis.

              A Named Executive Officer's benefit under the Pension Plan depends on 1) pay credits to the employee's account, which are based on the Named Executive Officer's total salary and annual variable pay for each year of employment, date of hire, age at date of hire and the length of service and 2) investment credits which are computed using the interest crediting rate and the Named Executive Officer's account balance at the beginning of the plan year.

              The amount of pay credits added to a Named Executive Officer's account each year is a percentage of the Named Executive Officer's base salary and annual variable pay plus compensation reduction pursuant to the CHS Inc. 401(k) Plan, (the "401(k) Plan"), and any pretax contribution to any of our welfare benefit plans, paid vacations, paid leaves of absence and pay received if away from work due to a sickness or injury. The pay credits percentage received is determined on a yearly basis, based on the years of benefit service completed as of December 31 of each year. A Named Executive Officer receives one year of benefit service for every calendar year of employment in which the Named Executive Officer completed at least 1,000 hours of service.

              Pay credits are earned according to the following schedule:

Regular Pay Credits

Years of Benefit Service	Pay Below Social Security Taxable Wage Base	Pay Above Social Security Taxable Wage Base
1-3 years	3%	6%
4-7 years	4%	8%
8-11 years	5%	10%
12-15 years	6%	12%
16 years or more	7%	14%

Mid Career Pay Credits

              Employees hired after age 40 qualify for the following minimum pay credit:

	Minimum Pay Credit
Age at Date of Hire	Pay Below Social Security Taxable Wage Base	Pay Above Social Security Taxable Wage Base
Age 40-44	4%	8%
Age 45-49	5%	10%
Age 50 or more	6%	12%

Investment Credits

              We credit a Named Executive Officer's account at the end of the year with an investment credit based on the balance at the beginning of the year. The investment credit is based on the average return for one-year U.S. Treasury bills for the preceding 12-month period. The minimum interest rate under the Pension Plan is 4.65% and the maximum is 10%.

CHS Inc. 401(k) Plan

              The 401(k) Plan is a tax-qualified defined contribution retirement plan. Most full-time, non-union CHS employees are eligible to participate in the 401(k) Plan, including each Named Executive Officer. Participants may contribute between 1% and 50% of their pay on a pretax basis. We match 100% of the first 1% and 50% of the next 5% of pay contributed each year (maximum 3.5%). The Board of Directors may elect to reduce or eliminate matching contributions for any year or any portion thereof. Participants are 100% vested in their own contributions and are fully vested after two years of service in matching contributions made on the participant's behalf by CHS.

              Non-participants are automatically enrolled in the plan at 3% contribution rate and effective each January 1st, the participant's contribution will be automatically increased by 1%. This escalation will stop once the participant's contribution reaches 6%. The participant may elect to cancel or change these automatic deductions at any time.

CHS Inc. Supplemental Executive Retirement Plan and CHS Inc. Deferred Compensation Plan

              Because the Code limits the benefits that may be paid from the Pension Plan and the 401(k) Plan, the CHS Inc. Supplemental Executive Retirement Plan (the "SERP") and CHS Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") were established to provide certain employees participating in the qualified plans with supplemental benefits such that, in the aggregate, they equal the benefits they would have been entitled to receive under the qualified plan had these limits not been in effect. The SERP also includes compensation deferred under the Deferred Compensation Plan that is excluded under the qualified retirement plan. All Named Executive Officers participate in the SERP. Participants in the plans are select management or highly compensated employees who have been designated as eligible by our President and CEO to participate.

              All Named Executive Officers are eligible to participate in the Deferred Compensation Plan.

              Compensation includes total salary and annual variable pay without regard to limitations on compensation imposed by the Code. Compensation waived under the Deferred Compensation Plan is not eligible for pay credits or company contributions under the Pension Plan and 401(k) Plan.

              Certain Named Executive Officers may have accumulated non-qualified plan balances or benefits that have been carried over from predecessor companies as a result of past mergers and acquisitions. Benefits from the SERP are primarily funded in a rabbi trust, with a balance at May 31, 2013 of $24.3 million. Benefits from the plan do not qualify for special tax treatment under the Code.

              The Deferred Compensation Plan allows eligible Named Executive Officers to voluntarily defer receipt of up to 30% of their base salary and up to 100% of their annual variable pay. The election must occur prior to the beginning of the calendar year in which the compensation will be earned. During the fiscal year ended August 31, 2013, all of the Named Executive Officers were eligible to participate in the Deferred Compensation Plan. Mr. Kluempke, Mr. McEnroe and Mr. Debertin participated in the elective portion of the Deferred Compensation Plan.

              Benefits from the Deferred Compensation plan are primarily funded in a rabbi trust, with a balance as of May 31, 2013 of $91.2 million. Benefits from the plan do not qualify for special tax treatment under the Code.

    Health & Welfare Benefits:

              Like other CHS employees, each of the Named Executive Officers is entitled to receive benefits under our comprehensive health and welfare program. Like other non-executive full-time employees, participation in the individual benefit plans is based on each Named Executive Officer's annual benefit elections and varies by individual.

Medical Plans

              Named Executive Officers and their dependents may participate in our medical plan on the same basis as other eligible full-time employees. The plan provides each an opportunity to choose a level of coverage and coverage options with varying deductibles and co-pays in order to pay for hospitalization, physician and prescription drugs expenses. The cost of this coverage is shared by both CHS and the covered Named Executive Officer.

Dental, Vision, and Hearing Plan

              Named Executive Officers and their dependents may participate in our Dental, Vision, and Hearing plan on the same basis as other eligible full-time employees. The plan provides coverage for basic dental, vision and hearing expenses. The cost of this coverage is shared by both CHS and the covered Named Executive Officer.

Life, AD&D and Dependent Life Insurance

              Named Executive Officers and their dependents may participate in our basic life, optional life, accidental death and dismemberment (AD&D) and dependent life plans on the same basis as other eligible full-time employees. The plans allow Named Executive Officers an opportunity to purchase group life insurance on the same basis as other eligible full-time employees. Basic life insurance equal to one times pay will be provided at CHS expense on the same basis as other eligible full-time employees. Named Executive Officers can choose various coverage levels of optional life insurance at their own expense on the same basis as other eligible full-time employees.

Short- and Long-term Disability

              Named Executive Officers participate in our Short-Term Disability ("STD") Plan on the same basis as other eligible full-time employees. The Named Executive Officers also participate in an executive Long-Term Disability ("LTD") Plan. These plans replace a portion of income in the event that a Named Executive Officer is disabled under the terms of the plan and is unable to work full-time. The cost of STD and LTD coverage is paid by CHS.

Flexible Spending Accounts/Health Savings Accounts

              Named Executive Officers may participate in our Flexible Spending Account ("FSA") or Health Savings Account ("HSA") on the same basis as other eligible full-time employees. The plan provides Named Executive Officers an opportunity to pay for certain eligible medical expenses on a pretax basis. Contributions to these plans are made by the Named Executive Officer.

Travel Assistance Program

              Like other non-executive full-time CHS employees, each of the Named Executive Officers is covered by the travel assistance program. This broad-based program provides accidental death and dismemberment protection should a covered injury or death occur while on a CHS business trip.

    Additional Benefits:

              Certain benefits such as executive physical and limited financial planning assistance are available to the Named Executive Officers. These are provided as part of an overall total rewards package that strives to be competitive with comparable companies and retain individuals who are critical to CHS. Previous to fiscal 2012, certain perquisites such as car allowances and club memberships were also available to Named Executive Officers. Those perquisites have been discontinued.

              Mr. Skidmore, our CFO, joined us in August, 2013 and the terms of his employment provide for certain payments to Mr. Skidmore in respect of compensation earned from Mr. Skidmore's former employer during past periods but forfeited in order to accept employment with CHS due to vesting requirements and other restrictions (the "Replacement of Forfeited Compensation"). Specifically, Mr. Skidmore is entitled to receive three equal payments of $180,000 for forfeited restricted stock and three equal payments of $55,163 for forfeited incentives to be paid as follows: the first payments within 30 days of his start date; the second payments within 30 days after the first anniversary of start date and the third payments within 30 days after the second anniversary of the start date.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)(11)	Non-Equity Incentive Plan Compensation (1)(2)(11)(12)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3)(11)(12)	All Other Compensation (4)(5)(6)(7)(8)(9) (10)(11)(12)	Total
Carl Casale	2013	$893,033		$260,189	$840,130	$1,993,352
President and Chief	2012	867,000	4,345,625	416,179	1,121,907	6,750,711
Executive Officer	2011	566,667	4,250,000		910,956	5,727,623
David Kastelic	2013	550,800		153,319	3,916	708,035
Executive Vice President	2012	531,707	1,442,240	318,149	105,054	2,397,150
and Chief Financial Officer	2011	424,334	1,185,173	122,522	74,560	1,806,589
Timothy Skidmore	2013	17,308			26	19,347
Executive Vice President
and Chief Financial Officer
Mark Palmquist	2013	663,000		61,664	10,962	735,626
Executive Vice President	2012	643,708	1,772,169	589,377	136,099	3,141,353
and Chief Operating	2011	602,337	1,665,626	252,606	153,740	2,674,309
Officer, Ag Business	2010	588,000	1,637,060	568,334	129,081	2,922,475
Jay Debertin	2013	610,233		36,880	6,459
Executive Vice President	2012	590,720	1,606,033	569,614	118,673	2,885,040
and Chief Operating Officer,	2011	516,667	1,536,826	208,868	131,724	2,394,085
Energy and Foods	2010	450,000	1,247,074	458,099	112,656	2,267,829
John McEnroe	2013	566,667		135,908	11,298	713,873
Executive Vice President and Chief Operating Officer, Country Operations
Patrick Kluempke	2013	355,337		219,365	1,682,236	2,256,938
Executive Vice President,	2012	495,465	1,353,053	298,592	108,895	2,256,005
Corporate Services	2011	448,942	1,273,626	223,530	115,915	2,062,013

(1)
Amounts reflect the gross compensation and include any applicable deferrals. Mr. Debertin deferred $709,983 in fiscal 2013, $79,773 in fiscal 2012, $504,000 in fiscal 2011, $483,286 in fiscal 2010; Mr. McEnroe deferred $407,500 in fiscal 2013; Mr. Kluempke deferred $38,679 in fiscal 2013.

(2)
Amounts include CHS fiscal 2010, fiscal 2011 and fiscal 2012 annual variable pay awards and fiscal 2008-2010, fiscal 2009-2011 and fiscal 2010-2012 long-term incentive awards. Fiscal 2013 annual variable pay and fiscal 2011-2013 long term incentive awards are not yet available, these will be determined in the first quarter of fiscal 2014.

(3)
This column represents both changes in pension value and above-market earnings on deferred compensation. Change in pension value is the aggregate change in the actuarial present value of the Named Executive Officers' benefit under their retirement program and nonqualified earnings, if applicable. Fiscal 2013 change in pension values are estimated amounts. Final amounts will be determined in the first quarter of fiscal 2014. The above market earnings are not available and will be determined in the first quarter of fiscal 2014.

Above-market earnings represent earnings exceeding 120% of the Federal Reserve long-term rate as determined by the Internal Revenue Service (IRS) on applicable funds. The following Named Executive Officers had above market earnings in fiscal 2012: Mr. Casale- $24,900; Mr. Kastelic- $39,912; Mr. Palmquist- $42,397; Mr. Debertin- $112,743; Mr. Kluempke- $47,560 and above market earnings in fiscal 2011: Mr. Kastelic- $13,522; Mr. Palmquist-$17,852; Mr. Debertin- $40,893; Mr. Kluempke- $17,969 and above market earnings in fiscal 2010: Mr. Palmquist- $32,787; and Mr. Debertin- $70,292.

(4)
Amounts may include CHS paid executive LTD, travel accident insurance, executive physical, CHS contributions during each fiscal year to qualified and non-qualified defined contribution plans, spousal travel, event tickets and financial planning. Years prior to fiscal 2012 may also include car allowance and dues/memberships which were discontinued in fiscal 2012.

(5)
This column includes fiscal 2011 car allowance amounts as follows: Mr. Palmquist- $15,120; Mr. Debertin- $15,120; Mr. Kastelic- $15,120; Mr. Kluempke- $15,120.

(6)
This column includes fiscal 2012 executive LTD of $3,731 for all Named Executive Officers. This column includes fiscal 2013 executive LTD of $3,606 for all Named Executive Officers except Mr. Kluempke- $2,130 and Mr. Skidmore- $0.

(7)
This column includes fiscal 2012 amounts as follows for Mr. Palmquist: executive physical $5,679; and sports tickets $2,642. This column includes fiscal 2013 amounts for Mr. Palmquist; executive physical $7,046.

(8)
This column includes fiscal 2013 amounts for Mr. McEnroe: executive physical $7,381.

(9)
This column includes fiscal 2013 amount as follows for Mr. Kluempke: $1,428,892 fiscal 2013 annual variable pay and long term incentive awards and $247,500 consulting payments per release agreement. This column includes fiscal 2012 amounts as follows for Mr. Kluempke; $5,412 executive physical; and $2,469 reimbursement for gasoline under Cenex Fleet Card.

(10)
Includes the following payments for Mr. Casale per his employment agreement: fiscal 2013: $833,333 payout covering earned and forfeited compensation from previous employment; fiscal 2012: $833,334 payout covering earned and forfeited compensation from previous employment, $19,780 relocation expenses with a gross up value of $35,512; fiscal 2011: $833,334 payout covering earned and forfeited compensation from previous company, $30,000 relocation expenses with a gross up value of $53,860, and legal fees for Mr. Casale per his employment agreement.

(11)
Information on Mr. Casale, Mr. Kastelic, and Mr. Kluempke only includes compensation from fiscal years 2012 and 2011 because they were not Named Executive Officers in fiscal 2010. Information on Mr. Skidmore and Mr. McEnroe includes compensation from fiscal 2013 when they became Named Executive Officers.

(12)
These columns contain estimated values for fiscal 2013 and not all amounts are available at this time, these amounts will be determined in the first quarter of fiscal 2014.

Agreements with Named Executive Officers

              In November 2010, we entered into three year employment and change in control agreements with Mr. Casale, our CEO. Copies of these agreements were previously filed and are listed as Exhibits 10.1 and 10.2 to our Annual Report on Form 10-K for the fiscal year ended August 31, 2011. The employment agreement with Mr. Casale was entered into to clearly define the obligations of the parties with respect to employment matters as well as compensation and benefits provided to the executive officer upon termination of employment. Mr. Casale's change in control agreement was designed to help attract and retain Mr. Casale, recognizing that change in control protections are commonly provided at comparable companies with which CHS competes for executive talent. Because of our cooperative ownership structure, CHS is in a position where a change of control is unlikely. However, we believe that this arrangement provides financial security to Mr. Casale and enhances his impartiality and objectivity in the case of a change in control in which he could potentially lose his position.

              The agreement also provides for certain payments to Mr. Casale in respect of compensation earned from Mr. Casale's former employer during past periods but forfeited in order to accept employment with CHS due to vesting requirements and other restrictions (the "Replacement Cash Payments"). Specifically, Mr. Casale is entitled to receive three equal payments of $833,333, two of which were made in fiscal 2012 and the third and final payment of which was paid in January, 2013.

              The severance pay and benefits to which Mr. Casale will be entitled if we terminate his employment without cause, if he terminates his employment for "good reason" or if there is change in control, are described below under the heading "—Post Employment".

              Mr. Casale's employment agreement also provides that in the event of certain restatements of our financial results due to material noncompliance with financial reporting requirements, if our Board determines in good faith that compensation paid (or payable but not yet paid) to the appropriate executive was awarded or determined based on such material noncompliance, then we are entitled to recover from the executive (or to reduce compensation determined but not yet paid) all compensation based on the erroneous financial data in excess of what would have been paid or been payable to him under the restatement.

              Mr. Skidmore, our CFO, joined us in 2013. The severance payments to which Mr. Skidmore will be entitled if we terminate his employment without cause or if he terminates his employment for "good reason" are described below under the heading "—Post Employment". Other details of Mr. Skidmore's employment arrangement with us are described in the Compensation Discussion and Analysis above.

Explanation of Ratio of Salary and Bonus to Total Compensation

              The structure of our executive compensation package is focused on a suitable mix of base pay, annual variable pay and long-term incentive awards in order to encourage executive officers and employees to strive to achieve goals that benefit our shareholders' interests over the long term, and to better align our programs with general market practices.

Fiscal 2012 Executive Compensation Mix at Target

              As noted above, amounts payable under our Annual Variable Pay Plan and Long Term Incentive Plan for fiscal 2013 are not yet available. These amounts will be available the first quarter of fiscal 2014. Accordingly the following discussion relates to fiscal 2012. The charts below illustrate the mix of base salary, annual variable pay at target performance, and long-term incentive compensation at target performance for fiscal 2012 for our CEO and the other four Named Executive Officers as a group.

 2013 Grants of Plan-Based Awards
Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Grant Date		Threshold	Target	Maximum	Superior Performance Maximum
Carl Casale	9-1-12	(2)	$218,875	$1,094,375	$2,188,750	$—
	9-1-12	(3)	218,875	1,094,375	2,188,750	4,509,000
David Kastelic	9-1-12	(2)	84,000	420,000	840,000	—
	9-1-12	(3)	84,000	420,000	840,000	1,713,600
Timothy Skidmore(4)	9-1-12	(2)	—	—	—	—
	9-1-12	(3)	63,000	315,000	630,000	1,260,000
Mark Palmquist	9-1-12	(2)	91,000	455,000	910,000	—
	9-1-12	(3)	91,000	455,000	910,000	1,874,600
Jay Debertin	9-1-12	(2)	83,762	418,810	837,620	—
	9-1-12	(3)	83,762	418,810	837,620	1,725,360
John McEnroe	9-1-12	(2)	84,000	420,000	840,000	—
	9-1-12	(3)	84,000	420,000	840,000	1,680,000
Patrick Kluempke(5)	9-1-12	(2)	70,098	350,490	700,980	—
	9-1-12	(3)	70,098	350,490	700,980	1,444,019

(1)
Changes in award calculation methodology based on year end salary versus midpoint are explained in Components of Compensation under Annual Variable Pay and Long Term Incentive descriptions.

(2)
Represents range of possible awards under our fiscal 2013 Annual Variable Pay Plan. The actual amount of the award earned for fiscal 2013 is included in the "Non-Equity Incentive Plan Compensation" column of our Summary Compensation Table. The Annual Variable Pay Plan is described under "—Compensation Discussion and Analysis—Annual Variable Pay."

(3)
Represents range of possible awards under our Long-Term Incentive Plan for the fiscal 2013-2015 performance period. Goals are based on achieving a three-year ROAE of 8%, 10% and 14% plus an award for superior 20% ROAE performance. Awards are earned over a three-year period and vest over an additional 28-month period. The Long-Term Incentive Plan is described under "—Compensation Discussion and Analysis—Long-Term Incentive Plans."

(4)
Due to his August 2013 start date, Mr. Skidmore is not eligible for fiscal 2013 Annual Variable Pay Plan or fiscal 2011—2013 Long Term Incentive Plan.

(5)
Estimated Grants of Plan Based Award amounts for Mr. Kluempke represent full fiscal year 2013 participation. Mr. Kluempke retired effective March 31, 2013. His Annual Variable Pay and Long Term Incentive Awards for fiscal 2013 are reflected in the Summary Compensation Table as noted in footnote 9 in the Summary Compensation Table. Mr. Kluempke will receive prorated Long Term Incentive Awards based on his retirement date for fiscal 2012—2014 and fiscal 2013—2015 plans.

              The material terms of annual variable pay and long-term incentive awards that are disclosed in this table, including the vesting schedule, are discussed under "—Compensation, Discussion and Analysis." Specifics to the calculation of Mr. Casale's award are discussed under "—Agreements with Named Executive Officers."

 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Carl Casale	CHS Inc. Pension Plan	2.6667	$38,461	$0
	SERP	2.6667	613,007	0
David Kastelic(1)	CHS Inc. Pension Plan	20.1667	443,782	0
	SERP	20.1667	780,282	0
Mark Palmquist(1)	CHS Inc. Pension Plan	34.0000	770,126	0
	SERP	34.0000	2,290,185	0
Jay Debertin	CHS Inc. Pension Plan	29.2500	599,596	0
	SERP	29.2500	1,370,699	0
John McEnroe(1)	CHS Inc. Pension Plan	34.5833	641,470	0
	SERP	34.5833	615,446	0
Patrick Kluempke(1)	CHS Inc. Pension Plan	30.6667	985,957	985,957
	SERP	30.6667	1,249,920	0

(1)
Executive is eligible for early retirement in both the CHS Inc. Pension Plan and the SERP.

              The above table shows the estimated present value of accumulated retirement benefits that Named Executive Officers other than Mr. Skidmore are entitled to under the Pension Plan and SERP. Mr Skidmore joined us in August 2013 and accordingly is not yet entitled to retirement benefits under this plan.

              For a discussion of the material terms and conditions of the Pension Plan and the SERP, see "—Compensation Discussion and Analysis."

              The present vaue of aaccumulated benefits is estimated and was determined in accordance with following assumptions, which are the same assumptions used by us for financial statement reporting purposes:

  •
  Discount rate of 4.95%

  •
  RP-2000 Combined Healthy Participant mortality table (post-decrement only);

  •
  Each Named Executive Officer is assumed to retire at the earliest retirement age at which unreduced benefits are available (age 65). The early retirement benefit under the cash balance plan formula is equal to the participant's account balance; and

  •
  Payments under the cash balance formula of the Pension Plan assume a lump sum payment. SERP benefits are payable as a lump sum.

              The normal form of benefit for a single employee is a life only annuity, and for a married employee the normal form of benefit is a 50% joint and survivor annuity. Other annuity forms are also available on an actuarial equivalent basis. A lump sum option is also available.

              All Named Executive Officers retirement benefits at normal retirement age will be equal to their accumulated benefits under the Pension Plan and SERP, as described under "—Compensation Discussion and Analysis".

2013 Nonqualified Deferred Compensation Table

              Information regarding the CHS Deferred Compensation Plan is not available at this time and will be available the first quarter of fiscal 2014.

Post-Employment

              The CEO is covered by an employment agreement that provides for severance in the event his employment is terminated by us without cause or by him with "good reason." Severance consists of two times base pay, two times target annual variable pay, a prorated portion of his unpaid annual variable award for the fiscal year in which the termination occurred, and two years of health and welfare benefits substantially similar to those he was receiving prior to termination. In addition, Mr. Casale would be entitled to acceleration of any unpaid Replacement Cash Payments as described above under the heading "—Agreements with Named Executive Officers." Mr. Casale's agreement contains two year non-solicitation and non-compete provisions. Payments for Mr. Casale would be made in three equal installments over a two-year period.

              Mr. Skidmore's term sheet provides for severance in the event his employment in terminated by us without cause, or by his with "good reason", in the amount of one year of base pay and prorated annual variable pay in addition to normal separation benefits such as accrued and unpaid PTO.

              All other Named Executive Officers (other than Mr. Kluempke, who retired as of March 13, 2013) are covered by a broad-based employee severance program which provides two weeks of pay per year of service with a 12 month cap.

              In accordance with their years of service and current base pay levels, the Named Executive Officers' severance pay would have been as follows had they been terminated by us without cause or terminated their employment for good reason as of the last business day of fiscal 2013:

Carl Casale(1)	$4,058,100
David Kastelic	$427,846
Timothy Skidmore	$450,000
Mark Palmquist	$669,500
Jay Debertin	$616,200
John McEnroe	$600,000
Patrick Kluempke(2)	$515,721

(1)
These numbers include the value of health and welfare insurance based on current monthly rates.

(2)
Mr. Kluempke retired effective March 31, 2013 and entered into a separation agreement with us in connection with his retirement. The payments made to Mr. Kluempke pursuant to that agreement are reported in the Summary Compensation Table under the column "All Other Compensation."

              There are no other severance benefits offered to our Names Executive Officers except for up to $5,000 of outplacement assistance, which would be included as imputed income, and government mandated benefits such as COBRA. The method of payment would be a lump sum. Named Executive Officers not covered by employment agreements are not offered any special post retirement health and welfare benefits that are not offered to other similarly situated (i.e. age and service) salaried employees.

              Mr. Casale is also covered by a change in control agreement under which a "qualifying termination" entitles Mr. Casale to a severance payment equal to 2.5 times the sum of Mr. Casale's base salary and target annual incentive compensation award, welfare benefit continuation for a period of 30 months and outplacement fees not to exceed $30,000. In accordance with this agreement and his current base salary, Mr. Casale would have received the following payment had there been a "qualifying termination" of his employment on the last business day of fiscal 2013.

Carl Casale(1)	$5,167,051

(1)
This number includes the value of health insurance based on current monthly rates.

Director Compensation

    Overview

              The Board of Directors met monthly during the fiscal year ended August 31, 2013. Through August 31, 2013, each director was provided annual compensation of $66,000, paid in 12 monthly payments, plus actual expenses and travel allowance, with the Chairman of the Board receiving additional annual compensation of $18,000, and the First Vice Chairman, the Secretary-Treasurer and all board committee chairs receiving an additional annual compensation of $3,600. Each director receives a per diem of $500 plus actual expenses and travel allowance for each day spent at meetings other than regular board meetings and the CHS Annual Meeting. The number of days per diem may not exceed 55 days annually, except that the Chairman of the Board is exempt from this limit.

    Director Retirement and Healthcare Benefits

              Members of the Board of Directors are eligible for certain retirement and healthcare benefits. The director retirement plan is a defined benefit plan and provides for a monthly benefit for the director's lifetime, beginning at age 60. Benefits are immediately vested and the monthly benefit is determined according to the following formula: $250 times years of service on the board (up to a maximum of 15 years). Under no event will the benefit payment be payable for less than 120 months. Payment shall be made to the retired director's beneficiary in the event of the director's death before 120 payments are made. Prior to 2005, directors could elect to receive their benefit as an actuarial equivalent lump sum. In order to comply with IRS requirements, directors were required in 2005 to make a one-time irrevocable election whether to receive their accrued benefit in a lump sum or a monthly annuity upon retirement. If the lump sum was elected, the director would commence benefits upon expiration of board term.

              Effective August 31, 2011, future accruals under the director retirement plan were frozen. Directors elected after that date are not eligible for benefits under this plan.

              Retirement benefits are funded by a rabbi trust, with a balance at May 31, 2013 of $8.7 million. The Board of Director's intent is to fully fund benefits through the rabbi trust.

              Directors of CHS serving as of September 1, 2005, and their eligible dependents, are eligible to participate in the company's medical, life, dental, vision and hearing plans. CHS will pay 100% of the medical premium for the director and eligible dependents until the director is eligible for Medicare. Term life insurance cost is paid by the director. Retired directors and their dependents are eligible to continue medical and dental insurance with the premiums paid by CHS after they leave the Board. In the event a director's coverage ends due to death or Medicare eligibility, CHS will pay 100% of the premium for the eligible spouse and eligible dependents until the spouse reaches Medicare age or upon death, if earlier.

              New directors elected on or after December 1, 2006, and their eligible dependents, are eligible to participate in the company's medical, dental, vision and hearing plans. CHS will pay 100% of the premium for the director and eligible dependents until the director is eligible for Medicare. In the event a director leaves the Board prior to Medicare eligibility, premiums will be shared based on the following schedule:

Years of Service	Director	CHS
Up to 3	100%	0%
3 to 6	50%	50%
6+	0%	100%

CHS Inc. Deferred Compensation Plan

              Directors are eligible to participate in the Deferred Compensation Plan. Each participating director may elect to defer up to 100% of his or her monthly director fees into the Deferred Compensation Plan. This must be done prior to the beginning of the calendar year in which the fees will be earned, or in the case of newly elected directors, upon election to the Board. The deferral election must occur prior to the beginning of the calendar year in which the compensation will be earned. During fiscal 2013, the following directors deferred board fees pursuant to the Deferred Compensation Plan: Mr. Erickson, Mr. Hasnedl, Mr. Knecht, Mr. Malesich, Mr. Mulcahey and Mr. Toelle. Fiscal 2013 director deferral information is not available at this time. It will be available the first quarter of fiscal 2014.

              Benefits are funded in a rabbi trust. The amount deferred compensation plan rabbi trust reported elsewhere in this report includes amounts deferred by the directors.

              Each year we will credit an amount to each Director's retirement plan account under the Deferred Compensation Plan.

              The amount that will be credited will be based on ROE for CHS over a three-year period:

Amount Credited	ROE Performance
$50,000 (Maximum)	14% Return on CHS Equity
$25,000 (Target)	10% Return on CHS Equity
$5,000 (Minimum)	8% Return on CHS Equity
$0	Below 8% Return on CHS Equity

              The fiscal year 2013 credit to each director's Retirement Plan Account will be determined based on the ROE for fiscal years 2011, 2012 and 2013. This information is not yet available, and will be determined in first quarter fiscal 2014.

              The fiscal 2014 credit will be based on ROAE.

              Upon leaving the Board during the fiscal year, a director's credit for that partial fiscal year will be the target amount ($25,000) prorated through the end of the month in which the director departs. Directors who join the CHS Board during the fiscal year will receive credit for that partial fiscal year based on the actual ROE for that fiscal year (or ROAE for fiscal 2014), prorated from the first of the month following the month in which the director joins the Board, to the end of the fiscal year.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash (1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)(5)	Total
Donald Anthony	87,850	15,552	19,916	123,318
Robert Bass	76,500	86,950	16,356	179,806
David Bielenberg	85,700	17,005	17,314	120,019
Clinton Blew	80,250	4,764	27,779	112,793
Dennis Carlson(6)	86,800	31,621	16,907	135,328
Curt Eischens	80,100	80,440	16,461	177,001
Jon Erickson	81,250	—	23,255	104,505
Steven Fritel	90,100	48,138	26,256	164,494
Jerry Hasnedl(6)	92,750	—	19,203	111,953
David Johnsrud	60,000	—	15,142	75,142
David Kayser	79,250	30,769	26,059	136,078
Randy Knecht	80,200	28,357	16,232	124,789
Greg Kruger	73,000	18,825	23,989	115,814
Edward Malesich	83,000	—	17,568	100,568
Michael Mulcahey	28,250	20,139	6,110	54,499
Steve Riegel	78,900	24,372	18,189	121,461
Daniel Schurr	88,450	29,676	27,199	145,325
Michael Toelle	47,500	89,086	16,967	153,553

(1)
Mr. Toelle resigned from the Board effective April 3, 2013. Mr. Johnsrud was elected to the Board effective December 6, 2012.

(2)
Of this amount, the following directors deferred the succeeding amounts to the Deferred Compensation Plan: Mr. Erickson, $14,000; Mr. Hasnedl, $6,000; Mr. Knecht, $12,000; Mr. Malesich $43,167; Mr. Riegel, $4,000; Mr. Mulcahey, $2,000; Mr.Toelle, $4,000.

(3)
This column represents both estimated changes in pension value and above-market earnings on deferred compensation. Change in pension value is the aggregate change in the actuarial present value of the director's benefit under their retirement program, and nonqualified earnings, if applicable. The change in pension value will vary by director based on several factors including age, service, pension benefit elected (lump sum or annuity—see above), discount rate and mortality factor used to calculate the benefit due. Future accruals under the plan were frozen as of August 31, 2011 as stated above.

Above-market earnings represent earnings exceeding 120% of the Federal Reserve long-term rate as determined by the IRS on applicable funds are not yet available.

(4)
All other compensation includes health insurance premiums, conference and registration fees, meals and related spousal expenses for trips made with a director on CHS business. Total amounts vary primarily due to the variations in health insurance premiums which are due to the number of dependents covered.

Health care premiums paid for directors include: $4,268 for Mr. Mulcahey; $9,216 for Mr. Johnsrud; $13,484 for Mr.Anthony, Mr. Bass, Mr. Bielenberg, Mr. Carlson, Mr. Eischens, Mr. Hasnedl, Mr. Knecht, Mr. Malesich, and Mr. Riegel; $15,368 for Mr. Toelle; $16,776 for Mr. Erickson, and Mr. Fritel; $20,056 for Mr. Kruger; $23,344 for Mr. Blew, Mr. Kayser, and Mr. Schurr.

(5)
All other compensation includes fiscal 2013 Director Retirement Plan Deferred Compensation Plan contributions. This information is not available for fiscal 2013. It will be available the first quarter of fiscal 2014.

(6)
Made a one-time irrevocable retirement election in 2005 to receive a lump sum benefit under the director retirement plan. All other directors will receive a monthly annuity upon retirement. The plan benefit was frozen as of August 31, 2011.

(7)
This column includes per diem values through July 31, 2013. Additional information for fiscal 2013 is not yet available. This information will be available the first quarter of fiscal 2014.

    Compensation Committee Interlocks and Insider Participation

              As noted above, the Board of Directors does not have a compensation committee. The Corporate Responsibility Committee recommends to the entire Board of Directors salary actions relative to our CEO. The entire Board of Directors determines the compensation and the terms of the employment agreement with our President and CEO. The CEO decides base compensation levels for the other Named Executive Officers with input from a third party consultant if necessary, and recommends for Board of Directors approval the annual and long-term incentive levels for the other Named Executive Officers.

              None of the directors are officers of CHS. See Item 13 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, incorporated by reference in this prospectus, for directors including Messrs. Eischens and Kayser that were a party to related person transactions.

Compensation Risk Analysis

              Our compensation policies and practices were reviewed by the appropriate corporate personnel in light of the requirements of Item 402(s) of Regulation S-K. A comprehensive risk assessment of our base and variable compensation programs was also conducted in fiscal 2010. This assessment included a thorough review of all of our significant compensation components including base pay, annual variable pay, long term incentive pay, and profit sharing. This review confirmed that our executive compensation program establishes an appropriate set of rewards for achieving our strategic, business and financial objectives without encouraging inappropriate risk-taking. Specifically, all of our incentive plans, including our longterm incentive plan, our short-term incentive plan and our profit sharing plan have established maximum levels of performance and payouts. In fiscal 2013, the underlying plan design and practices had not changed and therefore, the previous risk assessment remains adequate in ensuring all risks remain mitigated. All plans are performance based and in total are designed in such a manner as to limit unnecessary risk to CHS. As a result of our review and analysis, we have concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on CHS.

DESCRIPTION OF CLASS B PREFERRED STOCK

              The following description of Class B Preferred Stock is a summary of the terms and provisions of the Class B Preferred Stock offered hereby. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of our articles of incorporation and bylaws.

General

              The shares of Class B Preferred Stock are shares of a series of preferred equity securities created by our Board of Directors. Subject to the restrictions noted below under "—Voting Rights," there is no limit on the number of shares in the series and shares may be issued from time to time. Our Board of Directors has expressly authorized the initial sale and subsequent transfers of shares of Class B Preferred Stock without limitation in accordance with our articles of incorporation. The Class B Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Ranking

              With respect to the payment of dividends and amounts payable upon liquidation, the Class B Preferred Stock will rank (i) senior to any patronage refund, patrons' equities and any class or series of our capital stock or equity capital designated by our Board of Directors as junior to the Class B Preferred Stock, (ii) junior to all shares of capital stock or equity capital of CHS which, by their terms, rank (with the approval of the holders of a majority of the outstanding shares of Class B Preferred Stock) senior to the Class B Preferred Stock and (iii) on a parity with the 8% Cumulative Redeemable Preferred Stock and all other shares of capital stock or equity capital of CHS other than shares of capital stock or equity capital of CHS which, by their terms, rank junior or (with the approval of the holders of a majority of the outstanding shares of Class B Preferred Stock) senior to the Class B Preferred Stock.

Dividends

              Holders of the Class B Preferred Stock shall be entitled to receive, if, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate (the "Dividend Rate") of         % per annum of the liquidation preference of $25.00 per share (equivalent to $            per share per annum).

              Dividends on the Class B Preferred Stock shall accumulate from, and including,                 , 2013 and, if, when and as declared by our Board of Directors at its election, shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a "Dividend Payment Date"). In the event that a Dividend Payment Date falls on a day that is not a Business Day, then the amounts payable on such Dividend Payment Date will be paid on the next succeeding Business Day without the accumulation of additional dividends. The first dividend on the Class B Preferred Stock will be payable on December 31, 2013. "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

              Any dividends payable on the Class B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of CHS at the close of business on the applicable record date, which shall be the 10th day prior to the applicable Dividend Payment Date or such other date designated by our Board of Directors that is not more than 30 nor less than 10 days prior to such Dividend Payment Date

(each, a "Dividend Record Date"). We may, in our sole discretion, pay dividends by any one or more of the following means:

  •
  check mailed to the address of the record holder as it appears on our books;

  •
  electronic transfer in accordance with instructions provided by the record holder; or

  •
  any other means mutually agreed between us and the record holder.

              The amount of any dividends accumulated on any Class B Preferred Stock on any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon from and including the immediately preceding Dividend Payment Date on which full dividends have been paid or the date of original issuance, whichever is later, to but excluding such Dividend Payment Date, and the amount of dividends accumulated on any Preferred Stock on any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon from and including the immediately preceding Dividend Payment Date on which full dividends have been paid or the date of original issuance, whichever is later, to but excluding such date. Dividends on the Class B Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

              The Class B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described herein, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class B Preferred Stock which may be in arrears.

              No dividends on the Class B Preferred Stock shall be authorized by our Board of Directors or be paid or set apart for payment by us at such time as the terms and provisions of any agreement of CHS, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

              Any dividend payment made on the Class B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such Preferred Stock which remains payable.

              We may not make any distribution to the holders of, or redeem, purchase, repurchase or otherwise acquire for consideration, any capital stock, equity capital or patrons' equities that rank junior to the Class B Preferred Stock unless and until all accumulated and unpaid dividends on the Class B Preferred Stock and on any class or series of our capital stock or equity capital ranking on a parity with the Class B Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment. For these purposes, a "distribution" does not include any distribution made in connection with any distribution solely in capital stock, equity capital or patrons' equities that rank junior to the Class B Preferred Stock or our liquidation, dissolution or winding up, which will be governed by the provisions summarized under "—Liquidation Preference" below.

              When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class B Preferred Stock and all other shares of our capital stock or equity capital ranking on a parity as to dividends with the Class B Preferred Stock, dividends may not be declared or paid on, and we may not redeem, purchase, repurchase or otherwise acquire for consideration, the Class B Preferred Stock or such other shares of capital stock or equity capital except that dividends may be declared and paid on, and we may redeem, purchase, repurchase or otherwise acquire for consideration, the Class B Preferred Stock and such other shares of capital stock or equity capital on a pro rata basis so that the amount of dividends declared and paid per share of Class B Preferred Stock and per each such other share of capital stock or equity capital shall in all cases bear to each other the same ratio that the dividends (which shall include accumulated dividends in the case of the Class B Preferred Stock and any other shares of capital stock or equity capital of CHS entitled to cumulative dividends) per share of Class B Preferred Stock and per such other share of capital stock or equity capital bear to each other.

Liquidation Preference

              In a liquidation, dissolution or winding up of CHS, whether voluntary or involuntary, the holders of the Class B Preferred Stock are entitled to receive out of our available assets $25.00 per share plus all dividends accumulated and unpaid on that share, whether or not declared, to and including the date of distribution. This distribution to the holders of the Class B Preferred Stock will be made before any payment is made or assets distributed to the holders of any patrons' equities or any shares of our capital stock or equity capital that rank junior to the Class B Preferred Stock but after the payment of all liabilities and the liquidation preference of any of shares of our capital stock or equity capital that rank (with the approval of a majority of the outstanding shares of the Class B Preferred Stock) senior to the Class B Preferred Stock. Any distribution to the holders of the Class B Preferred Stock will be made ratably among the holders of the Class B Preferred Stock and any other shares of our capital stock or equity capital that rank as to liquidation rights on a parity with the Class B Preferred Stock in proportion to the respective preferential amounts to which each is entitled. After payment in full of the liquidation preference of the shares of Class B Preferred Stock, the holders of the Class B Preferred Stock will not participate further in the distribution of our assets upon our liquidation, dissolution or winding up.

              Neither a consolidation or merger with or into another entity nor a sale or transfer of all or part of our assets for cash, securities or other property will constitute our liquidation, dissolution or winding up.

Redemption

    Redemption At Our Option

              The Class B Preferred Stock will not be redeemable prior to            , 2023. On and after                , 2023, CHS, at its option, may redeem the Class B Preferred Stock for cash, in whole or in part, at a per share redemption price (the "Redemption Price") equal to the per share liquidation preference of $25.00, plus all dividends accumulated and unpaid on that share to and including the date of redemption (the "Redemption Date"), payable in cash, to the extent CHS has funds legally available therefor; provided, however, that if a Redemption Date falls on or after a Dividend Record Date relating to a Dividend Payment Date, dividends will be payable on such Dividend Payment Date to holders of the Class B Preferred Stock on such Dividend Record Date.

              A notice of redemption will be mailed by CHS (or, if at such time there be a registrar other than CHS for the Class B Preferred Stock, then furnished by us to, and mailed by, such registrar), postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Class B Preferred Stock to be redeemed at the address set forth in the share transfer records of CHS (or such registrar). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Class B Preferred Stock to be redeemed; (iv) the time, place and manner in which the holder shall surrender to CHS the shares of Class B Preferred Stock for payment of the Redemption Price, including the steps that a holder should take with respect to any certificates representing the shares of Class B Preferred Stock which have been lost, stolen or destroyed or for any uncertificated shares; and (v) that dividends on the Class B Preferred Stock to be redeemed will cease to accumulate on such Redemption Date, assuming payment of the Redemption Price is made on such date. If fewer than all shares of Class B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Class B Preferred Stock to be redeemed from such holder.

              If notice of redemption of any Preferred Stock has been given in accordance with the preceding paragraph and provided that on or before the Redemption Date specified in such notice all funds necessary for payment of such Redemption Price shall have been irrevocably set aside by us in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after such Redemption Date dividends will cease to accumulate on such Preferred Stock, and such Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Preferred Stock will terminate, except the right to receive the Redemption Price. Upon surrender, in accordance with such notice, of certificates for any Preferred Stock so redeemed (properly endorsed or assigned for transfer, if we shall so require and the notice shall so state), such Preferred Stock shall be redeemed by us at the Redemption Price. In case fewer than all shares of Class B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Class B Preferred Stock without cost to the holder. Each surrendered certificate will be cancelled.

              We shall not redeem less than all of the outstanding shares of the Class B Preferred Stock unless all dividends accumulated and unpaid upon all then outstanding shares of the Class B Preferred Stock have been paid for all past dividend periods.

              In addition, we may not make any purchases of Class B Preferred Stock on the open market at any time when there are accumulated and unpaid dividends for one or more past dividend periods with respect to the Class B Preferred Stock.

              In case of redemption of less than all shares of Class B Preferred Stock at the time outstanding, we shall designate by lot, or in such other manner as our Board of Directors may determine, the Class B Preferred Stock to be redeemed, or we shall effect such redemption pro rata from the holders of record of such Class B Preferred Stock in proportion to the number of shares of Class B Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares). See also "—Form, Book-Entry System and Transfer" below.

              The Class B Preferred Stock will not have a stated maturity and, except as provided below under "—Redemption At the Holder's Option," holders thereof will not have the right to require us to redeem all or any portion of their Class B Preferred Stock.

    Redemption At the Holder's Option

              If at any time there has been a change in control (as defined below), each holder of shares of the Class B Preferred Stock will have the right, for a period of 90 days from the date of the change in control, to require us to redeem all or any portion of the shares of Class B Preferred Stock owned by that holder. Not later than 130 days after the date of the change in control (or, if that date is not a Business Day, the next succeeding Business Day) we will redeem all shares holders have elected to have redeemed in a written notice delivered to us on or prior to the 90th day after the change in control. The redemption price per share will be equal to the per share liquidation preference of $25.00 per share, plus all dividends accumulated and unpaid on that share, whether or not declared, to and including the date of redemption; provided, however, that if a date of redemption falls on or after a Dividend Record Date relating to a Dividend Payment Date, dividends will be payable on such Dividend Payment Date to holders of the Class B Preferred Stock on such Dividend Record Date.

              A "change in control" will have occurred if, in connection with a merger or consolidation that has been approved by our Board of Directors (prior to submitting the merger or consolidation to our members for approval), whether or not we are the surviving entity, those persons who were members of our Board of Directors on January 1, 2013, together with those persons who became members of our Board of Directors after that date at our annual meeting, have ceased to constitute a majority of our Board of Directors. Under the Minnesota cooperative statute, our members could initiate a merger or consolidation without the approval of our Board of Directors; a member-initiated merger or consolidation would not meet this definition and thus would not trigger a redemption right.

    Effect of Redemption

              From and after the redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

  •
  dividends will cease to accumulate with respect to the shares of Class B Preferred Stock called for redemption;

  •
  the shares will no longer be deemed outstanding;

  •
  the holders of the shares will cease to be shareholders; and

  •
  all rights with respect to the shares of Class B Preferred Stock will terminate except the right of the holders to receive the redemption price, without interest.

    Purchases

              In accordance with applicable law, we may at any time and from time to time in compliance with applicable law purchase shares of Class B Preferred Stock on the open market, pursuant to a tender offer or otherwise, at whatever price or prices and other terms we determine. We may not make any purchases at a time when there are accumulated but unpaid dividends for one or more past dividend periods.

Voting Rights

              Except as described below, the holders of the Class B Preferred Stock have only those voting rights that are required by applicable law. As a result, the holders of the Class B Preferred Stock have very limited voting rights and, among other things, do not have any right to vote for the election of directors.

              Unless the shares of Class B Preferred Stock are redeemed in full pursuant to their terms, the affirmative vote of the holders of a majority of the outstanding shares of the Class B Preferred Stock, voting separately as a class, is required:

  •
  for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of our articles of incorporation or the resolutions establishing the terms of the Class B Preferred Stock if the amendment, alteration or repeal adversely affects the powers, rights or preferences of the holders of Class B Preferred Stock; and

  •
  to establish, by board resolution or otherwise, any class or series of capital stock or equity capital having rights senior to the Class B Preferred Stock as to the payment of dividends or distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary.

              The creation and issuance of any class or series of capital stock, equity capital or patrons' equities ranking on a parity with or junior to the Class B Preferred Stock, including an increase in the authorized number of shares of any such class or series, will not be deemed to adversely affect the rights or preferences of the Class B Preferred Stock.

              Our Board of Directors' ability to authorize, without approval of the holders of the Class B Preferred Stock, the issuance of additional classes or series of capital stock, equity capital or patrons' equities with conversion and other rights may adversely affect you as a holder of Class B Preferred Stock.

No Exchange or Conversion Rights; No Sinking Fund

              Shares of the Class B Preferred Stock are not exchangeable for or convertible into other shares of our capital stock or any other securities or property. The Class B Preferred Stock is not subject to the operation of a purchase, retirement or sinking fund.

Certain Charter Provisions

              For a description of some of the provisions of our articles of incorporation that might have an effect of delaying, deferring or preventing a change in control of us, see "Membership in CHS and Authorized Capital—Certain Antitakeover Measures."

              As noted above under "Membership in CHS and Authorized Capital—Debt and Equity Instruments," under our articles of incorporation all equity we issue (including the Class B Preferred Stock) is subject to a first lien in favor of us for any indebtedness we extend to the holders of such equity, if any. However, we have not to date taken, and do not intend to take, any steps to perfect this lien against shares of the Class B Preferred Stock.

Form, Book-Entry System and Transfer

              The Class B Preferred Stock will be issued in the form of a fully registered global certificate that is deposited with a custodian for, and registered in the name of, DTC or its nominee, Cede & Co. Unless and until exchanged, in whole or in part, for Preferred Stock in fully registered certificated form, a global certificate may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

              Interests in a global certificate may also be held through Clearstream or Euroclear, in each case, as a participant in DTC. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

              Because of time-zone differences, if you are a U.S. investor who holds your interests in a global certificate through these systems and wish on a particular day to transfer your interests, or to receive or make a payment or delivery or exercise any other right with respect to your interests, you may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if you wish to exercise rights that expire on a particular day, you may need to act before the expiration date. In addition, if you hold your interests through both DTC and Euroclear or Clearstream, you may need to make special arrangements to finance any purchases or sales of your interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

DTC, Euroclear and Clearstream

              The information set forth below in connection with DTC, Euroclear and Clearstream is subject, without notice, to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect made by those clearing systems, and neither CHS nor the underwriters take any responsibility for the performance of these procedures or the compliance with those rules and regulations. The information about each of them set forth below has been obtained from sources that CHS believes to be reliable, but neither CHS nor the underwriters take any responsibility for the accuracy or completeness of such information. Neither CHS nor the underwriters take any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in a global certificate held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

              DTC, Euroclear and Clearstream have advised CHS and the underwriters as follows:

              DTC.    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities for DTC participants (as defined below) and facilitates the settlement of securities transactions, such as transfers and pledges, in deposited securities between DTC participants through electronic computerized book-entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("DTC participants"). DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to other such banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). The rules applicable to DTC and its participants are on file with the SEC.

              Neither DTC nor Cede & Co. will consent or vote with respect to a global certificate. Under its usual procedures, DTC mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those DTC participants to whose accounts the global certificate is credited on the applicable record date (identified in a listing attached to the Omnibus Proxy). CHS will make payments with respect to a global certificate in immediately available funds to DTC. DTC's practice is to credit DTC participants' accounts on the applicable payment date in accordance with their respective holdings shown on its records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participants and not of DTC or CHS, subject to any statutory or regulatory requirements as may be in effect from time to time. Disbursements of payments to DTC participants will be DTC's responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

              If applicable, redemption notices shall be sent to Cede & Co. If less than all shares of Class B Preferred Stock are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in a global certificate.

              A holder of shares of the Class B Preferred Stock shall give notice to elect to have its shares repurchased, through its participant, to the transfer agent and shall effect delivery of such shares by causing its DTC participant to transfer the participant's interest in such shares, on DTC's records, to the transfer agent. The requirement for physical delivery of the shares in connection with a repurchase will be deemed satisfied when the ownership rights in such shares are transferred by the applicable DTC participant on DTC's records and followed by a book-entry credit of such shares to the transfer agent's DTC account.

              Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificates will be limited to such extent.

              Euroclear.    Euroclear was created in 1968 to hold securities for Euroclear participants (as defined below) and to clear and settle transactions between Euroclear participants through simultaneous electronic book entry delivery changes in accounts of such participants or other securities intermediaries. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional intermediaries and may include the underwriters or their respective affiliates ("Euroclear participants"). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

              Euroclear is a Belgian bank regulated and examined by the Belgian Banking Commission. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear terms and conditions"). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the Euroclear terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

              Distribution with respect to a global certificate held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by Euroclear.

              Clearstream.    Clearstream was incorporated as a limited liability company under the laws of Luxembourg. Clearstream is an indirect wholly-owned subsidiary of Deutsche Börse AG. Clearstream holds securities for Clearstream participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in several countries through established depositary and custodial relationships. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their respective affiliates ("Clearstream participants"). Indirect access to Clearstream is also available to other institutions that maintain a custodial relationship with a Clearstream participant. Clearstream is an indirect participant in DTC.

              Distributions with respect to a global certificate held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Exchange of Global Certificate for Preferred Stock in Certificated Form

              The Class B Preferred Stock represented by a global certificate will be exchangeable for Preferred Stock in fully registered certificated form if (i) DTC notifies us that it is unwilling or unable to continue as depository for a global certificate or CHS determines that DTC is unable to continue as depository, and CHS thereupon fails to appoint a successor to DTC, within 90 days or (ii) CHS in its discretion at any time determines not to have Preferred Stock represented by a global certificate. Preferred Stock that is exchanged for certificated Preferred Stock will be registered in such names and share amounts as DTC shall direct.

Trading

              Except for trades involving Euroclear and Clearstream participants, beneficial interests in a global certificate will trade in DTC's Same-Day Funds Settlement System until their redemption, if applicable, and secondary market trading activity in a global certificate will therefore settle in immediately available funds, subject in all cases to the rules and operating procedures of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC's rules and operating procedures and will be settled in same-day funds, while transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

              The following discussion summarizes the material U.S. federal income tax consequences applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership and disposition of the Class B Preferred Stock. This summary is based upon current provisions of the Code. Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, and tax-exempt organizations, investors that will hold the Class B Preferred Stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Class B Preferred Stock.

              For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of the Class B Preferred Stock and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a "non-U.S. holder" if you are a beneficial owner of the Class B Preferred Stock that is not a U.S. holder.

              If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Class B Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Stock, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Class B Preferred Stock.

U.S. Holders

Distributions on the Class B Preferred Stock

              In general, if distributions are made with respect to the Class B Preferred Stock, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes taking into account the special rules applicable to cooperatives. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Class B Preferred Stock. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under "Sale or Redemption of the Class B Preferred Stock."

              Dividends paid to individual holders of the Class B Preferred Stock will generally constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. You should consult your own tax advisors regarding the tax rates and holding period requirements applicable to you in light of your particular circumstances.

              Dividends received by corporate holders of the Class B Preferred Stock may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to "debt financed portfolio stock" under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder generally must reduce the tax basis of all of the holder's shares (but not below zero) by the "non-taxed portion" of any "extraordinary dividend" and, if the non-taxed portion exceeds the holder's tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. If you are a corporate holder, we strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Class B Preferred Stock

              On the sale or exchange of the Class B Preferred Stock to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Class B Preferred Stock. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

              On the redemption of Class B Preferred Stock by us, your surrender of the Class B Preferred Stock for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Class B Preferred Stock or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

              The redemption will be treated as gain or loss from the sale or exchange of Class B Preferred Stock (as discussed above) if:

  •
  the redemption is "substantially disproportionate" with respect to you within the meaning of Section 302(b)(2) of the Code;

  •
  your interest in the Class B Preferred Stock and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

  •
  the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are "not essentially equivalent to a dividend" if the redemption results in a "meaningful reduction" of your interest in the issuer.

              In determining whether any of these tests has been met, you must take into account not only the Class B Preferred Stock and other equity interests in us (including patrons' equities and other equity interests) that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

              If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Class B Preferred Stock will be treated as a distribution that is subject to the tax treatment described above under "Distributions on the Class B Preferred Stock." The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Class B Preferred Stock. Your tax basis in the redeemed Preferred Stock should be transferred to your remaining Preferred Stock. If, however, you have no remaining Preferred Stock, your basis could be lost.

              We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or,

alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Additional Medicare Tax on Net Investment Income

              For tax years beginning after December 31, 2012, an additional 3.8% tax will be imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from dividends and net gain from the disposition of property, such as the Class B Preferred Stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

              Information reporting and backup withholding may apply with respect to payments of dividends on the Class B Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Class B Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding at a rate of 28% on payments of dividends on the Class B Preferred Stock and certain payments of proceeds on the sale or other disposition of the Class B Preferred Stock unless the beneficial owner of the Class B Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

              U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Distributions on the Class B Preferred Stock

              Distributions treated as dividends as described above under "U.S. Holders—Distributions on the Class B Preferred Stock" paid to a non-U.S. holder of the Class B Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder's country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Class B Preferred Stock

              A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Class B Preferred Stock except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, or (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained the non-U.S. holder in the United States).

              A payment made to a non-U.S. holder in redemption of the Class B Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under "U.S. Holders—Sale or Redemption of the Class B Preferred Stock," in which event such payment would be subject to tax as discussed above under "Non-U.S. Holders—Distributions on the Class B Preferred Stock." Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Class B Preferred Stock.

Information Reporting and Backup Withholding

              Information returns will be filed with the IRS reporting payments of dividends on the Class B Preferred Stock and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Class B Preferred Stock and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Class B Preferred Stock or on the proceeds from a sale or other disposition of the Class B Preferred Stock. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled "Distributions on the Class B Preferred Stock" will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

FATCA Withholding

              The Foreign Account Tax Compliance Act ("FATCA"), enacted in 2010, imposes withholding taxes on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of the Class B Preferred Stock paid to certain foreign entities (including payments made to a foreign financial institution on behalf of a U.S. stockholder) unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation on withholdable payments to foreign financial institutions and non-financial foreign entities will apply after December 31, 2016 with respect to gross proceeds of a disposition of property that can produce U.S. source interest or dividends and after June 30, 2014 with respect to other withholdable payments (such as dividends paid with respect to the Class B Preferred Stock).

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as the joint book-running managers and representatives of the underwriters listed below. Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the number of shares of Class B Preferred Stock set forth opposite their respective names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
D.A. Davidson & Co.

Total	8,695,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class B Preferred Stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, under certain circumstances the underwriting agreement may be terminated.

              We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the Class B Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to satisfaction of certain conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The underwriters have advised us that they propose initially to offer the shares of Class B Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to CHS Inc.	$	$	$

              The expenses of this offering, not including the underwriting discount, are estimated at $550,000 and are payable by us (including up to $5,000 of reimbursable fees and disbursements of underwriters' counsel in connection with FINRA matters).

Overallotment Option

              We have granted the underwriters an option to purchase up to 1,304,250 additional shares of Class B Preferred Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of Class B Preferred Stock proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We have agreed that, for a period of 30 days after the date of this prospectus and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of the representatives, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any preferred equity securities or capital or any securities or other instruments convertible into or exchangeable or exercisable for preferred equity securities or capital or other instruments substantially similar to preferred equity securities or capital or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any preferred equity securities or capital or any securities or other instruments convertible into or exchangeable or exercisable for preferred equity securities or capital or other instruments substantially similar to preferred equity securities or capital, whether any such swap, agreement or transaction is to be settled by delivery of securities, in cash or otherwise.

Price Stabilization, Short Positions

              Until the distribution of the shares of Class B Preferred Stock is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing shares of our Preferred Stock. However, the representatives may engage in transactions that have the effect of stabilizing the price of the shares of our Preferred Stock, such as purchases and other activities that peg, fix or maintain that price.

              In connection with this offering, the underwriters may bid for or purchase and sell shares of our Preferred Stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our Preferred Stock than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares of Class B Preferred Stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class B Preferred Stock available for purchase in the open market as compared to the price at which they may purchase shares of Class B Preferred Stock through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of Class B Preferred Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the short sales and other activities may have the effect of raising or maintaining the market price of shares of our Preferred Stock or preventing or retarding a decline in the market price of shares of our Preferred

Stock. As a result, the price of shares of our Preferred Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

              Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Preferred Stock. In addition, neither we nor the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

              We expect that delivery of the Class B Preferred Stock will be made to investors on                        , 2013, which will be the fifth business day following the date of this prospectus (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their shares of Class B Preferred Stock prior to the third business day preceding the date of delivery of the Class B Preferred Stock referenced above will be required, by virtue of the fact that the Class B Preferred Stock initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their shares of Class B Preferred Stock prior to the third business day preceding the date of delivery of the Class B Preferred Stock referenced above should consult their advisors.

Electronic Distribution

              In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received, or may in the future receive, customary fees and commissions for these transactions. Each of Bank of America, National Association and Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC is a lender under our $2.5 billion revolving credit facility, as part of a syndication of domestic and international banks, and is an affiliate of one of the representatives of the underwriters. In addition, we currently expect that an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will be a lead arranger and a lender under the Pre-Export Credit Agreement that we are currently in the process of negotiating for CHS Agronegocio.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. Any such short positions could adversely affect future trading prices of the shares of Class B Preferred Stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              This prospectus is not a prospectus for the purposes of the Prospectus Directive.

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of Class B Preferred Stock to the public may be made in that Relevant Member State other than:

                  A.    to any legal entity which is a Qualified Investor;

                  B.    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

                  C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Class B Preferred Stock shall require CHS or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              In the case of any Class B Preferred Stock being offered to a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class B Preferred Stock acquired by it has not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class B Preferred Stock to the public other than their offer or resale in a Relevant Member State to Qualified Investors or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. CHS, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a Qualified Investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to subscribe for or purchase Class B Preferred Stock subject to compliance at all times by CHS and the underwriters with the provisions of Article 3(2) of the Prospectus Directive as amended (to the extent implemented) by Article 1(3) of the 2010 PD Amending Directive.

              For the purpose of the above provisions, the following expressions have the following respective meanings:

              "2010 PD Amending Directive" means Directive 2010/73/EU;

              "offer of Class B Preferred Stock to the public" in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class B Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Class B Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State;

              "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State; and

              "Qualified Investors" has the meaning given to it in Article 2(1)(e) of the Prospectus Directive (as amended by the 2010 Amending Directive).

Notice to Prospective Investors in the United Kingdom

              In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are Qualified Investors and (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Promotion Order and/or (ii) who fall within any of the categories of persons described in Article 49(2)(a) to (d) of the Financial Promotion Order and/or (iii) any other person to whom it may lawfully be communicated pursuant to FSMA and the Financial Promotion Order (all such persons together being referred to as "relevant persons") and each person who purchases Class B Preferred Stock represents and agrees that it has complied and will comply with all applicable provisions of FSMA and its related legislation (including the Financial Promotion Order) with respect to anything done by it in relation to the Class B Preferred Stock in, from or otherwise involving the United Kingdom.

              This document has not been approved by an authorized person within the meaning of FSMA and it must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, "relevant persons." All applicable provisions of FSMA must be complied with in respect to anything done by any person in relation to the Class B Preferred Stock in, from or otherwise involving the United Kingdom.

              For the purpose of the above provisions, the following expressions have the following respective meanings:

              "Financial Promotion Order" means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended; and

              "FSMA" means the Financial Services and Markets Act 2000, as amended.

Notice to Prospective Investors in Switzerland

              This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Class B Preferred Stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Class B Preferred Stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Class B Preferred Stock with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Class B Preferred Stock may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class B Preferred Stock should conduct their own due diligence on us and the terms of the Class B Preferred Stock. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

 LEGAL MATTERS

              The validity of the securities being offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota. The underwriters will be represented in this offering by Sidley Austin LLP, New York, New York.

EXPERTS

              The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended August 31, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and the Class B Preferred Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

              We are subject to the informational requirements of the Exchange Act, as amended, and file reports and other information with the Securities and Exchange Commission. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Additionally, you can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

 INCORPORATION OF DOCUMENTS BY REFERENCE

              The SEC allows us to "incorporate by reference" into this prospectus information we have filed with it. The information incorporated by reference is an important part of this prospectus and is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended August 31, 2012,

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2012,

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2013,

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2013, and

  •
  our Current Reports on Form 8-K filed November 30, 2012, December 7, 2012, January 18, 2013, January 29, 2013, March 5, 2013, March 5, 2013, April 4, 2013, April 8, 2013, June 3, 2013, July 2, 2013, July 10, 2013, July 19, 2013, August 30, 2013 and September 3, 2013.

              To the extent that such filed information is modified or superseded by information in subsequently filed information referred to above or in this prospectus, then such modified or superseded information shall not be considered part of this prospectus.

              We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

CHS Inc.
Attention: Theresa Egan
Vice President, Accounting and Corporate Controller
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(651) 355-6000

              We maintain a web site at www.chsinc.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge through our web site as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained in our website does not constitute a part of, and is not incorporated by reference into, this prospectus.

              You should rely only on the information provided in or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information.

8,695,000 Shares

CHS INC.

Class B Cumulative Redeemable Preferred Stock, Series 1
(Liquidation Preference Equivalent to $25.00 Per Share)

PROSPECTUS

BofA Merrill Lynch

Wells Fargo Securities

D.A. Davidson & Co.

                        , 2013

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

SEC Registration Fee	$34,100
FINRA Fee	$38,000
NASDAQ Listing Fees	$125,000
Blue Sky Fees and Expenses	$10,000
Legal Fees and Expenses	$250,000
Printing Fees	$50,000
Transfer Agent Fees	$7,000
Miscellaneous	$28,400
Total	$550,000

              All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by CHS.

Item 14.    Indemnification of Directors and Officers

              Section 308A.325 of the Minnesota cooperative law provides that a cooperative may eliminate or limit the personal liability of a director of a cooperative for breach of fiduciary duty as a director in the cooperative's articles of incorporation, provided, however, that the articles may not limit the liability of a director for:

  •
  breach of the director's duty of loyalty to the cooperative or its members;

  •
  acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law;

  •
  a transaction from which the director derived an improper personal benefit; or

  •
  an act or omission occurring before the date when the provision in the articles eliminating or limiting liability becomes effective.

              Article IX of our articles of incorporation, as amended to date, eliminates or limits the personal liability of our directors to the greatest extent permissible under Minnesota law.

              Article VI of our bylaws provides that we shall indemnify each person who is or was a director, officer, manager, employee, or agent of this cooperative, and any person serving at the request of this cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred to the fullest extent to which such directors, officers, managers, employees or agents of a cooperative may be indemnified under Minnesota law, as amended from time to time.

              We maintain directors' and officers' liability insurance which covers certain liabilities and expenses of our directors and officers and cover us for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 15.    Recent Sales of Unregistered Securities

              In the three years preceding the filing of this registration statement, we have issued and sold the following unregistered securities:

  •
  On December 23, 2010, CHS issued to Cofina Funding LLC, a wholly-owned subsidiary of Cofina Financial, LLC, a $100,000,000 Cofina Variable Funding Asset-Backed Note

    Series 2010-A (the "VFN Note"). The initial purchase price for the note was equal to 100% of the initial principal amount of the VFN Note.

  •
  On June 9, 2011, CHS issued to certain accredited investors senior notes (collectively, the "2011 Notes") in the aggregate principal amount of $500,000,000, for a purchase price equal to 100% of the principal amount thereof. The 2011 Notes were issued in four series, in the following designations and aggregate principal amounts: (i) $130,000,000 aggregate principal amount of 4.08% Series L Senior Notes due June 9, 2019, (ii) $160,000,000 aggregate principal amount of 4.52% Series M Senior Notes due June 9, 2021, (iii) $130,000,000 aggregate principal amount of 4.67% Series N Senior Notes due June 9, 2023, and (iv) $80,000,000 aggregate principal amount of 4.82% Series O Senior Notes due June 9, 2026. On March 15, 2013, CHS issued to certain accredited investors, with AIG Asset Management (U.S.), LLC, acting as investment adviser, 4.71% Series P Senior Notes due March 15, 2033, as an additional series to the 2011 Notes in the aggregate principal amount of $100,000,000, for a purchase price equal to 100% of the principal amount thereof. On July 10, 2013, CHS issued to New York Life Insurance Company and certain of its affiliates 3.85% Series Q Senior Notes due July 20, 2025, as an additional series to the 2011 Notes in the aggregate principal amount of $80,000,000, for a purchase price equal to 100% of the principal amount thereof. On July 12, 2013, CHS issued to Prudential Investment Management, Inc. and certain of its affiliates 3.80% Series R Notes due July 12, 2025, as an additional series to the 2011 Notes in the aggregate principal amount of $100,000,000, for a purchase price equal to 100% of the principal amount thereof.

              Each sale of securities described above was deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules

              (a)

1.1	Form of Underwriting Agreement.(*)
2.1	Agreement and Plan of Merger among CHS Inc., Science Merger Sub Ltd. and Solbar Industries Ltd. (Incorporated by reference to our Current Report on Form 8-K, filed November 23, 2011).
3.1	Articles of Incorporation of CHS Inc., as amended. (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2006, filed January 11, 2007).
3.1A	Amended Article III, Section 3(b) of Bylaws of CHS Inc. (Incorporated by reference to our Current Report on Form 8-K, filed May 5, 2010).
3.1B	Amendment to the Bylaws of CHS Inc. (Incorporated by reference to our Current Report on Form 8-K, filed December 7, 2010).
3.2	Bylaws of CHS Inc. (Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-156255), filed December 17, 2008).
4.1
Resolution Creating a Series of Preferred Equity to be Designated 8% Cumulative Redeemable Preferred Stock. (Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-2 (File No. 333-101916), dated January 13, 2003).
4.2
Form of Certificate Representing 8% Cumulative Redeemable Preferred Stock. (Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-2 (File No. 333-101916), dated January 23, 2003).

4.3	Unanimous Written Consent Resolution of the Board of Directors Amending the Amended and Restated Resolution Creating a Series of Preferred Equity to be Designated 8% Cumulative Redeemable Preferred Stock. (Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-2 (File No. 333-101916), dated January 23, 2003).
4.4
Unanimous Written Consent Resolution of the Board of Directors Amending the Amended and Restated Resolution Creating a Series of Preferred Equity to be Designated 8% Cumulative Redeemable Preferred Stock to change the record date for dividends. (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2003, filed July 2, 2003).
4.5	Resolution Amending the Terms of the 8% Cumulative Redeemable Preferred Stock to Provide for Call Protection. (Incorporated by reference to our Current Report on Form 8-K, filed on July 19, 2013).
4.6	Resolution Creating Class B Preferred Stock.(**)
4.7	Form of Unanimous Written Consent Resolution of the Board of Directors Relating to the Terms of the Class B Preferred Stock.(**)
4.8	Form of Certificate Representing Class B Preferred Stock.(**)
5.1	Opinion of Dorsey & Whitney LLP.(**)
10.1	Employment Agreement between CHS Inc. and Carl M. Casale, dated November 22, 2010 (Incorporated by reference to our Current Report on Form 8-K, filed November 22, 2010).
10.2	Change of Control Agreement between CHS Inc. and Carl M. Casale, dated November 22, 2010 (Incorporated by reference to our Current Report on Form 8-K, filed November 22, 2010).
10.4	Cenex Harvest States Cooperatives Supplemental Savings Plan. (Incorporated by reference to our Form 10-K for the year ended August 31, 2000, filed November 22, 2000).
10.4A	Amendment No. 3 to the CHS Inc. Supplemental Savings Plan. (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2006, filed July 12, 2006).
10.5	CHS Inc. Supplemental Executive Retirement Plan (2013 Restatement).(*)
10.6	Cenex Harvest States Cooperatives Senior Management Compensation Plan. (Incorporated by reference to our Form 10-K for the year ended August 31, 2000, filed November 22, 2000).
10.7	Cenex Harvest States Cooperatives Executive Long-Term Variable Compensation Plan. (Incorporated by reference to our Form 10-K for the year ended August 31, 2000, filed November 22, 2000).
10.8	Cenex Harvest States Cooperatives Share Option Plan. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).
10.8A	Amendment to Cenex Harvest States Share Option Plan, dated June 28, 2001. (Incorporated by reference to our Registration Statement on Form S-2 (File No. 333-65364), filed July 18, 2001).
10.8B	Amendment No. 2 to Cenex Harvest States Share Option Plan, dated May 2, 2001. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).

10.8C	Amendment No. 3 to Cenex Harvest States Share Option Plan, dated June 4, 2002. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).
10.8D	Amendment No. 4 to Cenex Harvest States Share Option Plan, dated April 6, 2004. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).
10.9	CHS Inc. Share Option Plan Option Agreement. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).
10.10	CHS Inc. Share Option Plan Trust Agreement. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).
10.10A	Amendment No. 1 to the Trust Agreement. (Incorporated by reference to our Form 10-K for the year ended August 31, 2004, filed November 18, 2004).
10.11	CHS Inc. Nonemployee Director Retirement Plan. (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2010, filed July 8, 2010).
10.11A	Amendment No. 1 to the Nonemployee Director Retirement Plan (Incorporated by reference to our Form 10-K for the year ended August 31, 2011, filed November 14, 2011).
10.11B	Amendment No. 2 to the Nonemployee Director Retirement Plan. (Incorporated by reference to our Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
10.12	Trust Under the CHS Inc. Nonemployee Director Retirement Plan. (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2010, filed July 8, 2010).
10.13	CHS Inc. Special Supplemental Executive Retirement Plan. (Incorporated by reference to our Form 10-K for the year ended August 31, 2003, filed November 21, 2003).
10.13A	Amendment No. 1 to the CHS Inc. Special Supplemental Executive Retirement Plan. (Incorporated by reference to our Form 10-Q for the quarterly period ended February 29, 2008, filed April 9, 2008).
10.14	Consulting Agreement between CHS Inc. and Patrick Kluempke. (Incorporated by reference to our Form 10-Q for the quarterly period ended February 28, 2013, filed April 3, 2013).
10.15
$225,000,000 Note Agreement (Private Placement Agreement) dated as of June 19, 1998 among Cenex Harvest States Cooperatives and each of the Purchasers of the Notes. (Incorporated by Reference to our Form 10-Q Transition Report for the period June 1, 1998 to August 31, 1998, filed October 14, 1998).
10.15A
First Amendment to Note Agreement ($225,000,000 Private Placement), effective September 10, 2003, among CHS Inc. and each of the Purchasers of the notes. (Incorporated by reference to our Form 10-K for the year ended August 31, 2003, filed November 21, 2003).
10.16	Note Purchase Agreement and Series D & E Senior Notes dated October 18, 2002. (Incorporated by reference to our Form 10-K for the year ended August 31, 2002, filed November 25, 2002).
10.17
Amended and Restated Credit Agreement dated as of January 31, 2011, by and among National Cooperative Refinery Association, various lenders and CoBank, ACB. (Incorporated by reference to our Form 10-Q for the quarterly period ended February 28, 2011, filed April 8, 2011).

10.17A	Amendment No. 1 Amended and Restated Credit Agreement dated as of December 16, 2011, by and among National Cooperative Refinery Association, various lenders and CoBank, ACB. (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2011, filed January 11, 2012).
10.18
Note Purchase and Private Shelf Agreement between CHS Inc. and Prudential Capital Group dated as of April 13, 2004. (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2004, filed July 12, 2004).
10.18A
Amendment No. 1 to Note Purchase and Private Shelf Agreement dated April 9, 2007, among CHS Inc., Prudential Investment Management, Inc. and the Prudential Affiliate parties (Incorporated by reference to our Form 10-Q for the quarterly period ended February 28, 2007 filed April 9, 2007).
10.18B
Amendment No. 2 to Note Purchase and Private Shelf Agreement and Senior Series J Notes totaling $50 million issued February 8, 2008 (Incorporated by reference to our Current Report on Form 8-K filed February 11, 2008).
10.18C	Amendment No. 3 to Note Purchase and Private Shelf Agreement, effective as of November 1, 2010 (Incorporated by reference to our Form 10-Q filed January 11, 2011).
10.19	Note Purchase Agreement for Series H Senior Notes ($125,000,000 Private Placement) dated September 21, 2004. (Incorporated by reference to our Current Report on Form 8-K filed September 22, 2004).
10.20	CHS Inc. Deferred Compensation Plan Master Plan Document (2011 Restatement). (Incorporated by reference to our Registration Statement on Form S-8 (File No. 333-177326), filed October 14, 2011).
10.20A	Amendment No. 1 to Deferred Compensation Plan (2011 Restatement). (Incorporated by reference to our Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
10.20B	Amendment No. 2 Deferred Compensation Plan (2011 Restatement). (Incorporated by reference to our Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
10.21
New Plan Participants 2008 Plan Agreement and Election Form for the CHS Inc. Deferred Compensation Plan (Incorporated by reference to our Form 10-K for the year ended August 31, 2009, filed November 10, 2009).
10.22	Beneficiary Designation Form for the CHS Inc. Deferred Compensation Plan (Incorporated by reference to our Form 10-K for the year ended August 31, 2009, filed November 10, 2009).
10.23	Share Option Plan Participants 2005 Plan Agreement and Election Form. (Incorporated by reference to our Registration Statement on Form S-8 (File No. 333-129464), filed November 4, 2005).
10.24
New Plan Participants 2011 Plan Agreement and Election Form for the CHS Inc. Deferred Compensation Plan (Incorporated by reference to our Registration Statement on Form S-8 (File No. 333-177326), filed October 14, 2011).
10.25
New Plan Participants (Board of Directors) 2009 Plan Agreement and Election Form for the CHS Inc. Deferred Compensation Plan (Incorporated by reference to our Form 10-K for the year ended August 31, 2009, filed November 10, 2009).
10.27
Loan Agreement (Term Loan) between CHS Inc. and European Bank for Reconstruction and Development, dated January 5, 2011 (Incorporated by reference to our Current Report on Form 8-K, filed January 18, 2011).

10.28	Revolving Loan Agreement between CHS Inc. and European Bank for Reconstruction and Development, dated November 30, 2010 (Incorporated by reference to our Current Report on Form 8-K, filed January 18, 2011).
10.29
City of McPherson, Kansas Taxable Industrial Revenue Bond Series 2006 registered to National Cooperative Refinery Association in the amount of $325 million (Incorporated by reference to our Current Report on Form 8-K filed December 18, 2006).
10.30
Bond Purchase Agreement between National Cooperative Refinery Association, as purchaser, and City of McPherson, Kansas, as issuer, dated as of December 18, 2006 (Incorporated by reference to our Current Report on Form 8-K filed December 18, 2006).
10.31
Trust Indenture between City of McPherson, Kansas, as issuer, and Security Bank of Kansas City, Kansas City, Kansas, as trustee, dated as of December 18, 2006 (Incorporated by reference to our Current Report on Form 8-K filed December 18, 2006).
10.32
Lease agreement between City of McPherson, Kansas, as issuer, and National Cooperative Refinery Association, as tenant, dated as of December 18, 2006 (Incorporated by reference to our Current Report on Form 8-K filed December 18, 2006).
10.33
Commercial Paper Placement Agreement by and between CHS Inc. and M&I Marshall & Ilsley Bank dated October 30, 2006 (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2006, filed January 11, 2007).
10.34
Commercial Paper Dealer Agreement by and between CHS Inc. and SunTrust Capital Markets, Inc. dated October 6, 2006 (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2006, filed January 11, 2007).
10.35	Note Purchase Agreement ($400,000,000 Private Placement) and Series I Senior Notes dated as of October 4, 2007 (Incorporated by reference to our Current Report on Form 8-K filed October 4, 2007).
10.36
Agreement Regarding Distribution of Assets, by and among CHS Inc., United Country Brands, LLC, Land O'Lakes, Inc. and Winfield Solutions, LLC, made as of September 4, 2007. (Incorporated by reference to our Form 10-K for the year ended August 31, 2008, filed November 20, 2007).
10.37
$150 Million Term Loan Credit Agreement by and between CHS Inc., CoBank, ACB and the Syndication Parties dated as of December 12, 2007 (Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-148091), filed December 14, 2007).
10.37A
First Amendment to $150 Million Term Loan Credit Agreement by and between CHS Inc., CoBank, ACB and the Syndication Parties dated as of May 1, 2008 (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2008, filed July 10, 2008).
10.37B
Second Amendment to $150 Million Term Loan Credit Agreement by and between CHS Inc., CoBank, ACB and the Syndication Parties dated as of June 2, 2010 (Incorporated by reference to our Current Report on Form 8-K, filed June 3, 2010).
10.38
Series 2008-A Supplement dated as of November 21, 2008 (to Base Indenture dated as of August 10, 2005) between Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2008, filed January 13, 2009).

10.39	Amended and Restated Base Indenture, dated as of December 23, 2010, between Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee (Incorporated by reference to our Current Report on Form 8-K, filed December 28, 2010).
10.39A
Amendment No. 1 to Amended and Restated Base Indenture, dated as of December 23, 2010, between Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee. (Incorporated by reference to our Form 10-Q for the quarterly period ended February 29, 2012, filed April 11, 2012).
10.40
Series 2010-A Supplement, dated as of December 23, 2010, by and among Cofina Funding, LLC, as Issuer, and U.S. National Bank Association, as Trustee, to the Base Indenture, dated as of December 23, 2010, between the Issuer and the Trustee (Incorporated by reference to our Current Report on Form 8-K, filed December 28, 2010).
10.41
Lockbox Agreement dated August 10, 2005 between Cofina Financial, LLC and M&I Marshall & Ilsley Bank (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2008, filed January 13, 2009).
10.42
Purchase and Sale Agreement dated as of August 10, 2005 between Cofina Funding, LLC, as Purchaser and Cofina Financial, LLC, as Seller (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2008, filed January 13, 2009).
10.43
Custodian Agreement dated August 10, 2005 between Cofina Funding, LLC, as Issuer; U.S. Bank National Association, as Trustee; and U.S. Bank National Association, as Custodian (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2008, filed January 13, 2009).
10.44
Servicing Agreement dated as of August 10, 2005 among Cofina Funding, LLC, as Issuer; Cofina Financial, LLC, as Servicer; and U.S. Bank National Association, as Trustee (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2008, filed January 13, 2009).
10.45	Series 2008-A Cofina Variable Funding Asset-Backed Note No. 4 (Incorporated by reference to our Current Report on Form 8-K, filed November 17, 2010).
10.46
Amended and Restated Loan Origination and Participation Agreement dated as of September 1, 2011, by and among AgStar Financial Services, PCA, d/b/a ProPartners Financial, CHS Capital, LLC. (Incorporated by reference to our Form 10-K for the year ended August 31, 2011, filed November 14, 2011).
10.46A
Amendment No. 1 to Amended and Restated Loan Origination and Participation Agreement dated as of September 1, 2011, by and among AgStar Financial Services, PCA, d/b/a ProPartners Financial, CHS Capital, LLC. (Incorporated by reference to our Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
10.47
Note Purchase Agreement (Series 2010-A), dated as of December 23, 2010, among Cofina Funding, LLC, as Issuer, Nieuw Amsterdam Receivables Corporation, as the Conduit Purchaser, Cooperatieve Centrale Raiffeisen- Boerenleenbank, B.A. "Rabobank Nederland", New York Branch, as Funding Agent, and the Financial Institutions from time to time parties hereto, as Committed Purchasers (Incorporated by reference to our Current Report on Form 8-K, filed December 28, 2010).

10.47A	Amendment No. 1 to Note Purchase Agreement (Series 2010-A) dated as of April 13, 2011 by and among Cofina Funding, LLC and the Issuer, Nieuw Amsterdam Receivables Corporation, as the Conduit Purchaser, and Cooperatieve Centrale Raiffeisen-BoerenleenBank B.A., "Rabobank Nederland", New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2011, filed July 8, 2011).
10.47B
Amendment No. 2 to Note Purchase Agreement (Series 2010-A) dated as of June 17, 2011 by and among Cofina Funding, LLC and the Issuer, Nieuw Amsterdam Receivables Corporation, as the Conduit Purchaser, and Cooperatieve Centrale Raiffeisen-BoerenleenBank B.A., "Rabobank Nederland", New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2011, filed July 8, 2011).
10.47C
Amendment No. 3 to Note Purchase Agreement (Series 2010-A) dated as of April 11, 2012, by and among Cofina Funding, LLC and the Issuer, Nieuw Amsterdam Receivables Corporation, as the Conduit Purchaser, and Cooperatieve Centrale Raiffeisen-BoerenleenBank B.A., "Rabobank Nederland", New York Branch, as the Funding Agent and as a Committed Purchaser. (Incorporated by reference to our Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
10.48
Note Purchase Agreement (Series 2008-A) dated as of November 21, 2008 among Cofina Funding, LLC, as Issuer; Victory Receivables Corporation, as the Conduit Purchaser; The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Funding Agent for the Purchasers; and the Financial Institutions from time to time parties thereto (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2008, filed January 13, 2009).
10.48A
Amendment No. 1 to Note Purchase Agreement (Series 2008-A) dated February 25, 2009, by and among Cofina Funding, LLC as the Issuer; Victory Receivables Corporation, as the Conduit Purchaser; and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Current Report on Form 8-K, filed March 2, 2009).
10.48B
Amendment No. 2 to Note Purchase Agreement (Series 2008-A) dated November 20, 2009, by and among Cofina Funding, LLC as the Issuer; Victory Receivables Corporation, as the Conduit Purchaser; and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-163608), filed December 9, 2009).
10.48C
Amendment No. 3 to Note Purchase Agreement (Series 2008-A) dated as of November 12, 2010, by and among Cofina Funding, LLC and the Issuer, Victory Receivables Corporation, as the Conduit Purchaser, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Current Report on Form 8-K, filed November 17, 2010).
10.48D
Amendment No. 4 to Note Purchase Agreement (Series 2008-A) dated as of December 23, 2010, by and among Cofina Funding, LLC and the Issuer, Victory Receivables Corporation, as the Conduit Purchaser, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Current Report on Form 8-K, filed December 28, 2010).

10.48E	Amendment No. 5 to Note Purchase Agreement (Series 2008-A) dated as of April 13, 2011, by and among Cofina Funding, LLC and the Issuer, Victory Receivables Corporation, as the Conduit Purchaser, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Funding Agent and as a Committed Purchaser (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2011, filed July 8, 2011).
10.48F
Amendment No. 6 to Note Purchase Agreement (Series 2008-A) dated as of April 11, 2012, by and among Cofina Funding, LLC and the Issuer, Victory Receivables Corporation, as the Conduit Purchaser, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Funding Agent and as a Committed Purchaser. (Incorporated by reference to our Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
10.49
2011 Credit Agreement (5-year Revolving Loan) dated as of September 27, 2011 between CHS Inc. and CoBank, ACB, as administrative agent for all syndication parties thereunder, as bid agent, as the letter of credit bank, and as a syndication party thereunder, and the other syndication parties party thereto. (Incorporated by reference to our Current Report on Form 8-K, filed September 30, 2011).
10.50
2011 Credit Agreement (3-Year Revolving Loan) dated as of September 27, 2011 between CHS Inc. and CoBank, ACB, as administrative agent for all syndication parties thereunder, as bid agent, and as a syndication party thereunder, and the other syndication parties party thereto. (Incorporated by reference to our Form 8-K, filed September 30, 2011).
10.51
2010 364-Day Credit Agreement (Revolving Loan) by and between CHS Inc. and the Syndication Parties dated as of November 24, 2010 (Incorporated by reference to our Current Report on Form 8-K, filed November 29, 2010).
10.52
2006 Second Amended and Restated Credit Agreement (Revolving Loan) by and between CHS Inc. and the Syndication Parties dated as of June 2, 1010. (Incorporated by reference to our Current Report on Form 8-K, filed June 3, 2010).
10.53
Stock Transfer Agreement, dated as of November 17, 2011, between CHS Inc. and GROWMARK, Inc. (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2011, filed January 11, 2012).
10.54
Stock Transfer Agreement, dated as of November 17, 2011, between CHS Inc. and MFA Oil company. (Incorporated by reference to our Form 10-Q for the quarterly period ended November 30, 2011, filed January 11, 2012).
10.55
Amended and Restated Limited Liability Company Agreement, dated February 1, 2012, between CHS Inc. and Cargill, Incorporated. (Incorporated by reference to our Current Report on Form 8-K, filed February 1, 2012).
10.56	Note Purchase Agreement between CHS Inc. and certain accredited investors ($500,000,000) dated June 9, 2011. (Incorporated by reference to our Current Report on Form 8-K, filed June 13, 2011).
10.57
Joint venture agreement among CHS Inc., Cargill, Incorporated, and ConAgra Foods, Inc., dated March 4, 2013. (Incorporated by reference to our Form 10-Q for the quarterly period ended May 31, 2013, filed July 10, 2013).
10.58	Consulting Agreement between CHS Inc. and Patrick Kluempke, dated January 17, 2013. (Incorporated by reference to our Current Report on Form 8-K, filed April 3, 2013).

10.59	2013 Credit Agreement (5-year Revolving Loan) dated as of June 26, 2013 between CHS Inc. and CoBank, ACB, as administrative agent for all syndication parties thereunder, as bid agent, as the letter of credit bank, and as a syndication party thereunder, and the other syndication parties party thereto. (Incorporated by reference to our Current Report on Form 8-K, filed July 2, 2013).
10.60	Resolutions Amending the Long-Term Incentive Plan (Incorporated by reference to our Current Report on Form 8-K, filed September 3, 2013)
12.1	Statement of Computation of Ratios.(*)
21.1	Subsidiaries of the Registrant (Incorporated by reference to our Annual Report on Form 10-K for the year ended August 31, 2012, filed November 7, 2012).
23.1	Consent of Independent Registered Public Accounting Firm.(**)
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)(**)
24.1	Power of Attorney.(*)
24.2	Power of Attorney for Timothy Skidmore.(*)

(*)
Previously filed.

(**)
Filed herewith.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes:

                  (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                              (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                  (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

                           (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                          (ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on September 13, 2013.

CHS Inc.
By:	/s/ LISA ZELL Lisa Zell Executive Vice President and General Counsel

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 13, 2013.

Name	Title

* Carl M. Casale	President and Chief Executive Officer (Principal Executive Officer)
* Timothy Skidmore	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Theresa Egan	Vice President, Accounting and Corporate Controller (Principal Accounting Officer)
* David Bielenberg	Director and Chairman of the Board of Directors
* Donald Anthony	Director
* Robert Bass	Director
* Clinton J. Blew	Director
* Dennis Carlson	Director

Name	Title

* Curt Eischens	Director
* Jon Erickson	Director
* Steve Fritel	Director
* Jerry Hasnedl	Director
* David Johnsrud	Director
* David Kayser	Director
* Randy Knecht	Director
* Greg Kruger	Director
* Edward Malesich	Director
* Steve Riegel	Director
* Daniel Schurr	Director

Name		Title

By:	/s/ LISA ZELL Lisa Zell Attorney in Fact

*
Executed pursuant to a power of attorney filed as an exhibit to this Registration Statement